Exhibit 10.1

$50,000,000 Revolving Loan Facility

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

among

BLUEGREEN VACATIONS CORPORATION,

as Borrower,

PACIFIC WESTERN BANK
as Agent and a Lender,

And the other Lenders party hereto from time to time

Dated as of
July 19, 2021

EXHIBITS
Exhibit A	Form of Borrowing Certificate
Exhibit B	Form of Power of Attorney
Exhibit C	Form of Collateral Assignment
Exhibit D	Underwriting Guidelines
Exhibit E	Form of Note
Exhibit F	[Reserved]
Exhibit G	Form of Request for Release of Documents
Exhibit H-I	Form of Request for Advance
Exhibit H-II	Form of Request for Advance from Excess Availability
Exhibit I	Form of Notice to Obligors
Exhibit J	Form of Certificate Regarding Compliance with Financial Covenants
Exhibit K	Form of Monthly Report
Exhibit L	Form of Lost Note Affidavit
Exhibit M	Form of Solvency Certificate
Exhibit N	Form of Collection Policy
SCHEDULES
Schedule A	Wiring Instructions
Schedule 1.1	Occupancy Issues Regarding Resorts as of Closing Date
Schedule 1.2	Resorts
Schedule 4.1(aa)	Material Adverse Change
Schedule 5.5	Litigation
Schedule 5.6	Tax Returns; Governmental Reports
Schedule 5.8	Compliance with Law
Schedule 5.9	ERISA Plans
Schedule 5.13	Existing Indebtedness
Schedule 5.15	Names, Location of Offices, Records and Collateral
Schedule 5.17	Reserved
Schedule 5.24	Zoning/Code Disclosures Regarding Resorts
Schedule 5.28	Reserved
Schedule 5.30	Resort Documents
Schedule 5.31	Assessment Shortfalls and Pending Increases
Schedule 6.8	Insurance
Schedule 7.4	Affiliate Transactions

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Agreement”) dated as of July 19, 2021, is entered into by and among BLUEGREEN VACATIONS CORPORATION, a Florida corporation  (“Borrower”), each of the financial institutions from time to time party hereto (individually each a “Lender” and collectively the “Lenders”),  PACIFIC WESTERN BANK, a  California state-chartered bank, as successor-by-merger to CapitalSource Bank (“PWB”), as administrative, payment and collateral agent for itself, as a Lender and for the other Lenders (in such capacities, “Agent”).

WHEREAS,  Agent, Lenders and Borrower originally entered into that certain Loan and Security Agreement, dated as of September 20, 2011 (as amended and/or otherwise modified, the “Original Loan Agreement”), pursuant to which the Lenders made available to Borrower a revolving loan facility in the maximum principal amount of Thirty Five Million Dollars ($35,000,000);

WHEREAS,  Agent, Lenders and Borrower subsequently entered into that certain Amended and Restated Loan Agreement dated as of July 10, 2013  (as amended or otherwise modified from time to time prior to the date hereof, the “Existing Loan Agreement”), pursuant to which the Lenders made available to Borrower a revolving loan facility in the maximum principal amount of Forty Million Dollars ($40,000,000);

WHEREAS, Agent, Lenders and Borrower desire to amend and restate the Existing Loan Agreement to, among other things, increase the maximum principal amount of such revolving loan facility to Fifty Million Dollars ($50,000,000), the proceeds of which shall be used by Borrower to finance the sales of Vacation Ownership Interests, to pay closing expenses, for general corporate purposes and for payment to the Agent and Lenders; and

WHEREAS,  Lenders are willing to continue to make the Loan available to Borrower upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower, Agent and Lenders hereby agree as follows:

I.DEFINITIONS

1.1General Terms

For purposes of the Loan Documents and all Annexes thereto, in addition to the definitions above and elsewhere in this Agreement or the other Loan Documents, the terms listed in this Article I shall have the meanings given such terms in this Article I.  All capitalized terms used which are not specifically defined shall have the meanings provided in Article 9 of the UCC in effect on the date hereof in the applicable jurisdiction to the extent the same are used or defined therein.  Unless otherwise specified herein, this Agreement and any agreement or contract referred to herein shall mean such agreement as modified, amended or supplemented from time to time.  Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in this Article I or elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP.  All copies permitted to be delivered under this Agreement may be delivered either electronically or in paper format.

“Advance” shall mean any borrowing under and advance of the Loan made pursuant to Sections 2.1 or 2.8 of this Agreement.  Any amounts paid by Agent to, for or on behalf of Borrower under any Loan Document shall be an Advance for purposes of this Agreement.

“Affiliate”  shall mean any Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with such Person; (b) which directly or indirectly beneficially owns or holds five percent (5%) or more of the voting stock of such Person; or (c) for which five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person; provided,  however, that under no circumstances shall Borrower be deemed an Affiliate of any 5% or greater shareholder of Borrower or any Affiliate of such shareholder who is not a Direct Affiliate (as defined herein) of Borrower, nor shall any such shareholder or any Affiliate of such shareholder be deemed to be an Affiliate of Borrower.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  For purposes of this definition, any entity included in the Borrower’s GAAP consolidated financial statements shall be an Affiliate of Borrower (a “Direct Affiliate”).

“Agent” shall have the meaning assigned to it in the introductory paragraph hereof.

“Agreement” shall have the meaning assigned to it in the introductory paragraph hereof.

“Amortization Period LTV Requirement” shall have the meaning assigned to it in Section 2.5(c) hereof.

“Amortization Period Over-Advance” shall have the meaning assigned to it in Section 2.5(c) hereof.

 “Applicable Law” shall mean any and all applicable federal, state, local and/or applicable foreign statutes, ordinances, rules, regulations, court orders and decrees, administrative orders and decrees, and other legal requirements of any and every conceivable type applicable to the Loan, the Loan Documents, Borrower or the Collateral or any portion thereof, including, but not limited to, Credit Protection Laws, credit disclosure laws and regulations, the Fair Labor Standards Act, the Americans with Disability Act, and all applicable state and federal usury laws.

“Applicable LIBOR Floor” shall mean as of any date of determination,  the applicable percentage referenced in the table below during the time period opposite each such percentage:

Applicable Time Period	Applicable Percentage
From the Closing Date through and including September 20, 2021	0.00%
From September 21, 2021 and thereafter	0.25%

“Applicable Margin” shall mean:

(a) as of any date of determination beginning on the Closing Date through and including the applicable percentage referenced in the table below during the time period opposite each such percentage with respect to the portion of the outstanding unpaid principal balance of the Loan opposite each such percentage:

Applicable Time Period	Applicable Portion of the Outstanding Unpaid Principal Balance of the Loan	Applicable Percentage
From the Closing Date through and including September 20, 2021	Equal to or less than $15,000,000	3.00%
From the Closing Date through and including September 20, 2021	Greater than $15,000,000	2.75%

(b) as of any date of determination beginning September 21, 2021, the applicable percentage referenced in the table below during the time period opposite each such percentage:

Applicable Time Period	Applicable Percentage
From September 21, 2021 through and including September 20, 2022	2.75%
From September 21, 2022 and thereafter	2.50%

“Applicable Rate” shall mean the interest rates applicable from time to time under this Agreement determined in accordance with Sections 2.2 and 3.2, as applicable.

“Approved Bank” shall have the meaning assigned to it in the definition of “Cash Equivalents”.

“Aruba Receivables”  shall mean all timeshare loans (as evidenced by a Bluegreen Owner Agreement) originated by Bluegreen Properties N.V., an Aruba corporation, secured by Co-op Shares.

“Assessments” means the maintenance assessments and special assessments, if any, made against each Vacation Ownership Interest and the Owner thereof pursuant to the provisions of the Declaration for the applicable Resort.

“Association” shall mean each non-profit corporation or entity or unincorporated association or cooperative association under applicable state or other law which is responsible for the management and maintenance of a Resort pursuant to the terms of a related Declaration and/or other applicable Governing Documents, as listed from time to time in the Bluegreen Vacation Club Multi-Site Public Offering Statement.

“Availability” shall have the meaning assigned to it in Section 2.1(a) hereof.

“Average Daily Balance” shall have the meaning assigned to it in Section 2.2(b) hereof.

“Average Receivable Balance” shall mean as of any specified date the average Receivable Balance for all Receivables included in the Financed Pool of Eligible Receivables as of such date.

 “Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended from time to time.

“Bluegreen Owner Agreement” shall have the meaning set forth in the Club Trust Agreement.

“Borrower” shall mean Bluegreen Vacations Corporation, a Florida corporation.

“Borrowing Base”  shall mean, as of any date of determination, with respect to each Eligible Receivable, the sum of (a) for Eligible A Receivables, eighty-five percent (85%) of the Receivable Balance for each such Pledged Receivable constituting an Eligible A Receivable and (b) for Eligible B Receivables, sixty-five percent (65%) of the Receivable Balance for each such Pledged Receivable constituting an Eligible B Receivable.

“Borrowing Certificate” shall mean a Borrowing Certificate substantially in the form of Exhibit A hereto.

“Business Day”  shall mean any day that is not a Saturday, Sunday or other day on which (a) commercial banks in California, Florida and New York City are authorized or required by law to remain closed or (b) solely for the purposes of determining the LIBOR Rate, banks are not open for dealings in dollar deposits in the London interbank market.

“Calculated Rate” shall have the meaning assigned to it in Section 2.2(a) hereof; provided,  however, that from and after the date on which Agent, in consultation with Borrower, selects a Replacement Index and/or a Replacement Rate, the “Calculated Rate” shall be deemed to refer to the Replacement Rate.

 “Cash Equivalents” shall mean (a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one (1) year from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000, or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor’s Ratings Services (“S&P”) is at least A‑2 or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P‑2 or the equivalent thereof in each case with maturities of not more than six months from the date of acquisition, or (iii) Pacific Western Bank (any bank meeting the qualifications specified in clauses (b)(i), (ii) or (iii), an “Approved Bank”), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a), above, entered into with any Approved Bank, (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A‑2 or the equivalent thereof by S&P or at least P‑2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six months after the date of acquisition and (e) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (a) through (d) above.

“Change in Law”  shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control”  shall mean the occurrence of any of the following events: (a) a change in ownership or control of Borrower effected through a transaction or series of transactions whereby any Person or group of Persons who are Affiliates directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934) of securities of Borrower possessing more than fifty percent (50%) of the total combined voting power of Borrower’s securities outstanding immediately after such acquisition, whether by means of a sale, merger, consolidation or otherwise, or (b) any direct or indirect acquisition or purchase of over fifty percent (50%) in fair market value of the consolidated assets of Borrower and its Affiliates other than through the sale of Vacation Ownership Interests to consumers in the ordinary course of the business of Borrower and its Affiliates; provided,  however, that a Change of Control shall not be deemed to occur upon (x) a change in ownership or control of Borrower effected through a transaction or series of transactions whereby Woodbridge Holdings Corporation, Bluegreen Vacations Holding Corporation or any Affiliate of the foregoing, directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Act of 1934) of securities of Borrower possessing more than fifty percent (50%) of the total combined voting power of Borrower’s securities outstanding immediately after such acquisition, whether by means of a sale, merger, consolidation or otherwise, or (y) any direct or indirect acquisition or purchase of over fifty percent (50%) in fair market value of the consolidated assets of Borrower and its Affiliates by Woodbridge Holdings Corporation or Bluegreen Vacations Holding Corporation or any Affiliate of the foregoing.

“Closing” shall mean the satisfaction, or written waiver by Agent and Lenders, of all of the conditions precedent set forth in this Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.

“Closing Date” shall mean the date of this Agreement.

“Club Trustee” shall mean Vacation Trust, Inc., a Florida corporation, in its capacity as trustee under the Club Trust Agreement, and its permitted successors and assigns.

“Club Trust Agreement” shall mean that certain Bluegreen Vacation Club Amended and Restated Trust Agreement, dated as of May 18, 1994, by and among Bluegreen Vacations

Unlimited, Inc., Bluegreen Resorts Management, Inc., Bluegreen Vacation Club, Inc. and Club Trustee, as the same may be amended, modified, supplemented or restated from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Collateral” shall have the meaning assigned to it in Section 2.9(a).

“Collateral Assignment” means, collectively, (i) each Collateral Assignment of Receivables and Timeshare Mortgages, which shall be in proper form for recording in relation to Receivables other than Aruba Receivables, between Borrower and Agent, substantially in the form attached hereto as Exhibit C, for the benefit of itself and the other Lenders, and (ii) any similar assignment document, in each case pursuant to which Borrower collaterally assigns and grants a security interest to Agent in all of Borrower’s right, title and interest in, to and under any Receivable identified in the exhibit or schedule thereto, and the related Timeshare Collateral Documents, together with all accounts, chattel paper and general intangibles related thereto and the cash and non-cash proceeds thereof.

“Collection Policy” shall mean the customary collection policy of the Servicer in effect as of the Closing Date attached hereto as Exhibit N, as the same may be amended from time to time.

“Collections” shall mean, all funds, collections, cash inflows and other proceeds of any Collateral arising from whatever source, including without limitation (i) all Scheduled Payments, all other payments arising from or otherwise related to any Pledged Receivable, or recoveries made in the form of money, checks and like items to, or a wire transfer or an automated clearinghouse transfer received in, the Lockbox Account (unless such recoveries to, or wire or automated clearinghouse transfer received in, the Lockbox Account were in error) or otherwise received by Borrower, Servicer, any other agent of Borrower or Agent in respect of such Pledged Receivable; (ii)  all amounts received by and paid to Borrower, Servicer, any other agent of Borrower or Agent in respect of any insurance proceeds or proceeds of a condemnation, in each case in respect of property relating solely to a Pledged Receivable and subject in all events to the terms and conditions of the related Declaration, (iii) any and all cash inflows or other proceeds arising from or otherwise related to the sale of all or any portion of any Collateral, and (iv) any interest earned on fees, judgment awards or settlements, late charges, default interest, interest income on escrow amounts, other sales proceeds, refinancing proceeds, condemnation awards, and other income and proceeds collected from any source arising in connection with any Collateral or received in connection with purchase money financing, if any, extended in connection with sales of such Collateral.  Notwithstanding the foregoing, Collections shall not under any circumstances include any (x) Bluegreen Vacation Club dues or assessments or any other Assessments, including, without limitation, any assessments or timeshare assessments, in respect of any Resort or (y) misdirected payment amounts received in error.

“Commitment Fee” shall have the meaning assigned to it in Section 3.4 hereof.

“Consumer Documents” shall mean the following documents used by Borrower in connection with the credit sale of Vacation Ownership Interests:

(i) Evidence of FICO Score (to the extent required);

(ii)Timeshare Agreement (with Right of Rescission Notice);

(iii)Timeshare Deed;

(iv)Timeshare Mortgage;

(v)Receivable;

(vi)prior to the Final Rule Effective Date, a Disclosure Statement;

(vii)Mortgage Service Disclosure Statement;

(viii)prior to the Final Rule Effective Date, a Settlement Statement (HUD-1);

(ix)prior to the Final Rule Effective Date, a Good Faith Estimate of Settlement Charges;

(x)Privacy Act Notice (if applicable);

(xiv)Certificate of Purchase of Owner Beneficiary Rights;

(xv)on and after the Final Rule Effective Date, a Closing Disclosure; and

(xvi) on and after the Final Rule Effective Date, a Loan Estimate (to the extent required by Applicable Law).

A sample form of each of the Consumer Documents used by Borrower on and after the Closing Date from the jurisdictions representative of each Primary Resort and Secondary Resort have been previously delivered to Agent or Agent’s counsel, as such sample forms may be supplemented and/or replaced from time to time in accordance with any amendments to Schedule 1.2 or as agreed in writing between Agent and Borrower.  Items (a)(iii), (iv), (vii), (viii) and (ix) are not applicable in connection with Aruba Receivables.

 “Co-op Shares” shall mean a share certificate issued by the timeshare cooperative association of La Cabana Resort.

“Credit Protection Laws”  shall mean all applicable federal, state and local laws in respect of the business of extending credit to borrowers, including without limitation, the Truth in Lending Act  (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Gramm-Leach-Bliley Financial Privacy Act, Real Estate Settlement Procedure Act, Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, Fair Housing Act, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.

“Custodial Agreement”  shall mean that certain Second Amended and Restated Custodial Agreement by and among Borrower, Custodian and Agent dated on or about the Closing Date, as the same may be amended, supplemented or restated from time to time.

“Custodian” shall mean U.S. Bank National Association, or such successor Person selected by Agent to serve as Custodian following an Event of Default or a default by U.S. Bank National Association under the Custodial Agreement.

“Custodian Certificate” shall mean the original certificate in the form annexed to the Custodial Agreement, duly completed and signed by Custodian.

“Custodian Deliverables”  shall mean with respect to each Pledged Receivable,

(i)an electronic schedule in a format described in the Custodial Agreement containing a list of the proposed Receivables to be pledged to Agent as Collateral for the Loan, and account information with respect thereto;

(ii)(i) an original Receivable for each such Pledged Receivable, executed by the Obligor and payable to Borrower and duly endorsed by stamp or allonge to Agent or (ii) a Lost Note Affidavit;

(iii)for each Eligible Receivable (other than Aruba Receivables), the original recorded Timeshare Mortgage or copy thereof granting a lien to Borrower in the Vacation Ownership Interest securing the related Receivable, or alternatively, a copy of the fully executed and properly acknowledged Timeshare Mortgage, certified by a title company or Borrower as being a copy of the instrument delivered to the recorder’s office for recordation (which shall be deemed a representation and warranty by Borrower that such Timeshare Mortgage has not been returned from recording and an agreement by Borrower to promptly deliver the original recorded document or a copy thereof to Custodian upon its receipt thereof);

(iv)for each Eligible Receivable (other than Aruba Receivables), a copy of the recorded Timeshare Deed of the Vacation Ownership Interest securing the related Receivable, or alternatively, a copy of the fully executed and properly acknowledged Timeshare Deed, certified by a title company or Borrower as being a copy of the instrument delivered to the recorder’s office for recordation (which shall be deemed a representation and warranty by Borrower that such Timeshare Deed has not been returned from recording and an agreement by Borrower to promptly deliver a copy of such recorded document to Custodian upon its receipt thereof);

(v)for all Receivables, a Collateral Assignment as recorded or in recordable form, as applicable (which may be part of a blanket assignment of more than one Receivable, in which case the original or copy of the blanket Collateral Assignment is held by the Custodian in the related master pool header file and which, if requested by Agent or Lenders, such Collateral Assignments held by the Custodian will be recorded in all appropriate jurisdictions at Borrower’s expense;

(vi)either (i) a final original or electronic copy of lender’s title insurance policy (which may consist of one master policy referencing one or more Timeshare Mortgages) showing no exceptions to coverage (other than Permitted Liens) or (ii) a binding unconditional commitment to issue a title insurance policy showing no exceptions to coverage (other than Permitted Liens) (which may be a master commitment referencing one or more Timeshare Mortgages, the original or copy master commitment to be held by the Custodian in the related master pool header file), in all cases referencing such Pledged Receivable and insuring Borrower and its successors and/or assigns; provided, that such related title insurance policy consistent with such commitment is issued within thirty (30) days after receipt of the recorded documents (other than Aruba Receivables);

(vii)executed originals or copies of the Obligor’s related Consumer Documents (for purposes of clarity, each Receivable must be an original, and not a copy, provided that the timing for delivery of such originals shall be as set forth in the Custodial Agreement);

(viii)such other documents in respect of each Pledged Receivable not otherwise described above as Agent, as specified in writing to Borrower, may require from time to time.

Where documents are not required to be originals, the copies of the same that are a part of any Custodian Deliverable may be in electronic or paper format and delivered either electronically or in paper format, including, without limitation, computer generated documents with electronic signatures.

“Custodian Fee” shall mean, as of any date of determination, the amount due to the Custodian, as specified in the Custodial Agreement.

“Customer Service Cancellation” shall mean the cancellation by Borrower of a Receivable as a result of dissatisfaction by the Obligor thereunder with some aspect of such Obligor’s Vacation Ownership Interest.

“Debt Service” shall mean Interest Expense attributable to the Loan and any other Indebtedness of any Borrower.

“Debt Service Coverage Ratio” shall mean, at any time of determination, the ratio of (a) Modified EBITDA of Borrower for the immediately preceding twelve (12) calendar months to (b) the Debt Service of Borrower for the immediately preceding twelve (12) calendar months.

“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code and all other United States liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar law, proceeding or device providing relief of debtors from time to time in effect and generally affecting the rights of creditors generally.

“Declaration” shall mean, with respect to each Resort, the condominium declaration or similar instrument related thereto pursuant to which such Resort is encumbered and the property regime established thereat is created as all of the foregoing may be amended or supplemented from time to time in accordance with the provisions thereof and Section 5.23 of this Agreement, a list of which Declarations with respect to each Primary Resort and Secondary Resort is set forth on Schedule 5.30 attached hereto.

“Default Rate” shall have the meaning assigned to it in Section 3.2 hereof.

“Division” means the applicable state regulatory agency, department or division in the state in which a Resort is located, which has the power and authority to regulate timeshare projects in such state.

“Dollars” and “$” shall mean lawful money of the United States of America.

 “Eligible A Receivables” shall mean all Receivables that, except as otherwise set forth in the definition of “Eligible B Receivables”, meet all of the following criteria unless otherwise waived by Agent in its sole discretion:

(i)such Receivable arises from a bona fide sale of one (1) or more Vacation Ownership Interests at a Resort to an Obligor originated through the sales and marketing efforts of Borrower or its Affiliates that results in such Obligor having owner beneficiary rights providing membership in the Vacation Club pursuant to the terms of the Vacation Club Ownership Agreement;

(ii)the Vacation Ownership Interest sale from which such Receivable arises has not been canceled by the Obligor or Borrower, any statutory or other applicable cancellation or rescission period has expired, the Vacation Ownership Interest purchased by the Obligor has not been surrendered in accordance with any applicable terms of the relevant Timeshare Documents or Applicable Laws, and the related Vacation Ownership Interest sale complies fully with the Resort Documents, and all Applicable Laws;

(iii)the Obligor is personally liable to pay the balance of such Receivable pursuant to the related Timeshare Documents;

(iv)such Receivable and all related Timeshare Documents shall have been duly authorized and executed, shall be in full force and effect and shall represent a legal, valid, binding and absolute and unconditional payment obligation of the applicable Obligor enforceable against such Obligor in accordance with its terms for the amount outstanding thereof, subject to the effect of bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, conservatorship or moratorium, without any offset, counterclaim, dispute, discount, adjustment or defense (whether actual or alleged), and is not contingent in any respect for any reason, there are no conditions precedent to the enforceability or validity of such Receivable that have not been satisfied or waived, and the Obligor has no bona fide claim against Borrower or any Affiliate of Borrower;

(v)the Consumer Documents and all other aspects of the related transaction in respect of such Receivable shall comply in all material respects with all

Applicable Laws and all statutory or other applicable cancellation or rescission periods related thereto have expired;

(vi)in respect of such Receivable, Borrower and its Affiliates on the one hand and the applicable Obligor on the other shall not be engaged in any adverse proceeding or other adverse litigation;

(vii)neither such Receivable nor the applicable Obligor is subject to or restricted by any receivership, insolvency or bankruptcy proceeding on the date of the Advance made in connection with such Receivable or at any time thereafter, except that up to one percent (1%) of the Financed Pool of Eligible Receivables consisting of Eligible A Receivables may relate to Obligors subject to or restricted by any receivership, insolvency or bankruptcy proceeding initiated after the date of such Advance made in connection with such Receivables;

(viii)neither the Obligor of such Receivable nor any guarantor thereof is an officer, director or manager of Borrower or is employed by, related to or otherwise an Affiliate of Borrower at the time of origination;

(ix)no condition exists that materially or adversely affects the value of such Receivable or jeopardizes any security therefor;

(x)such Receivable shall not be an extension of any Receivable previously ineligible hereunder, except as otherwise approved in writing by Agent;

(xi)such Receivable shall not be a revolving line of credit;

(xii)payments to be received in respect of such Receivable are payable in Dollars and no payments are made by Borrower or any Affiliate thereof;

(xiii)no portion of the Scheduled Payments for such Receivable shall be more than thirty (30) days delinquent on the date of the Advance made in connection with such Receivable or at any time thereafter (as determined on the last day of any calendar month or as otherwise determined by Agent) except that up to five percent (5%) of the Financed Pool of Eligible Receivables consisting of Eligible A Receivables may be up to sixty (60) days delinquent at any time after the date of the Advance made in connection with such Receivables;

(xiv)the Timeshare Documents evidencing such Receivable, including the terms of the Receivable, have not been modified after the date of origination and execution, including any revisions to the payment provisions to cure any defaults or delinquencies, except (x) in the case of Permitted Modifications, (y)  up to two percent (2%) of the Financed Pool of Eligible Receivables consisting of Eligible A Receivables that may have undergone an amendment or other modification to the terms and conditions of such Receivables that is not a Permitted Modification so long as the Obligor on each such Receivable has made at least six (6) Scheduled Payments since the effective date of such amendment or other modification, or (z) unless otherwise agreed to by Agent in writing;

(xv)such Receivable shall not have been deemed charged-off or non-collectible by Borrower or Servicer;

(xvi)such Receivable shall be 100% owned by Borrower and no other Person (other than Borrower) owns or claims any legal or beneficial interest therein other than Agent for the benefit of Lenders;

(xvii)the Vacation Ownership Interest related to such Receivable is not subject to any Lien (other than the first priority Lien created by the Timeshare Mortgage securing the related Pledged Receivable and Permitted Liens) to which Agent has not previously consented in writing;

(xviii)as it relates to any Receivable that has been originated in a third party developer’s name (whether in a fee-for-service agreement or otherwise), Borrower shall have purchased such Receivable from such developer for an amount equal to or greater than 90% of the unpaid principal balance of such Receivable on the date of purchase;

(xix)the Unit in which the applicable Vacation Ownership Interest financed by such Receivable is situated and to which the Obligor has access: (A) as of the applicable Transfer Date, (w) has been completed in compliance with all Applicable Law, (x) is currently served by all required utilities, (y) is fully furnished and (z) is ready for use, except with respect to this clause (z) (1) for renovations for improvements from time to time in the ordinary course of maintaining the Unit, (2) for temporary closure or partial closure of Resorts for which Receivables included in the Borrowing Base are not in excess of 10% of the aggregate principal balances of Eligible Receivables related to such Resort, and (3) as set forth on Schedule 1.1 hereto; (B) is covered by a valid permanent and unconditional certificate of occupancy (or its equivalent) duly issued; (C) is subject to the terms of the Declaration for the applicable Resort; and (D) has been developed to the specifications provided for in the applicable Timeshare Agreement; all furnishings (including appliances) within the Unit(s) to which the Obligor has access have been or will timely be fully paid for and are free and clear of any lien or other interest by any third party, except for any furniture leases which contain non-disturbance provisions acceptable to Agent;

(xx)the maximum outstanding principal balance of such Receivable shall not exceed $70,000;

(xxi)the original principal balance of such Receivable and all other Receivables pledged to Agent as Collateral hereunder payable by such Obligor shall not exceed $100,000 in the aggregate;

(xxii)such Receivable shall not have an original term to maturity of greater than one hundred twenty (120) months;

(xxiii)other than with respect to a Specified Receivable, the Purchaser thereunder has made a down payment and/or payments by cash, check or credit card or otherwise of at least 10% of the actual purchase price (including closing costs) of the related Vacation Ownership Interest (which down payment may, (i) in the case of Upgrade Note Receivables or conversion in connection with an Introductory Loan be represented in whole or in part by the principal payments and down payment made on, as applicable, such related Original Note Receivable, related Introductory Loan or the related Vacation Ownership Interest, since its date of origination, or (ii) in the case of an Upgrade or a conversion in connection with an Introductory Product, be represented in whole or in part by the amount paid where the Purchaser has paid in full, whether at the point of sale or otherwise for the original Vacation Ownership Interest or Introductory Product, as applicable, and no part of such payment has been made or loaned to the Obligor by Borrower or an Affiliate thereof;

(xxiv)such Receivable complied in all material respects with the Underwriting Guidelines in effect on the date such Receivable was originated;

(xxv)payments in respect of such Receivable shall be due and payable monthly in equal installments of interest and principal;

(xxvi)the Obligor, or at least one Obligor if there is more than one (husband or wife, for example), of such Receivable had a FICO Score equal to or greater than 600, except that, without duplication, no more than five percent (5%) of the Receivables may relate to (a) a U.S. Obligor with no FICO Score or (b) an Obligor who is not a resident of the United States, and, in the case of such non-resident Obligors, so long as payments of such related Receivable are made by such Obligor under an “auto pay” program via a major credit card or pre-authorized checking debit or ACH payments;

(xxvii)a minimum of one (1) Scheduled Payment has been made by such Obligor related to such Receivable;

(xxviii)other than with respect to the application of the Service Member’s Civil Relief Act, such Receivable shall have a Receivable Rate of not less than nine and one-half of one percent (9.5%); and

(xxix)such Receivable is not a Sampler Loan.

“Eligible B Receivables” shall mean all Receivables that meet,  unless otherwise waived by Agent in its sole discretion, all of the criteria set forth in the definition of “Eligible A Receivables” (other than Subsections  (xiii), (xiv), (xxvi) and (xxvii)) as well as the following criteria:

(i)a minimum of three (3) Scheduled Payments have been made by such Obligor related to such Receivable, as of the applicable Transfer Date, and there is no delinquency in any payments of Scheduled Payments in relation to such Receivable;

(ii)the Timeshare Documents evidencing such Receivable, including the terms of the Receivable, have not been modified after the date of origination and execution, including any revisions to the payment provisions to cure any defaults or delinquencies, except in the case of Permitted Modifications or unless otherwise agreed to by Agent in writing, provided, however, that no more than 2% of Eligible B Receivables may have modified Timeshare Documents; and

(iii) no portion of the Scheduled Payments for such Receivable shall be more than thirty (30) days delinquent on the date of the Advance made in connection with such Receivable (as determined on the last day of any calendar month or as otherwise determined by Agent), except that up to five percent (5%) of the Financed Pool of Eligible Receivables consisting of Eligible B Receivables may be up to sixty (60) days delinquent at any time after the date of the Advance made in connection with such Receivable.

“Eligible Receivables” shall mean, collectively, all Eligible A Receivables and Eligible B Receivables.

“Equity Interests” shall mean, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” shall have the meaning assigned to it in Article VIII of this Agreement.

“Excess Availability” shall mean, the amount, as determined by Lender in its Permitted Discretion, calculated at any date, equal to Availability,  minus the amount of all then outstanding and unpaid Obligations of Borrower.

“Existing Loan Agreement”  shall have the meaning assigned to it in the recitals hereof.

“Facility Cap”  shall mean $50,000,000.

“FBS Developer” shall mean a third party timeshare developer of a FBS Resort.

“FBS Resort” shall mean a Resort in respect to which Borrower or its Affiliates provide to third party timeshare developers and property owners’ associations fee-based service arrangements which includes one or more of the following services: sales and marketing, fee-based management services, mortgage servicing, title and construction management, and other similar resort and/or hospitality related services.

 “FICO Score”  shall mean a credit risk score known as a “FICO® Score” and determined by the Fair Isaac Company system implemented by Experian or a successor acceptable to Agent, in its Permitted Discretion, for a consumer borrower through the analysis of individual credit files, as provided on the Transfer Date of the applicable Receivable.  In the event that such credit risk scoring program ceases to exist, Agent and Borrower may select a successor credit risk scoring program as mutually agreed.

In the event that an Obligor consists of more than one (1) individual (e.g. husband and wife) (a “Purchaser Group”), the FICO Score for such Obligor shall be based on the highest FICO Score for all individuals who have a FICO Score in such Purchaser Group.  For such Advances, an Obligor shall be considered to have no FICO Score if all individuals in such Purchaser Group have no FICO Score.

“Final Rule Effective Date”  shall mean October 3, 2015, the effective date of certain regulations enacted by the Consumer Finance Protection Bureau (namely the addition of 12 C.F.R. §§ 1026.37 and 38 and the amendments to 12 C.F.R. § 1026.19) to modify certain closing disclosure forms required to be delivered to consumers financing Vacation Ownership Interests.

“Financed Pool of Eligible Receivables” shall mean, on any date of determination, all Eligible Receivables included in the Borrowing Base.

“Force Majeure Receivable” shall mean a Receivable for which a natural disaster, pandemic, epidemic, act of terror or similar event has had a direct impact on the ability of the related Obligor to make payments due to government shutdowns, home confinments, public health emergencies, or disruption of employment or to place of residence, as reasonably determined by the Servicer in accordance with the servicing standard, and for which the Servicer has determined, in accordance with the servicing standard, to defer loan payments for a specified grace period of not more than three (3) months. A Receivable shall no longer be deemed a Force Majeure Receivable if the Obligor has made two consecutive timely payments following the implementation of the loan payment deferral described above.

“GAAP”  means generally accepted accounting principles in the United States, applied on a consistent basis, as described in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board which are applicable in the circumstances as of the date in question.

“Governing Documents” means the certificate or articles of incorporation, organization or formation, by-laws, partnership agreement, joint venture agreement, trust agreement, operating agreement or other organizational or governing documents of any Person.

 “Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Indebtedness”  for any Person, without duplication, the sum of the following:

(a)indebtedness for borrowed money, including non-recourse and subordinated indebtedness;

(b)obligations evidenced by bonds, debentures, notes or other similar instruments;

(c)obligations to pay the deferred purchase price of property or services relative to the purchase of long term assets in accordance with GAAP;

(d)obligations as lessee under leases which have been or should be, in accordance with GAAP, recorded as capital leases;

(e)obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property;

(f)obligations of such Person to reimburse any bank or other Person in respect of amounts actually paid under a letter of credit or similar instrument;

(g)indebtedness or obligations of others secured by a lien on any asset of such Person, whether or not such indebtedness or obligations are assumed by such Person (to the extent of the value of the asset);

(h)obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) though (g) above; and

(i)liabilities in respect to unfunded vested benefits under plans covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended.

“Indemnified Persons” shall have the meaning assigned to it in Section 12.4 hereof.

“Initial Advance” shall have the meaning assigned to it in Section 4.2 hereof.

“Insured Event” shall have the meaning assigned to it in Section 12.4 hereof.

“Interest Expense” shall mean total interest expense generated during the period in question of Borrower, on a consolidated basis, with respect to all outstanding Indebtedness including accrued interest and interest paid in kind and capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing, and net costs under any interest rate agreements.

 “Introductory Loan” shall mean a loan originated in connection with an Introductory Product.

“Introductory Product” shall mean certain introductory products with FICO® scores and finance terms that are intended to be held in Borrower’s portfolio.

 “La Cabana Resort” shall mean the Resort located in Aruba known as the La Cabana Beach and Racquet Club.

“Lender” and “Lenders” shall have the meanings assigned to them in the introductory paragraph hereof.

“Lender Addition Agreement” shall have the meaning assigned to it in Section 12.2(a) hereof.

“Lending Office” shall mean the office or offices of any Lender set forth opposite its name on the signature page hereto, as updated from time to time.

“Leverage Ratio” shall mean the ratio of (a) (i) total Indebtedness of Borrower and its Subsidiaries less (ii) any Subordinated Debt to (b) the Tangible Net Worth of Borrower and its Subsidiaries.

“LIBOR Rate” shall mean a rate per annum rounded upwards, if necessary, to the nearest 1/1000 of 1% (3 decimal places) equal to the rate of interest which is identified and normally published by Bloomberg Professional Service page USD-LIBOR-ICE as the offered rate for loans in United States Dollars for a one (1) month period.  The rate is set by the ICE Benchmark Association (or any successor) as of 11:00 a.m. (London time) as adjusted on a daily basis and effective on the second full Business Day after each such day (unless such date is not a Business Day, in which event the next succeeding Business Day will be used).  Notwithstanding the foregoing, in no event shall the LIBOR Rate be less than the Applicable LIBOR Floor at any time.  If Agent determines, in its reasonable discretion, that  the LIBOR  Rate (i) has been, or imminently will be, discontinued, (ii) is no longer an industry-accepted reference rate for loans of a similar type to the Loan and/or has been superseded by an alternative reference rate, or (iii) is no longer representative or may not be used pursuant to a public statement by the administrator of LIBOR or other Governmental Authority, including, without limitation, the Federal Reserve Board, in each case with respect to any type of loan or transaction, then Agent may (in consultation with Borrower but in Agent’s Permitted Discretion) select an alternate reference rate as described in the following sentence.  Such alternate reference rate along with any  adjustments to the related spread, margin, floor and/or ceiling, which would be implemented simultaneously with selection of an alternate reference rate for the purpose of preserving the parties’ intent relative to the economics of the Pre-Replacement Rate (as defined below), and which may be selected by Agent in consultation with Borrower after giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the alternative reference rate by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or any successor thereto, or (B) any evolving or industry-accepted means for determining a spread adjustment, or method of calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the alternative reference rate (collectively, the “Replacement Index”), shall be used in lieu of the LIBOR-based interest rate set forth in the Note and/or this Agreement (the “Pre-Replacement Rate”).

 “Lien” shall mean any mortgage, deed of trust, deed to secure debt, or pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“Liquidation Period” shall mean the period of time beginning on the second anniversary of the Revolving Credit Period Expiration Date and ending upon the payment in full of the outstanding and unpaid payment Obligations and the termination of this Agreement.

“Liquidity”  shall mean, at any date of determination, an amount equal to unrestricted cash reserves on hand, plus Cash Equivalents (other than Cash Equivalents deposited into a lockbox or blocked account and subject to a Lien or security interest in favor of any Person other than Agent).

“Loan” shall mean, collectively, all Advances by Agent or Lenders pursuant to the terms of the Agreement (including, without limitation, any Protective Advances), and all Obligations related thereto.

“Loan Documents” shall mean, collectively and each individually, this Agreement, the Notes, the Security Documents, the Custodian Agreement, the Servicing Agreement each Power of Attorney and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Agent and/or Lenders in connection with any of the foregoing or the Loan, as the same may be amended, modified or supplemented from time to time.

“Lockbox Account”  shall mean that certain lockbox account at Lockbox Bank held in the name of Borrower, with account number 89-8048-6421-66.

“Lockbox Agreement”  shall mean that certain Deposit Account Control Agreement by and among Agent, Borrower and Lockbox Bank dated on or about the Original Closing Date, which evidences a security interest in the Lockbox Account and provides for Lockbox Bank to collect through a lockbox, payments under Pledged Receivables and remit them to Agent, for the benefit of Lenders, as the same may be amended, supplemented or restated, from time to time.  Borrower and Agent shall cooperate in good faith in the event Borrower or Lockbox Bank desire to enter into a master lockbox agreement satisfactory to Agent in its Permitted Discretion (it being understood that any such master lockbox agreement shall, at a minimum, provide to Agent a perfected first lien and security interest and control commensurate with the existing Lockbox Agreement).  Bank of America, N.A. shall be deemed by Agent to be an approved lockbox bank.

“Lockbox Bank” shall mean Bank of America, N.A. or its successor as “Lockbox Bank”, under the Lockbox Agreement.

“Lost Note Affidavit” shall mean a lost note instrument affidavit substantially in the form of Exhibit L attached hereto.

“Management Agreement”  shall mean the agreement between an Association and its manager providing for the management of a Resort and any new management agreement executed in its place, each as amended in accordance with the terms thereof.

“Material Adverse Effect” or “Material Adverse Change”  means any development, event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances which result in any material and adverse change in, or a change which has a material adverse effect upon, any of:

(a)the business, properties, operations or condition (financial or otherwise) of Borrower, which, with the giving of notice or the passage of time, or both, could reasonably be expected to result in either (i) Borrower failing to comply with any of the financial covenants contained in Sections 7.13,  7.14,  7.15 and 7.16 or (ii) Borrower’s inability to perform its obligations pursuant to the terms of the Loan Documents;

(b)the legal or financial ability of Borrower to perform its obligations under the Loan Documents and to avoid any Event of Default; or

(c)(i) the legality, validity, binding effect or enforceability against Borrower of any Loan Document in accordance with its terms, (ii) the validity, perfection or priority of any Lien granted to Agent or any Lender under this Agreement or any other Loan Document, or (iii) the value, validity, enforceability or collectibility of any material portion of the Collateral.

“Maturity Date”  shall mean September 20, 2027.

“Maximum Rate” shall mean the highest lawful and non-usurious rate of interest applicable to the Loan, that at any time or from time to time may be contracted for, taken, reserved, charged, or received on the Loan and the Obligations under the laws of the United States and the laws of such states as may be applicable thereto, that are in effect or, to the extent allowed by such laws, that may be hereafter in effect and that allow a higher maximum non-usurious and lawful interest rate than would any Applicable Laws allow as of the Closing Date.

 “Minimum Yield Maintenance Fee” shall have the meaning assigned to it in Section 3.6 hereof.

“Modified EBITDA” shall mean Net Income, including noncontrolling interest, for the applicable period plus Interest Expense, taxes, depreciation and amortization for such period.

“Monthly Collection Percentage” shall mean either (a) the percentage calculated by dividing (i) Borrower’s total monthly cash collections received on the Financed Pool of Eligible Receivables constituting Eligible A Receivables, including all Scheduled Payments, pre-payments and any fees, during the preceding three (3) calendar months, by (ii) the sum of the Receivable Balance of the Financed Pool of Eligible Receivables constituting Eligible A Receivables during the preceding three (3) calendar months, with each calculation for a calendar month being determined as of the first Business Day of such calendar month or (b) the percentage calculated by dividing (i) Borrower’s total monthly cash collections received on the Financed Pool of Eligible Receivables constituting Eligible B Receivables, including all Scheduled Payments, pre-payments and any fees, during the preceding three (3) calendar months, by (ii) the sum of the Receivable Balance of the Financed Pool of Eligible Receivables constituting Eligible B Receivables during the preceding three (3) calendar months, with each calculation for a calendar month being determined as of the first Business Day of such calendar month, as applicable.

 “Moody’s” shall have the meaning assigned to it in the definition of “Cash Equivalents”.

“Net Income” shall mean the net income (or loss), including any non-controlling interest, of any Person for such period taken as a single accounting period determined in conformity with GAAP.

“Net Worth” shall mean as to any Person, the net worth of such Person, including any non-controlling interest, as determined in accordance with GAAP.

“New Lending Office” shall have the meaning assigned to it in Section 13.8(g).

“Non-Complying Consumer Documents” shall have the meaning assigned to it in Section 6.27.

“Non-Funding Lender” shall have the meaning assigned to it in Section 13.7.

“Non-U.S. Lender” shall have the meaning assigned to it in Section 13.8(f).

“Note(s)” shall mean, individually and collectively, any Notes payable to the order of a Lender executed by Borrower evidencing the Loan and the Advances thereunder, as the same may be amended, modified, divided, split, supplemented and/or restated from time to time.

“Obligations” shall mean, without duplication, at the time so measured, all obligations, Indebtedness and liabilities of Borrower to Agent and Lenders at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or un-matured, now existing or hereafter arising, contractual or tortious, liquidated or un-liquidated, under any of the Loan Documents or otherwise relating to this Agreement, any Notes and/or the Loan, including, without limitation, interest, all applicable fees, charges and expenses and/or all amounts paid or advanced by Agent or a Lender on behalf of or for the benefit of Borrower for any reason at any time, and including, in each case, obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against Borrower.

“Obligor” shall mean, with respect to any Receivable, the Person or Persons who from time to time acquire Vacation Ownership Interests and are obligated to make Scheduled Payments thereon.

“OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Asset Control.

“Original Closing Date” shall mean September 20, 2011.

“Original Loan Agreement”  shall have the meaning assigned to it in the recitals hereof.

“Original Note Receivable” shall mean a Note Receivable for which the related Purchaser has elected to effect and the Borrower has agreed to effect an Upgrade.

 “Other Lender” shall have the meaning assigned to it in Section 13.7 hereof.

“Other Taxes” shall have the meaning assigned to it in Section 13.8(b) hereof.

“Owner” or “Owners” means the purchaser or purchasers of a Vacation Ownership Interest, the successive owner or owners of each Vacation Ownership Interest so conveyed, and Borrower or its Affiliates with respect to Vacation Ownership Interests in a Resort not so conveyed.

“Owner Beneficiary Rights” shall have the meaning set forth in the Club Trust Agreement.

“Participant” shall mean a participant in the Loan in accordance with Section 12.2(b) hereof and that shall be (a) any commercial bank, savings and loan association or savings bank or any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies, commercial paper conduits and commercial finance companies, in each case, which has a rating of BBB/A-1 (as applicable) or higher from S&P and a rating of Baa2/P-1 (as applicable) or higher from Moody's at the date that it becomes a "Participant" hereunder, (b) any Affiliate (other than individuals) of an existing Participant, or (c) any other Person approved by Agent and Borrower.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“Permit” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations and approvals.

“Permitted Discretion”  shall mean a determination or judgment made in good faith in the exercise of reasonable (from the perspective of a secured lender) credit or business judgment.

“Permitted Liens”  shall mean: (a) Liens under the Loan Documents or otherwise arising in favor of Agent, for the benefit of itself and the other Lenders, (b) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person,  and (c) (i) other Liens imposed by law (including, without limitation, mechanics or materialman’s liens in connection with renovations or repairs being performed on a Resort) or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person, (ii) zoning, building codes and other land use laws regulating the use or occupancy of such Person’s real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the Borrower’s business thereon; and (iii) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon.

In addition, “Permitted Liens” shall mean, with respect to a Timeshare Mortgage, (a) real estate taxes and assessments not yet due and payable, (b) exceptions to title which are approved in writing by the Agent, which includes the exceptions set forth in the title insurance policies for the Primary Resorts and the Secondary Resorts existing as of the Closing Date (including such easements, dedications and covenants which Agent consents to in writing after the date of this Loan Agreement). In addition, the following shall be deemed to be Permitted Liens:  1) liens for state, municipal and other local taxes if such taxes shall not at the time be due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person; 2) materialmen’s, warehouseman’s and mechanic’s and other liens arising by operation of law in the ordinary course of business for sums not due; 3) an Owner’s interest in a Vacation Ownership Interest relating to a Receivable comprising a portion of the Pledged Receivables whether pursuant to the Club Trust Agreement or otherwise; and 4) any Owner Beneficiary Rights.  Notwithstanding the foregoing, such Permitted Liens will not affect or subordinate the first and prior lien of Agent or Lenders in and to an Eligible Receivable which has been encumbered by a Timeshare Mortgage, the lien of which Timeshare Mortgage is insured by the applicable title insurance policy collaterally assigned to Agent, for the benefit of Lenders.

 “Permitted Modifications” shall mean an amendment or other modification to the terms and conditions of a Pledged Receivable (a) of an Obligor as a result of the Servicemembers Civil Relief Act, (b) with respect to a one percent (1%) increase or decrease in the related Pledged Receivable’s interest rate related to an Obligor’s voluntary or involuntary election to commence or cease using an automatic payment option, as applicable, (c) in connection with an Upgrade Note Receivable, or (d) as a result of document corrections associated with the closing of the related Pledged Receivable made in the ordinary course of business to fix typographical errors.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other legal entity of whatever nature.

“Pledged Receivable” shall have the meaning set forth in Section 2.9(a)(i) hereof.

“Portfolio LTV Threshold” shall have the meaning set forth in Section 6.25(a) hereof.

“Potential Default” shall mean any event, fact, circumstance or condition that, if remaining uncured with the giving of applicable notice or passage of time, as applicable, would constitute or be or result in an Event of Default pursuant to this Agreement.

“Power of Attorney” mean each Power of Attorney in the form of Exhibit B attached hereto.

“Pre-Replacement Rate” shall have the meaning assigned to such term in the definition of “LIBOR Rate” herein.

 “Primary Resort” shall mean each Resort approved by Agent as of the date of this Agreement as an eligible Primary Resort for financing, which approved Primary Resorts are specified on Schedule 1.2 attached to this Agreement as it may be supplemented or replaced from time to time with Agent’s written approval.

“Pro Rata Share” shall mean, with respect to any Lender as to all Lenders, the percentage obtained by dividing (i) the aggregate amount of the Advances made by such Lender by (ii) the aggregate amount of all the Advances outstanding, as such percentage may be adjusted by assignments as permitted hereunder.

“Protective Advance” shall have the meaning assigned to it Section 2.8 hereof.

“Receivable Balance” shall mean the then outstanding unpaid principal balance of a Receivable.

“Receivable Rate” shall mean the annual rate at which interest accrues on a Receivable.

“Receivables” (or individually, “Receivable”) shall mean any purchase money promissory note or, in the case of Aruba Receivables, any Bluegreen Owner Agreement, which has arisen out of a purchase of one or more Vacation Ownership Interests by an Obligor, made payable by such Obligor (or otherwise endorsed as payable) solely to Borrower, and is secured by a Timeshare Mortgage or Co-op Shares, as applicable, and shall include Aruba Receivables.

“Register” shall have the meaning assigned to it in Section 12.2(c) hereof.

 “Replacement Index” shall have the meaning assigned to such term in the definition of “LIBOR Rate” above.

“Replacement Rate” shall mean a rate per annum equal (a) the Replacement Index, plus (b) the Replacement Spread.

“Replacement Spread” shall mean, as of any date on which there is a selection by Agent (in consultation with Borrower) of a Replacement Index pursuant to this Agreement, an amount determined by Agent pursuant to Section 12.11(a) hereof.

 “Requisite Lenders” shall mean at any time Lenders then holding fifty-one percent (51%) or more of the aggregate amount of the Advances then outstanding.

“Reservation System” shall mean any proprietary method, arrangement or procedure, maintained, wholly-owned and operated by Borrower or any manager of the Vacation Club (including Bluegreen Resorts Management, Inc.), including any lease, license, contract or other agreements evidencing such method, arrangement or procedure, by which an Obligor reserves the use and occupancy of any accommodation or facility of the Vacation Club.

“Resort” shall mean each timeshare project or phase thereof approved by Agent as of the date of this Agreement as an eligible Resort for financing, which approved Resorts are identified on Schedule 1.2 attached to this Agreement as it may be supplemented or replaced from time to time with Agent’s written approval, including without limitation, all Primary Resorts and Secondary Resorts; provided, however, such approval for any deletions of Resorts from such Schedule 1.2 shall be approved by Agent in its Permitted Discretion.

“Resort Documents” shall mean with respect to any Resort, any and all documents evidencing or relating to the creation and sale of Vacation Ownership Interests, the applicable Declarations, the applicable Governing Documents of the Associations, any rules and regulations of the Associations, and the Management Agreements.

“Responsible Officer” shall mean, with respect to Borrower, the chief executive officer, chief financial officer, president, senior vice president, vice president, assistant vice president of Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, the treasurer or the controller of Borrower, or any other officer having substantially the same authority and responsibility, and in all cases such person shall be listed on an incumbency certificate delivered to Agent, in form and substance acceptable to Agent in its Permitted Discretion.

“Revolving Credit Period” shall mean, the period of time commencing on the Original Closing Date and ending on the earlier of (i) the Revolving Credit Period Expiration Date; (ii) the Termination Date or (iii) any other date upon which Agent terminates Availability pursuant to its rights hereunder.

“Revolving Credit Period Expiration Date” shall mean the expiry date of the Revolving Credit Period, which shall be September 20, 2024.

“Revolving Credit Period Over-Advance” shall have the meaning assigned to it in Section 2.5(b) hereof.

“S&P” shall have the meaning assigned to it in the definition of “Cash Equivalent”.

“Scheduled Payment” shall mean the scheduled monthly payment of principal and interest by or on behalf of an Obligor on a Receivable.

“Secondary Resorts” shall mean each Resort approved by Agent as of the date of this Agreement as an eligible Secondary Resort for financing, which approved Secondary Resorts are specified on Schedule 1.2 attached to this Agreement as it may be supplemented or replaced from time to time with Agent’s written approval.

“Security Documents” shall mean, collectively, this Agreement, each Timeshare Mortgage, UCC financing statements, the Lockbox Agreement, each Collateral Assignment and all other documents or instruments necessary to create or perfect the Liens in the Collateral, as such may be modified, amended or supplemented from time to time.

“Securitization Event” shall have the meaning assigned to it in Section 2.6(a) hereof.

“Servicer” shall mean Bluegreen Vacations Corporation or Bluegreen Servicing LLC or any other Person becoming Servicer pursuant to the terms of this Agreement or the Servicing Agreement in form and substance acceptable to Agent in its Permitted Discretion.

“Servicing Agreement” shall mean that certain Servicing Agreement, dated on or about the Original Closing Date, by and among Borrower, Servicer and Agent, as the same may be amended, modified, supplemented or restated from time to time.

“Settlement Date” shall have the meaning assigned to it in Section 13.5(a)(ii) hereof.

 “Solvency Certificate” shall have the meaning assigned to it in Section 4.1(d) hereof.

“Specified Receivables” shall mean each Receivable deemed to be Eligible A Receivables subject to each of the following terms and conditions for so long as each such Specified Receivable fails to satisfy the requirement set forth in clause (xxiii) of the definition of “Eligible A Receivables”:

(a)The Obligor on each Specified Receivable shall have a FICO Score equal to or greater than six hundred twenty-five (625);

(b)The weighted average FICO® Score of the Obligors on the Specified Receivables shall be equal to or greater than seven hundred twenty (720); and

(c)The Obligor on each Specified Receivable must at the closing of the Specified Receivable be the owner of a Vacation Ownership Interest other than the Vacation Ownership Interest securing such Specified Receivable.

For the avoidance of doubt, if any Specified Receivables satisfy each of the requirements set forth in the definition of “Eligible A Receivables”, including, without limitation, the requirement set forth in clause (xxiii) of such definition, then each such Specified Receivable shall no longer be subject to the terms and conditions in this Agreement specific to Specified Receivables; provided that each such Specified Receivable shall remain subject to the terms and conditions applicable to Eligible A Receivables more particularly set forth in this Agreement.

“Subordinated Debt” shall mean Indebtedness represented by Borrowers' junior subordinated debentures or such other Indebtedness incurred by Borrower which is treated as subordinated indebtedness in accordance with GAAP and is unsecured.

“Subsidiary” shall mean, as to any Person, any other Person in which more than fifty percent (50%) of all Equity Interests is owned directly or indirectly by such Person or one or more of its Subsidiaries.

“Tangible Net Worth” shall mean, at any time, the Borrower and its Subsidiaries’ Net Worth minus (i) Borrower and its Subsidiaries’ Intangible Assets plus (ii) Subordinated Debt minus (iii) notes and other obligations payable to Borrower from any related party, any employee, shareholder, officer or director of Borrower, all as determined in accordance with GAAP.

“Taxes” shall have the meaning assigned to it in Section 13.8(a) hereof.

“Termination Date” shall have the meaning assigned to it in Section 11.1 hereof.

“Termination Notice” shall have the meaning assigned to it in Section 2.6(a) hereof.

“Timeshare Agreement”  shall mean a Bluegreen Owner Agreement.

“Timeshare Approvals” shall mean all approvals, registrations and licenses required from governmental agencies in order to sell Vacation Ownership Interests and offer them for sale, to operate the Resorts as timeshare projects, to make Receivables and to own, operate and manage the Resorts, including without limitation, the registrations/consents to sell, the final subdivision public reports/public offering statements and/or prospectuses and approvals thereof required to be issued by or used in the jurisdiction where the applicable Resort is located and other jurisdictions where Vacation Ownership Interests have been offered for sale or sold.

“Timeshare Collateral”  shall mean any and all property, whether personal property (including without limitation accounts, chattel paper, instruments, documents, deposit accounts, general intangibles, inventory or equipment) or real estate, or both, whether owned by an Obligor or any other person, that secures an Obligor’s obligations under a Receivable, and all supporting obligations in respect thereof.

“Timeshare Collateral Documents”  shall mean each Timeshare Mortgage and all other security agreements, pledge agreements, assignments and other agreements providing for or evidencing any lien, mortgage, security interest, assignment or other interest in Timeshare Collateral as security for a Receivable, and any agreements, instruments and documents executed by an Obligor or other third party, or by an obligor in respect of a supporting obligation in connection with a Receivable, and any warranty of validity or other agreement providing for or evidencing assurance with respect to the existence, authenticity or genuineness of any Timeshare Collateral or Timeshare Collateral Documents.

“Timeshare Deed” shall mean the writing evidencing title in the Club Trustee on behalf of the Obligor as an “Owner Beneficiary” referred to in, and subject to the other provisions of, the Club Trust Agreement, with respect to Vacation Ownership Interests relating to Receivables.

“Timeshare Documents”  shall mean all Timeshare Agreements, Consumer Documents and Timeshare Collateral Documents.

“Timeshare Mortgage” means any mortgage, deed of trust or deed to secure debt executed naming Borrower as mortgagee or beneficiary (or as otherwise assigned), which secures payment of a Receivable other than an Aruba Receivable, is executed by the Club Trustee, and encumbers the Vacation Ownership Interest purchased by such Obligor.

 “Transaction Persons” shall have the meaning assigned to it in Section 5.21(a) hereof.

“Transfer Date” shall mean with respect to any subsequent Advance or pledge of additional collateral pursuant to Section 2.5 hereof, the date on which Borrower pledges one or more Receivables to Agent in accordance with this Agreement.

“Transferee” shall mean a transferee of the Loan or a portion thereof in accordance with Section 12.2(a) hereof and that shall be (a) any commercial bank, savings and loan association or savings bank or any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies, commercial paper conduits and commercial finance companies, in each case, which has a rating of BBB/A-1 (as applicable) or higher from S&P and a rating of Baa2/P-1 (as applicable) or higher from Moody's at the date that it becomes a "Transferee" hereunder, (b) any Affiliate (other than individuals) of an existing Lender, or (c) any other Person approved by Agent and Borrower.

“UCC”  shall mean the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Underwriting Guidelines”  shall mean Borrower’s customary credit and underwriting guidelines, a copy of which is attached hereto as Exhibit D, as such guidelines may be amended from time to time; provided, however, as related to any Receivable such credit and underwriting guidelines shall be those in effect as of the applicable date of origination.

“Unit” shall mean a part of a Resort which is designated for occupancy in connection with a Vacation Ownership Interest.

“Upgrade” shall mean the process in which (A) an obligor of an Original Note Receivable elects to (i)(a) reconvey the existing Vacation Ownership Interest for new Vacation Ownership Interest (such new Vacation Ownership Interest having a greater dollar value than the existing Vacation Ownership Interest) and (b) cancel the Original Note Receivable in exchange for an Upgrade Note Receivable secured by such new Vacation Ownership Interest or (ii)(a) acquires additional Vacation Ownership Interest and (b) cancels the Original Note Receivable in exchange for an Upgrade Note Receivable from the Club Originator secured by the existing Vacation Ownership Interest and the additional Vacation Ownership Interest or (B) an owner of existing Vacation Ownership Interest that is fully paid elects to (i) reconvey such Vacation Ownership Interest for a new Vacation Ownership Interest (such new Vacation Ownership Interest having a greater dollar value than the existing Vacation Ownership Interest) or (ii) acquires additional Vacation Ownership Interest.

“Upgrade Note Receivable” shall mean the new Note Receivable originated by the Borrower in connection with an Upgrade.

 “Vacation Club” means the Bluegreen Vacation Club Multi-Site Timeshare Plan created pursuant to the Club Trust Agreement.

“Vacation Club Managed Associations” means those Associations managed by the Vacation Club Manager.

“Vacation Club Management Agreement” means the Amended and Restated Management Agreement between Bluegreen Resorts Management, Inc. and Vacation Trust, Inc. dated as of May 18, 1994, as amended.

“Vacation Club Manager” means Bluegreen Resorts Management, Inc., a Delaware corporation, in its capacity as manager of the Vacation Club, and its successors and assigns.

 “Vacation Ownership Interest” shall mean with respect to any Resort, (x) an undivided fee simple ownership interest as a tenant in common or (y) a Resort Interest (as defined in the Club Trust Agreement) that is an ownership interest in real property substantially similar to an ownership interest described in clause (x) above (including Owner Beneficiary Rights), in either case with respect to any Unit in such Resort, with a right to use such Unit, or a Unit of such type, generally for one (1) week or a portion of one (1) week annually or biennially, together with all appurtenant rights and interests as more particularly described in, with respect to any Resort, any and all documents evidencing or relating to the creation and sale of Vacation Ownership Interests, the applicable Declarations, the applicable governing documents of the Associations, any rules and regulations of the Associations, and the Management Agreements.

“Vacation Points” shall have the meaning set forth in the Club Trust Agreement.

“Voluntary Termination” shall have the meaning assigned to it in Section 2.6(a) hereof.

“Voluntary Termination Date” shall have the meaning assigned to it in Section 2.6(a) hereof.

“Weighted Average FICO Score” shall mean as of any specified date the weighted average FICO Score for all Receivables with a FICO Score included in the Financed Pool of Eligible Receivables as of such date.

“Weighted Average Receivable Rate” shall mean as of any specified date the weighted average Receivable Rate for all Receivables included in the Financed Pool of Eligible Receivables as of such date.

II.LOAN, PAYMENTS, INTEREST AND COLLATERAL

2.1The Loan

(a)Advances of the Loan.  Borrower acknowledges and agrees that as of the Closing Date,  the existing aggregate amount of all “Advances” (as defined in the Existing Loan Agreement) outstanding equals $17,986,502.40.    Subject to the provisions of this Agreement, each Lender, severally agrees to make Advances to Borrower under the Loan from time to time during the Revolving Credit Period; provided, that the Advances of such Lender at any time outstanding under the Loan shall not exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (such amount being referred to herein as “Availability”) (A) the Facility Cap and (B) the value, in Dollars, of one hundred percent (100%) of the aggregate Borrowing Base for all Pledged Receivables constituting Eligible Receivables.  Any determination of Availability for requested Advances shall be made by Agent in its Permitted Discretion and is final and binding upon Borrower, absent manifest error.  The Loan is a revolving credit facility which may be drawn, repaid and redrawn from time to time during Revolving Credit Period as permitted under this Agreement.  No more than two (2) Advances may be made in any calendar week, unless otherwise permitted by Agent.  Subject to the provisions of this Agreement, Borrower may request, at any time during the Revolving Credit Period, Advances up to and including the value, in Dollars, of one hundred percent (100%) of Availability.  Advances under the Loan automatically shall be made during the Revolving Credit Period for the payment of any accrued and unpaid interest on the Loan and other payment Obligations on the date when due to the extent of Availability and as provided for herein.

(b)Notes.

(i)If and when requested by Agent and/or any Lender, Borrower shall execute a promissory note in favor of Agent, for the benefit of Lenders, in the form attached hereto as Exhibit E, and, from time to time, shall execute such  other evidence of indebtedness as reasonably requested by Agent for the benefit of all or any Lender solely for the purpose of evidencing the Loan owing or payable to, or to be made by Lenders;

(ii)all references to Note or Notes in the Loan Documents shall mean the Note or Notes, if any, to the extent issued (and not returned to Borrower for cancellation) hereunder, as the same may be amended, modified, divided, supplemented and/or restated from time to time;

(iii)upon Agent’s written request, and in any event within ten (10) Business Days of any such request, at no expense to Borrower, Borrower shall execute and deliver to Agent new Notes (on the same terms and in substantially the same form) and/or divide the Notes in exchange for then existing Notes in such smaller amounts or denominations as Agent shall specify in its sole discretion; provided that the aggregate principal amount of such new Notes shall not exceed the aggregate principal amount of the Notes outstanding at the time such request is made; and provided,  further, that such Notes that are to be replaced shall then be deemed no longer outstanding hereunder and replaced by such new Notes and returned to Borrower within ten (10) days after Agent’s receipt of the replacement Notes; and

(iv)upon receipt of evidence reasonably satisfactory to Borrower of the mutilation, destruction, loss or theft of any Notes and the ownership thereof, Borrower shall, upon the written request of the holder of such Notes, at no expense to Borrower, execute and deliver in replacement thereof new Notes in the same form, in the same original principal amount and dated the same date as the Notes so mutilated, destroyed, lost or stolen; and such Notes so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder.  If the Notes being replaced have been mutilated, they shall be surrendered to Borrower after Agent’s receipt of the replacement Notes; and if such replaced Notes have been destroyed, lost or stolen, such holder shall furnish Borrower with an indemnity in writing reasonably acceptable to Borrower to save them harmless in respect of such replaced Note.

(c)Payment of the Loan.  Borrower shall repay the Loan pursuant to and in accordance with the terms of the Notes.  All amounts outstanding under the Loan and all other outstanding payment Obligations under the Loan shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date.

2.2Interest on the Loan

(a)Borrower agrees to pay interest in respect of the outstanding principal amount of the Loan, monthly in arrears to Agent for the account of Lenders, from the date the proceeds thereof are made available to the Borrower until paid, at a rate per annum equal to the lesser of (i) (A) the LIBOR Rate plus (B) the Applicable Margin (such rate, the “Calculated Rate”), and (ii) the Maximum Rate.  If Lenders are prevented from charging or collecting interest at the Calculated Rate, then the interest rate shall continue to be the Maximum Rate until such time as Lenders have charged and collected the full amount of interest that would be chargeable and collectable if interest at the Calculated Rate had always been lawfully chargeable and collectible.

(b)Whenever, subsequent to the date of this Agreement, the LIBOR Rate is increased or decreased, the Applicable Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the LIBOR Rate, on the day of such change (subject to the Maximum Rate).  The monthly interest due on the principal balance of the Loan outstanding shall be computed for the actual number of days elapsed during the month in question on the basis of a year consisting of 360 days and shall be calculated by determining the average daily principal balance of the Obligations outstanding for each day of the month in question (the “Average Daily Balance”).

2.3Loan Collections; Repayment.

(a)Borrower and/or Servicer in accordance with the Servicing Agreement, shall direct or otherwise cause all applicable Obligors on each Pledged Receivable, in writing, to pay directly, whether via electronic debit or otherwise, to the Lockbox Account all Collections.  In the case of funds transfers pursuant to a pre-authorized debit, Borrower shall take, or cause each of the Lockbox Account bank and/or the Servicer to take, all necessary and appropriate action to ensure that each such pre‑authorized debit is credited directly to the Lockbox Account.  Payments related to credit cards will be deposited in Borrower’s credit card deposit account and will be wired via an automated, repetitive wire once a week to the Lockbox Account, along with the applicable merchant discount previously deducted from such payment(s).

(b)All such amounts received in the Lockbox Account (in excess of the retained balance, if any, provided for in the Lockbox Agreement) shall be automatically directed to Agent on each Business Day pursuant to the terms of the Lockbox Agreement.  In the event Borrower or Servicer receives any payments on any of the Pledged Receivables directly from or on behalf of the related Obligor, Borrower shall receive all such payments in trust for the sole and exclusive benefit of Agent, and Borrower shall deposit, or shall direct Servicer to deposit, as applicable, such payments (in the form received) into the Lockbox Account within two (2) Business Days, unless Agent shall have notified Borrower to deliver, or cause Servicer to deliver, directly to Agent or its designee all payments in respect of the Pledged Receivables which may be received by Borrower or Servicer, in which event all such payments (in the form received) shall be endorsed by Borrower to Agent and delivered to Agent or its designee promptly upon Borrower or Servicer’s receipt thereof.

(c)In the event that the collections received by Agent include payments for items other than principal and interest payable under the Pledged Receivables, (e.g. tax and insurance impounds, maintenance and other assessment payments, late charges, “NSF” or returned check charges, misdirected payments or deposits, etc.), Agent shall remit such other payments back to Borrower provided that (i) no Potential Default or Event of Default exists, (ii) Borrower requests in writing that Agent remit such other payments back to Borrower, (iii) Borrower specifically identifies (inclusive of the amount of) such other payments, and (iv) Borrower provides Agent with back-up to support the claim that such payments should not be part of the proceeds of the Collateral.

2.4Promise to Pay; Manner of Payment.

(a)Except as set forth in Section 9.2 hereof, Agent shall apply all Collections and any other proceeds of Collateral whatsoever received by Agent and Lenders, within one (1) Business Day of receipt by Agent, prior to the Liquidation Period in the following order of priority:

(i)Reserved;

(ii)to  Agent, for its benefit and the benefit of the Lenders, first, an amount equal to any Protective Advances, together with all interest owed with respect to such Protective Advances and second, any indemnities owed to Agent or any Lender, in each case, to the extent not previously reimbursed or paid;

(iii)to Agent, for its benefit and the benefit of the Lenders, all accrued and unpaid interest, fees and expenses relating to the Obligations;

(iv)to Agent, for the benefit of Lenders, to pay any amounts due and owing pursuant to Section 2.5 hereof; and

(v)so long as (A) no Revolving Credit Period Over-Advance exists on any such date during the Revolving Period or (B) the Amortization Period LTV Requirement has been satisfied and no Amortization Period Over-Advance exists on any such date following the termination of the Revolving Credit Period, any remaining amounts to Borrower or, upon Borrower’s written request, to Agent, for the benefit of Lenders, to pay the unpaid principal balance of the Loan.

In the event that amounts distributed under this Section 2.4(a) are insufficient for payment of the amounts set forth in Sections 2.4(a)(i) through (iv) above, Borrower shall  immediately pay an amount equal to the extent of such insufficiency.

(b)Except as set forth in Section 9.2 hereof, Agent shall apply all Collections and any other proceeds of Collateral whatsoever received by Agent and Lenders, within one (1) Business Day of receipt by Agent, during the Liquidation Period in the following order of priority:

(i)Reserved;

(ii)to  Agent, for its benefit and the benefit of the Lenders, first, an amount equal to any Protective Advances, together with all interest owed with respect to such Protective Advances and second, any indemnities owed to Agent or any Lender, in each case, to the extent not previously reimbursed or paid;

(iii)to Agent, for its benefit and the benefit of the Lenders, all accrued and unpaid interest, fees and expenses relating to the Obligations;

(iv)to Agent, for the benefit of Lenders, to pay the unpaid principal balance of the Loan;

(v)Reserved; and

(vi)to Agent, for its benefit and the benefit of Lenders, to pay any other outstanding Obligations in such order as determined by Agent in its Permitted Discretion.

In the event that amounts distributed under this Section 2.4(b) are insufficient for payment of the amounts set forth in Sections 2.4(b)(i) through (iv) above or the amounts that may be required pursuant to Section 2.5 below, Borrower shall immediately pay an amount equal to the extent of such insufficiency.

(c)Borrower absolutely and unconditionally promises to pay, when due and payable pursuant hereto, principal, interest and all other amounts and payment Obligations payable, hereunder or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for set-off, recoupment or counterclaim, notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements.  Except as expressly provided for herein, Borrower hereby waives setoff, recoupment, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under this Agreement and any other Loan Document.

2.5Repayment of Excess Advances

(a)If at any time and for any reason, the outstanding unpaid principal balance of the Loan exceeds the Facility Cap, Borrower shall immediately, without the necessity of any notice or demand, whether or not a Potential Default or Event of Default has occurred or is continuing, prepay the principal balance of the Loan in an amount equal to the difference between the then aggregate outstanding principal balance of the Loan and the Facility Cap.

(b)If at any time during the Revolving Credit Period the outstanding unpaid principal balance of the Loan exceeds Availability (a “Revolving Credit Period Over-Advance”), Borrower shall within two (2) Business Days, without the necessity of any notice or demand, whether or not a Potential Default or Event of Default has occurred or is continuing, either (x) prepay the principal balance of the Loan in an amount necessary to cure such Revolving Credit Period Over-Advance or (y) increase the aggregate principal amount of Eligible Receivables pledged to Agent in accordance with this Agreement so that the Revolving Credit Period Over-Advance is cured.

(c)Upon the termination of the Revolving Credit Period, Agent shall apply all Collections and any other proceeds of Collateral in accordance with Section 2.4(a) or (b), as applicable, until such time as the unpaid principal balance of the Loan equals the sum of (i) for Eligible A Receivables, seventy-five percent (75%) of the Receivable Balance for each such Pledged Receivable constituting an Eligible A Receivable and (ii) for Eligible B Receivables, forty-five percent (45%) of the Receivable Balance for each such Pledged Receivable constituting an Eligible B Receivable (the “Amortization Period LTV Requirement”).  If at any time thereafter the outstanding unpaid principal balance of the Loan exceeds the Amortization Period LTV Requirement (an “Amortization Period Over-Advance”), Borrower shall immediately, without the necessity of any notice or demand, whether or not a Potential Default or Event of Default has occurred and is continuing, in Borrower’s sole discretion, either (x) prepay the principal balance of the Loan in an amount necessary to cure such Amortization Period Over-Advance or (y) increase the aggregate principal amount of Eligible Receivables pledged to Agent in accordance with this Agreement in an amount sufficient to cure the Amortization Period Over-Advance.

(d)If Borrower, at any time, is not in compliance with Section 6.25(c) hereof (such occurrence an “Eligible B Receivables Over-Advance”), Borrower shall within two (2) Business Days, without the necessity of any notice or demand, whether or not a Potential Default or Event of Default has occurred and is continuing, prepay the principal balance of the Loan in an amount necessary to cure such Eligible B Receivables Over-Advance.

(e)In the event that a Resort is deleted from Schedule 1.2 attached to this Agreement for any reason, as approved by Agent in its Permitted Discretion, then concurrent with the effective date of the occurrence of any such deletion, Borrower shall have the option, in its sole discretion, to (i) pay to Agent, for the benefit of Lenders, without any prepayment premium, an amount equal to the aggregate Borrowing Base of any Pledged Receivables relating to any such deleted Resort, (ii) replace any Pledged Receivables relating to any such deleted Resort by assigning and including in the Financed Pool of Eligible Receivables additional Eligible Receivables in the amount necessary to ensure Borrower’s continued compliance with  this Agreement, or (iii) effect a combination of the payment and replacement rights as set forth, respectively, in the foregoing clause (i) and clause (ii).

(f)Any such pledge and delivery to Agent of additional Eligible Receivables contemplated in this Section 2.5 shall comply with the document delivery requirements set forth in Sections 4.1 and 4.2 of this Agreement, as applicable, and shall be accompanied by a Borrowing Certificate that demonstrates that after giving effect to the pledge to Agent of such additional Eligible Receivables, the outstanding unpaid principal balance of the Loan is equal to or less than Availability and a Revolving Credit Over-Advance, an Amortization Period Over-Advance or an Eligible B Receivables Over-Advance, as the case may be, does not exist.  If Borrower is required to or elects to prepay the excess principal balance of the Loan, as applicable, pursuant to this Section 2.5, no prepayment premium shall be due in connection with such prepayment.

2.6Voluntary Prepayments

(a)The Loan may not be prepaid on or prior to the Revolving Credit Period Expiration Date other than (i) prepayments of the principal balance of the Loan which arise from payments of one or more Pledged Receivables by the related Obligor(s) and in accordance with Section 2.5 and/or (ii) upon the occurrence of any conduit sale,  securitization or securitization type transaction (collectively, a “Securitization Event”), upon at least sixty (60) days’ prior written notice to Agent, so long as the Loan or this Agreement shall not be terminated in connection therewith,  provided, the prepayment of the Advances following a Securitization Event (with no prepayment premium) shall be limited to once per calendar year (separately or together for each of Loans in respect of Eligible A Receivables and Loans in respect of Eligible B Receivables) during the Revolving Credit Period and no such prepayment shall be made during the three (3) calendar months preceding the Revolving Credit Period Expiration Date;  provided,  further, that any Receivables selected to be sold, transferred or contributed in connection with such Securitization Event must be selected from all similar Receivables of Borrower at random and with no intention to select Receivables in a manner that would be more adverse (as determined by Agent in its Permitted Discretion) to Agent or Lenders than other Receivables of Borrower.  At any time after the Revolving Credit Period Expiration Date, subject to the terms of this Agreement and the payment of the applicable prepayment premium set forth in this Section 2.6(a) (other than with respect to prepayments of the principal balance of the Loan which arise from payments of one or more Pledged Receivables by the related Obligor(s) or any other proceeds of Collateral and in accordance with Section 2.5), Borrower may terminate financing under this Agreement, and prepay the Loan in whole, but not in part.  Such permitted prepayment in full shall be known as a “Voluntary Termination”), and may be effected only by providing Agent with written notice (the “Termination Notice”).  The Termination Notice shall be provided to the Agent at least sixty (60) calendar days’ prior to the specific date upon which Borrower intends to cease financing hereunder and prepay the Obligations in full, which date shall be known as the “Voluntary Termination Date”).  In connection with a Voluntary Termination, if Borrower does not pay and perform all Obligations on the Voluntary Termination Date, Borrower may subsequently terminate financing under this Agreement only upon delivering to Lender a new Termination Notice and otherwise complying with this Section 2.6(a).  In connection with a Voluntary Termination whereby the Voluntary Termination Date is on or before the date of the first anniversary of the Revolving Credit Period Expiration Date, the Indebtedness owing and to be paid by Borrower to Agent, for the benefit of Lenders, on the Voluntary Termination Date shall include as liquidated damages, not as a penalty, an amount equal to three percent (3%) multiplied by the then outstanding principal balance of the Loan.  In connection with a Voluntary Termination whereby the Voluntary Termination Date is after the date of the first anniversary of the Revolving Credit Period Expiration Date and is on or before the date of the second anniversary of the Revolving Credit Period Expiration Date, the Indebtedness owing and to be paid by Borrower to Agent, for the benefit of Lenders, on the Voluntary Termination Date shall include as liquidated damages, not as a penalty, an amount equal to two percent (2%) multiplied by the then outstanding principal balance of the Loan.    In connection with a Voluntary Termination whereby the Voluntary Termination Date is after the date of the second anniversary of the Revolving Credit Period Expiration Date, Borrower shall not have to pay any liquidated damages under this Section 2.6(a) in connection with such Voluntary Termination.

(b)If the Loan is accelerated for any reason (other than pursuant to or in connection with a Change in Control) prior to the Revolving Credit Period Expiration Date, Borrower shall pay to Lender, in addition to all other amounts outstanding under the Loan Documents, as liquidated damages, not as a penalty, an amount equal to three percent (3%) multiplied by the then outstanding principal balance of the Loan. Notwithstanding anything contained in Section 2.6(a) to the contrary, if prior to the Revolving Credit Period Expiration Date a default exists that has not become an Event of Default pursuant to Section 8.1(c), then, so long as Agent and Lenders have not waived such default in writing, Borrower shall have the right, at any time prior to such default becoming an Event of Default pursuant to Section 8.1(c), to terminate the financing under this Agreement by repaying the Loan, in whole but not in part, plus paying to Agent and the Lenders liquidated damages (not as a penalty) in an amount equal to four percent (4%) multiplied by the then outstanding principal balance of the Loan.

(c)For the avoidance of doubt, to the extent any of the above described liquidated damages set forth in clauses (a) and (b) above are payable hereunder pursuant to the terms thereof, such shall be immediately due and payable upon any automatic or other acceleration of the Maturity Date, including, without limitation, any automatic or contractual acceleration upon the commencement of a case or proceeding under the Bankruptcy Code by, or with respect to, Borrower, or resulting from any other action under any Debtor Relief Law.

(d)Notwithstanding any other provision of any Loan Document, no termination of financing under this Agreement shall affect Agent’s rights or any of the Obligations existing as of the Termination Date, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in cash in full.  The liens granted to Agent under the Loan Documents and the financing statements filed pursuant thereto and the rights and powers of Lender thereunder shall continue in full force and effect notwithstanding the fact that Borrower’s borrowings hereunder may from time to time be in a zero or credit position until (a) all of the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in full in cash, and (b) financing under this Agreement has been terminated, as provided herein.

2.7Mandatory Prepayments

In addition to and without limiting any provision of any Loan Document:

(a)If a Change of Control occurs that has not been consented to in writing by Agent prior to the consummation thereof, on or prior to the first Business Day following the date of such Change of Control, Borrower shall prepay the Loan and all other Obligations (other than, indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) in full in cash together with accrued interest thereon to the date of prepayment and all other amounts owing to Agent and Lenders under the Loan Documents.

(b)If Borrower, in any transaction or series of related transactions, (i) sells any Pledged Receivable or other Collateral notwithstanding that such disposition is prohibited in this Agreement, (ii) receives any property damage insurance award or any other insurance proceeds of any kind in connection with any Unit within which a Vacation Ownership Interest is situated and related to a Pledged Receivable and does not apply such funds to repair or replace the damaged Unit or (iii) receives any insurance award with respect to a Vacation Ownership Interest related to any Pledged Receivable, then it shall, subject to, in the case of the foregoing clauses (b)(ii) and (b)(iii),  the terms of the Club Trust Agreement and any applicable Declaration, deposit 100% (or such lesser amount as is required to indefeasibly pay in cash in full the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending)) of the cash proceeds thereof (net of reasonable transaction costs and expenses and taxes) to the Lockbox Account.

2.8Payments by Agent; Protective Advances

Notwithstanding any provision of any Loan Document, Agent,  in its Permitted Discretion, shall have the right, but not any obligation, at any time that Borrower fails to do so, and from time to time, without prior notice, to: (i) obtain insurance (at the Borrower’s expense) covering any of the Collateral to the extent not obtained as required by Borrower under any Loan Document; (ii) discharge (at the Borrower’s expense) taxes or Liens affecting any of the Collateral that have not been paid in violation of any Loan Document or that jeopardize the Agent’s Lien priority in the Collateral,  or, after the occurrence and continuance of a Potential Default or an Event of Default, any underlying collateral securing any Pledged Receivable; or (iii) make any other payment (at the Borrower’s expense) for the administration, servicing, maintenance, preservation or protection of the Collateral,  or, after the occurrence and continuance of a Potential Default or an or Event of Default, any underlying collateral securing any Pledged Receivable (each such advance or payment set forth in clauses (i), (ii) and (iii), a “Protective Advance”).  Agent shall be reimbursed for all Protective Advances pursuant to Section 2.4 and any Protective Advances shall bear interest at the Applicable Rate from the date the Protective Advance is paid by Agent until it is repaid.  No Protective Advance by Agent shall be construed as a waiver by Agent,  or any Lender of any Potential Default, Event of Default or any of the rights or remedies of Agent or any Lender.  If Borrower fails to make a required payment that is the subject of a Protective Advance then Borrower irrevocably authorizes disbursement of any such funds to Agent, for the benefit of itself and the Lenders, by way of direct payment of the relevant amount, interest or Obligations in accordance with Section 2.4 without necessity of any demand in accordance with the terms of this Section 2.8.

2.9Grant of Security Interest; Collateral

(a)To secure the payment and performance of the Obligations, Borrower hereby grants to Agent, for the benefit of itself and the other Lenders, a valid, perfected and continuing first priority (other than with respect to property or assets covered by Permitted Liens) security interest in and Lien upon, and pledges to Agent, for the benefit of itself and the other Lenders, all of Borrower’s right, title and interest in, to and under all of the following, whether now owned or existing or hereafter from time to time acquired or coming into existence:

(i)all of the Receivables pledged to Agent pursuant to the Original Loan Agreement, the Existing Loan Agreement or any other Loan Document (as defined in this Agreement, the Original Loan Agreement and/or the Existing Loan Agreement, as applicable), and all other Receivables subsequently pledged to Agent, whether pursuant to this Agreement or any Collateral Assignment (and all replacements of such Receivables which have been pledged to Agent for the benefit of Lenders in accordance with the terms of this Agreement or any Collateral Assignment) (collectively, the “Pledged Receivables”), together with all Timeshare Agreements, Timeshare Mortgages, and Consumer Documents related to such Receivables, all payments due or to become due thereunder in whatever form, including without limitation cash, checks, notes, drafts and other instruments for the payment of money, and all books and records, including all computer records, relating thereto;

(ii)All proceeds, property, property rights, privileges and benefits arising out of, from the enforcement of, or in connection with, all present and future Pledged Receivables and all Timeshare Agreements, Timeshare Mortgages, and other Consumer Documents related thereto, including without limitation, to the extent applicable, all property returned by or reclaimed or repossessed from purchasers thereunder, all rights of foreclosure, termination, dispossession, repossession, all documents, instruments, contracts, liens and security instruments and guaranties relating to such Pledged Receivables, Timeshare Mortgages, and other Consumer Documents, all collateral and other security securing the obligations of any Person under or relating to such Pledged Receivables, Timeshare Mortgages, and other Consumer Documents, including, without limitation, all Owner Beneficiary Rights under the Club Trust Agreement in respect of such Pledged Receivables and all of the Borrower’s rights or interest in all other property (personal or other), if any, the sale of which gave rise to such Pledged Receivables, all rights and remedies of whatever kind or nature Borrower may hold or acquire for the purpose of securing or enforcing such Pledged Receivables, Timeshare Mortgages, and other Consumer Documents, and all general intangibles relating to or arising out of such Pledged Receivables, Timeshare Mortgages, and other Consumer Documents.

(iii)All of Borrower’s accounts receivable, Chattel Paper, Documents, Instruments, pre-authorized account debit agreements, General Intangibles, Contracts, Supporting Obligations, choses-in-action, claims and judgments, solely related to or arising from any Pledged Receivable.

(iv)All of Borrower’s rights under any title insurance policies covering Timeshare Mortgages assigned to Agent, for the benefit of Lenders, in which Borrower now or hereafter has any interest to the extent related to any Pledged Receivables.

(v)the Servicing Agreement, and all rights of Borrower (including without limitation, Borrower’s rights of enforcement) thereunder.

(vi)the Lockbox Account and all money, investment property, instruments and other property related to Pledged Receivables and credited to, carried in or deposited in the Lockbox Account.

(vii)Any and all proceeds of the foregoing.

(viii)Any and all other property now or hereafter serving as security for the Obligations.

All liens and security interests granted hereunder by Borrower to Agent, for the benefit of Lenders, shall be first priority liens and security interests subject to Permitted Liens.  Borrower, Agent and Lenders hereby agree that this Agreement shall be deemed to be a security agreement under the Uniform Commercial Codes of the State of California and the State of Florida.  Accordingly, in addition to any other rights and remedies available to Agent and Lenders hereunder, Agent and each Lender shall have all the rights of a secured party under the California and Florida Uniform Commercial Codes.

The property described in this Section 2.9(a) is collectively referred to herein as the “Collateral”.  For the avoidance of doubt, the payment and performance of the Obligations by the Borrower is secured by the Collateral; provided, however, for the further avoidance of doubt, neither the Agent nor any Lender has a security interest in any Receivables initially pledged to Agent but subsequently released pursuant to and in accordance with the terms of the Original Loan Agreement, the Existing Loan Agreement or any other Loan Document (as defined in this Agreement, the Original Loan Agreement and/or the Existing Loan Agreement, as applicable) and such released Receivables are not included in the Collateral.

(b)Borrower has full right and power to grant to Agent, for the benefit of itself and the other Lenders, a perfected, first priority security interest and Lien on the Pledged Receivables and a perfected Lien and security interest in all other Collateral pursuant to this Agreement, subject to the following sentence.  Upon the execution and delivery of this Agreement, and upon the filing of the necessary financing statements, without any further action, Agent will have a good, valid and first priority (other than with respect to any Collateral, property or assets covered by Permitted Liens) perfected Lien and security interest in each Pledged Receivable and a perfected Lien and security interest in all other Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person.  As of the applicable Transfer Date, no financing statement relating to any of the Pledged Receivables is on file in any public office except those on behalf of Agent and those related to the Permitted Liens.  As of the Closing Date, Borrower is not party to any agreement, document or instrument that conflicts with this Section 2.9.

(c)The security interests and Liens hereby granted in the Collateral are given in renewal, confirmation, extension and modification, but not in extinguishment of the security interests and Liens previously granted in the Collateral pursuant to the Existing Loan Agreement; such prior security interests and Liens are not extinguished hereby; and the making, perfection and priority of such prior security interests and Liens shall continue in full force and effect.

2.10Collateral Administration

(a)All Collateral (except for the Lockbox Account and Collateral in the possession of Custodian) will at all times be kept by Borrower at the locations set forth on Schedule 5.15 hereto, and shall not, without thirty (30) calendar days prior written notice to Agent, be moved therefrom other than to another such location, and in any case shall not be moved outside the continental United States.  To the extent not already delivered, Borrower hereby agrees to deliver to the Custodian the Custodian Deliverables related to each Pledged Receivable to be pledged within five (5) Business Days prior to any Transfer Date in connection with any Advance.  All Pledged Receivables shall, regardless of their location, be deemed to be under Agent’s dominion and control (with files so labeled) and deemed to be in Agent’s possession.  Subject to the limitations set forth in Section 6.18 hereof, any of Agent’s officers, employees, representatives or agents shall have the right upon reasonable notice, at any time during normal business hours, in the name of Agent or any designee of Agent or Borrower, to verify the validity, amount or any other matter relating to the Collateral.

(b)As and when determined by Agent in its sole discretion, Agent will perform the searches described in clauses (i) and (ii) below against Borrower:  (i) UCC searches with the Secretary of State and local filing offices of each jurisdiction where Borrower is organized and/or maintains their executive offices, a place of business or assets; and (ii) judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction searched under clause (i) above.

(c)Whether delivered pursuant to the document delivery requirements set forth in Sections 4.1 in relation to the Closing or Section 4.2 in connection with any Advance, as applicable, or to the extent not previously delivered in connection with any Pledged Receivable, Borrower shall, in relation to each Pledged Receivable, deliver to Agent or Custodian all items that Agent or Custodian must receive possession of to obtain a perfected Lien and security interest, including all Timeshare Documents, Timeshare Collateral, any other Custodian Deliverables, in each case to the extent not already in possession of Agent or Custodian;

(d)If not delivered in connection with an Advance, except in connection with Aruba Receivables, within ninety (90) days of the date of any Advance, Borrower shall deliver to Custodian a mortgagee final original lender’s title insurance policy (which may consist of one master policy referencing one or more Timeshare Mortgages) showing no exceptions to coverage (other than Permitted Liens) consistent with the title insurance commitment delivered to Custodian in connection with such Pledged Receivable prior to such Advance, which title insurance policy must insure that the applicable Timeshare Mortgage creates, subject to Permitted Liens, a first priority lien in and to the financed Vacation Ownership Interest insuring Borrower and its successors and/or assigns; and

(e)Borrower shall, or shall cause Servicer to, keep accurate and complete records of the Collateral and all payments and collections thereon and shall submit such records to Agent on such periodic basis as required pursuant to the Servicing Agreement.

2.11Power of Attorney

Following the occurrence and continuance of an Event of Default, Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring Agent to act as such) with full power of substitution to do the following (all in accordance with the terms of this Agreement): (i) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of money that are payable to Borrower and constitute collections on any Pledged Receivables; (ii) execute and/or file in the name of Borrower any financing statements, amendments to financing statements, schedules to financing statements, releases or terminations thereof, assignments, instruments or documents that it is obligated to execute and/or file under any of the Loan Documents (to the extent Borrower fails to so execute and/or file any of the foregoing within three (3) Business Days of Agent’s written request or the time when Borrower is otherwise obligated to do so); (iii) execute and/or file in the name of Borrower assignments, instruments, documents, schedules and statements that it is obligated to give Agent under any of the Loan Documents (to the extent Borrower fails to so execute and/or file any of the foregoing within three (3) Business Days of Agent’s written request or the time when Borrower is otherwise obligated to do so) and (iv) do such other and further acts and deeds in the name of Borrower that Agent may deem reasonably necessary to enforce, make, create, maintain, continue, enforce or perfect Agent’s security interest, Lien or rights in any Collateral.  In addition, if Borrower breaches its obligation hereunder to direct payments of Pledged Receivables or the proceeds of any other Collateral to the Lockbox Account, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for Borrower pursuant to this paragraph, following the occurrence and continuance of an Event of Default, may, by the signature or other act of any of Agent’s officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of Pledged Receivables or any other Collateral to the Lockbox Account or another account designated in writing by Agent.

2.12Endorsement of Receivables; Assignment and Delivery

The original Receivable evidencing each of the Pledged Receivables shall be delivered to Custodian for the benefit of Agent and shall be endorsed to Agent with the following signed form of endorsement:

Pay to the order of Pacific Western Bank, as Agent, with recourse.

Bluegreen Vacations Corporation

By:___________________________________

Name/Title:_____________________________

To the extent that any such Receivable had previously been endorsed by Borrower to another Person, such Person shall have re-endorsed such Receivable back to Borrower.

Each of the Pledged Receivables shall be collaterally assigned to Agent, for the benefit of Lenders, by written Assignment (the “Assignment”), duly executed on behalf of Borrower in substantially the form attached hereto as Exhibit C, provided that a batch Assignment shall also be deemed acceptable to Lender.  Each Assignment shall be in a form which is properly recordable in the applicable real estate records in the state in which the applicable Resort is located.

2.13Notice to Obligors

(a)Each Obligor with a Pledged Receivable shall be directed by Borrower or Servicer, in writing, to make all payments on account of such Pledged Receivable, as applicable, (i) by automatic debit to such Obligor’s bank account, to be initiated by Servicer and to be paid to Lockbox Bank; (ii) by check payable to the order of Borrower pursuant to the Lockbox Agreement and to mail such checks to the Lockbox Bank at the address specified in the Lockbox Agreement; or (iii) by credit card payment for processing through Borrower’s credit card deposit account with such payment to be deposited through the Lockbox Bank into Agent’s deposit account.

(b)Borrower shall deliver to Agent from time to time as requested by Agent, a form of notice to Obligors advising them of the collateral assignment of their Pledged Receivable to Agent and directing that all payments on account of such Obligor’s Pledged Receivable be made as directed in Section 2.3(a), which notice (the “Notice to Purchasers”) shall be in the form attached hereto as Exhibit I.  Agent shall have the right, at any time upon the occurrence and during the continuance of an Event of Default, to send an original or a copy of such Notice to Purchasers to each Obligor with a Pledged Receivable.

(c)In addition, Borrower hereby grants to Agent a power of attorney, at Borrower’s cost, to give notice in writing or otherwise, upon the occurrence and during the continuance of an Event of Default, in such form or manner as Agent may deem advisable in its sole discretion, to each Obligor with a Pledged Receivable of such assignment with direction to make all payments on account of such Pledged Receivable in accordance with such instructions as Agent may deem advisable in its sole discretion.  This power of attorney being coupled with an interest is irrevocable.

(d)Borrower authorizes Agent and Servicer (but Agent and Servicer shall not be obligated) to communicate at any time, upon the occurrence and during the continuance of an Event of Default, with any Obligor or any other Person primarily or secondarily liable under a Pledged Receivable with regard to the lien of Agent and Lenders thereon and any other matter relating thereto.

2.14Permitted Contests

Notwithstanding anything in the Loan Documents or otherwise to the contrary, after prior written notice to Agent, Borrower at its expense may contest, by appropriate legal or other proceedings conducted in good faith and with due diligence, the amount or validity of any tax, charge, assessment, statute, regulation, or any monetary lien on or in respect of the Collateral, so long as: (i) in the case of an unpaid tax, charge, assessment or lien, such proceedings suspend the collection thereof from Borrower and the Collateral, and shall not interfere with the payment of any monies due under the Collateral in accordance with the terms of the Loan Documents; (ii) none of the Collateral is, in the judgment of Agent, in any imminent danger of being sold, forfeited or lost; (iii) in the case of a statute or regulation, neither Borrower nor Agent is in any danger of any civil or criminal liability for failure to comply therewith; and (iv) Borrower has furnished such security, if any, as may be required in the proceedings.

2.15Release of Liens

(a)Agent shall release its lien on any Pledged Receivables and the related Collateral that no longer constitutes an Eligible Receivable and/or is otherwise used to calculate Borrower’s compliance with Section 2.5 hereof so long as (i) no Potential Default or Event of Default has occurred and is continuing and (ii) Borrower will remain in compliance of Section 2.5 hereof following such release or Borrower shall have paid such amounts to Agent as may be required so that Borrower is in compliance with Section 2.5 hereof following such release.

(b)Borrower shall give written notification to Agent and Custodian, in the form annexed hereto as Exhibit G, in the event the obligation of an Obligor under a Pledged Receivable has been (i) satisfied in full by such Obligor and all amounts paid thereunder are actually deposited into the Lockbox Account or (ii) cancelled due to an upgrade of the related Vacation Ownership Interest or Customer Service Cancellation, then within thirty-one (31) days after the date of the occurrence of such upgrade or Customer Service Cancellation, Borrower will at its sole option either (x) make to Agent a principal payment in an amount necessary so that Borrower remains in compliance with Section 2.5 hereof following such release of such Pledged Receivable(s), (y) deliver to Custodian on behalf of Agent, one or more Receivables having an aggregate unpaid principal balance not less that the unpaid principal balance of the Pledged Receivable that was upgraded or cancelled or (z) a combination of (x) and (y).  Upon receipt of such notice and confirmation by Agent that it has received in good funds all such amounts owing on such Pledged Receivable or replacement Receivables, as the case may be, Agent shall promptly execute any documents reasonably necessary or required by law to release the Lien of Agent and Lenders with respect to the related Collateral under this Agreement.  Agent shall return or cause to be returned all Collateral, including, without limitation, all Custodian Deliverables (original or otherwise) related thereto, to Borrower.

(c)Subject to Section 12.3, promptly following full performance and satisfaction and indefeasible payment in full in cash of all Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) and the termination of this Agreement, the Liens created hereby shall terminate and Agent shall execute and deliver such documents, at Borrower’s expense, as are necessary to release Agent’s Liens in the Collateral and shall return all Collateral or cause to be returned all Collateral, including, without limitation, all Custodian Deliverables (original or otherwise) related thereto, to Borrower; provided,  however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent.  Agent shall not be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts.

2.16Release of Liens

Replacement of Servicing Agents    Agent shall have the right at such times as are provided in the applicable agreement, upon written notice to Borrower, to transfer the servicing of the Pledged Receivables to an alternate Qualified Servicing Agent in accordance with the terms of the Servicing Agreement.  The determination of a successor to the then existing Servicer shall be made by the mutual agreement of the Agent and the Borrower unless there then exists an Event of Default or, in connection with the appointment of a successor to Borrower or one of its Affiliates as the Servicer, unless there has occurred a Termination Event (as defined in the Servicing Agreement).  For purposes of this Section 2.16, a “Qualified Servicing Agent” shall mean a nationally recognized and licensed servicer of timeshare loan receivables that (a) is actively servicing a portfolio of timeshare loans with an aggregate principal balance of not less than $200,000,000, (b) has servicing and collection capabilities for all categories of delinquent and defaulted timeshare loans (including through foreclosure) and (c) is not Agent or any Lender or an Affiliate of Agent or any Lender.

III.FEES AND OTHER CHARGES

3.1Computation of Rates; Lawful Limits

All rates hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed in each calculation period, as applicable.  In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Agent, for the benefit of itself and the other Lenders, for the use, forbearance or detention of money hereunder exceed the Maximum Rate which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Agent or Lenders shall have received interest or any other charges of any kind which might be deemed to be interest in excess of the Maximum Rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Agent and Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.  The terms and provisions of this Section 3.1 shall control to the extent any other provision of any Loan Document is inconsistent herewith.

3.2Default Rate of Interest

Upon the occurrence and during the continuation of an Event of Default, the Applicable Rate of interest then in effect at such time with respect to the Obligations shall be increased by four percent (4.0%) per annum (subject to the Maximum Rate) (the “Default Rate”).  Interest at the Default Rate shall accrue from the initial date of such Event of Default until such Event of Default is waived or ceases to continue, and shall be payable upon demand.

3.3Increased Costs; Capital Adequacy

(a)If any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Loan (or of maintaining its obligation to make the Loan) or to reduce the amount of any sum received or receivable by such Lender   hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b)If any Lender determines that any Change in Law regarding capital requirements  has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company, as applicable, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company, as applicable, with respect to capital adequacy), then from time to time Borrower will pay to such

Lender such additional amount or amounts as will compensate such Lender’s or such Lender’s  holding company, as applicable,  for any such reduction suffered.

(c)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as the case may be, as specified in Sections 3.3(a) and (b), shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.3 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 3.3 for any increased costs or reductions incurred more than 90 days prior to the date such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)In the alternative to paying the amounts required pursuant to this Section 3.3, Borrower shall have the option to prepay the Loan and all other outstanding Obligations in full and terminate this Agreement, within ninety (90) days of the date Borrower receives the certificate set forth in Section 3.3(c), without paying the liquidated damages provided in Section 2.6(a) of this Agreement.

3.4Commitment Fee

On the Closing Date, Borrower shall pay to Agent, for the benefit of Lenders, a nonrefundable commitment fee (the “Commitment Fee”)  equal to One Hundred Twenty Five Thousand and No/100 Dollars ($125,000), which shall be deemed earned on the Closing Date and payable to Agent, for the benefit of Lenders.

Notwithstanding the foregoing, in the event that Agent participates the Loan to a Participant or any Lender assigns any of its rights and obligations hereunder to a Transferee in accordance with the terms of this Agreement and such participation or assignment has the effect of resulting in less than $50,000,000 being committed to Borrower due to a default by such Participant or Transferee, then a portion of the Commitment Fee shall be refunded to Borrower in a pro rata amount, taking into account such reduction and the number of months elapsed in the Revolving Credit Period.

3.5Unused Line Fee

On the first Business Day of each calendar month during (and immediately following the termination of, as provided herein) the Revolving Credit Period, Borrower agrees to pay to Agent, for the benefit of Lenders, with respect to the preceding calendar month (or the portion thereof, if the expiration of the Revolving Credit Period does not occur on the first day of a calendar month), a fee payable in an amount (calculated as of the last day of the preceding calendar month) equal to one-twelfth (1/12th) of 0.25% multiplied by the positive difference between (A) the Facility Cap and (B) the greater of (x) the Average Daily Balance of the Loan during such prior calendar month and (y) $17,500,000. The Unused Line Fee shall be waived upon the termination of the Revolving Credit Period.

3.6Minimum Yield Maintenance Fee

On September 20, 2021 and each anniversary thereof (or such earlier date if the expiration of the Revolving Credit Period occurs on an earlier date during any calendar year), Borrower agrees to pay to Agent, for the benefit of Lenders, with respect to the preceding twelve (12) calendar month period (or the portion thereof, if the expiration of the Revolving Credit Period occurs within a time period less than twelve (12) calendar months since the most recent annual payment), an annual fee (the “Minimum Yield Maintenance Fee”) payable in an amount equal to the product of (a) a percentage equal to the Calculated Rate multiplied by (b) the positive difference, if any, between, $10,000,000 and (ii) an amount equal to the Average Daily Balance of the Loan during such prior twelve (12) calendar month period. For the avoidance of doubt, in addition to paying the Minimum Yield Maintenance Fee September 20th of each year during the Revolving Credit Period, the Minimum Yield Maintenance Fee shall be due and payable upon the termination of the Revolving Credit Period and subsequently waived at all times thereafter.

IV.CONDITIONS PRECEDENT

4.1Conditions to Closing

The obligations of Agent and Lenders to consummate the transactions contemplated herein, are subject to the satisfaction (or waiver), in the Permitted Discretion of Agent, of each of the following:

(a)Loan Documents.  Agent shall have received this Agreement and the Loan Documents executed in connection herewith duly executed by all parties thereto.

(b)Closing Certificates.  Agent shall have received the executed closing certificate of Borrower certifying to Agent and Lenders that all representations and warranties of Borrower in this Agreement are accurate and complete and that Borrower has complied with all covenants and conditions of closing set forth in this Agreement.

(c)Opinion of Counsel.    Agent shall have received the written legal opinion of Borrower’s outside legal counsel in form and substance satisfactory to Agent, in its and its counsel’s reasonable discretion.

(d)Solvency Certificate.  Agent shall have received a certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of Borrower, in his or her capacity as such and not in his or her individual capacity, in the form attached hereto as Exhibit M (the “Solvency Certificate”);

(e)Good Standing Certificates.    Agent shall have received a current good standing certificate issued by the secretary of the state of Borrower’s formation.

(f)Authorizing Resolutions.  Agent shall have received a copy of the resolutions of the Board of Directors of Borrower, authorizing the transactions contemplated hereunder and the execution of the Loan Documents and all collateral documents on behalf of Borrower by the officer of Borrower who is signing the Loan Documents.

(g)Fees; Expenses.  Borrower shall have paid all fees and expenses required to be paid to Agent and Lenders prior to or at Closing pursuant to this Agreement.

(h)Other.  Agent shall receive such other documents and items as Agent may request in writing in its Permitted Discretion.

(i)No Material Adverse Effect.  Except as set forth on Schedule 4.1(aa) attached hereto, there shall not have occurred any Material Adverse Change or Material Adverse Effect from that which was reflected on the financial statements dated March 31, 2021, provided to Agent or any liabilities or obligations of any nature with respect to Borrower which could reasonably be likely to have a Material Adverse Effect.

4.2Conditions to Subsequent Advances

The obligations of Lenders to make the initial Advance under this Agreement (the “Initial Advance”) and any subsequent Advances are subject to the satisfaction (or waiver), in the Permitted Discretion of Agent, of the following:

(a)Borrower shall have delivered to Agent, not later than 11:59 a.m. (New York time) on the Business Day prior to the proposed date for such requested Advance, a Request for Advance in the form of Exhibit H-I hereto (a “Request for Advance”), or a Request for Excess Availability Advance in the form of Exhibit H-II hereto (a “Request for Excess Availability Advance”), as applicable, and a Borrowing Certificate for the Advance with necessary supporting documentation executed by a Responsible Officer of Borrower, which shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this Section 4.2, have been satisfied;

(b)each of the representations and warranties made by Borrower in or pursuant to the Loan Documents shall be accurate in all material respects before and after giving effect to the making of such Advance (except for those representations and warranties that pertain to an earlier time period or made as of a specific date), Borrower shall be in compliance with all covenants, agreements and obligations under the Loan Documents, and no Potential Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the requested Advance on such date;

(c)immediately after giving effect to the requested Advance, the aggregate outstanding principal amount of Advances under the Loan shall not exceed Availability;

(d)Agent shall have received all fees, charges and expenses payable to Agent and Lenders on or prior to such date pursuant to the Loan Documents;

(e)there shall not have occurred any Material Adverse Change, and no event shall have occurred or condition exist that could reasonably be expected to have a Material Adverse Effect;

(f)at least five (5) Business Days prior to the date of such proposed Advance, Custodian shall have received the Custodian Deliverables with respect to each Receivable to be financed pursuant to such Advance, and one (1) Business Day before the date of such proposed Advance, Custodian shall have issued and delivered to Agent a Custodian Certificate (without any exceptions noted thereon unless otherwise waived by Agent or as may relate to a permissible trailing document) in relation to each such Receivable as provided for in the Custodial Agreement, all in form and substance acceptable to Agent in its Permitted Discretion; and

(g)Prior to the first funding of any Receivables at a Primary Resort or Secondary Resort, Agent shall have received the written legal opinion of Borrower’s outside counsel admitted to practice in the respective states where such Primary Resorts  and Secondary Resorts are located covering local matters in such jurisdiction, each in form and substance satisfactory to Agent in its reasonable discretion.

(h)Prior to the first funding of any Receivables at a Primary or Secondary Resort, (i) Agent shall have received a sample form of each of the Consumer Documents for each such Primary Resort and Secondary Resort and (ii) Agent shall have determined, in its Permitted Discretion, that each such Consumer Document complies in all material respects with all Applicable Laws.  Upon Agent’s approval of such Consumer Documents, such Consumer Documents shall be added to the Consumer Documents previously delivered to Agent or Agent’s counsel.

(i)all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been, as applicable, delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent.

V.REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the Closing Date and as of the date of each Advance, as applicable, as follows:

5.1Organization and Authority

(a)Borrower.  Borrower is a corporation duly formed, validly existing and in good standing under the laws of the State of Florida.  Borrower is duly licensed or qualified and in good standing as a foreign corporation under the laws of each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such licensing or qualification, except where the failure to be so licensed or qualified would not reasonably be expected to result in a Material Adverse Change.  Borrower has full power and lawful authority to enter into the Loan Documents, perform its obligations under the Loan Documents and carry on its business as it is now being conducted or as proposed to be conducted.

(b)Associations.  Each Association, other than those Associations that are unincorporated Associations, is a non-profit corporation or cooperative association duly organized, validly existing and in good standing under the laws of the state or jurisdiction in which the applicable Resort is located, having full power and lawful authority to perform its obligations under the applicable related Declaration and applicable Management Agreement, and carry on its business as it is now being conducted or as proposed to be conducted.

5.2Loan Documents

(a)Transaction is Legal and Enforceable.  The execution and delivery of this Agreement and all other Loan Documents and the performance by Borrower of its obligations hereunder and thereunder are within the powers, purposes and authority of Borrower.  This Agreement and all other Loan Documents to which Borrower is a party are valid, legal and binding upon Borrower, enforceable against Borrower in accordance with their terms, subject to bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium and other similar applicable laws affecting the enforceability of creditors’ rights generally applicable in the event of bankruptcy, insolvency, reorganization, liquidation or dissolution, and to general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.

(b)Due Authorization; No Legal Restrictions.  The execution, delivery and performance by Borrower of the Loan Documents, the consummation of the transactions contemplated by the Loan Documents and the fulfillment and compliance with the respective terms, conditions and provisions of the Loan Documents: (a) have been duly authorized by all requisite corporate action of Borrower, (b) will not conflict with or result in a breach of, nor constitute a default (or which would reasonably be expected to, upon the passage of time or the giving of notice or both, constitute a default) under, any of the terms, conditions or provisions of any Applicable Law or other applicable rule, regulation or ordinance or Borrower’s Governing Documents or any indenture, mortgage, loan or credit agreement,  instrument or other document to which Borrower may be bound or affected, or any judgment or order of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, where such conflict, breach or default would have a material adverse effect on Borrower’s ability to perform its obligations under this Agreement or any other Loan Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of any Receivables (c) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower under the terms or provisions of any such agreement or instrument, except liens in favor of Agent and Lenders, and (d) do not require the consent, approval or authorization of any Governmental Authority or any other Person which has not been obtained.

5.3Title to Collateral

Borrower has good and valid title to all Collateral free and clear of all liens and other encumbrances of any kind, excepting only liens in favor of Agent or Permitted Liens.  There are no liens or encumbrances against any of the Collateral consisting of the Pledged Receivables or related Timeshare Documents, other than liens in favor of Agent or Permitted Liens.  Borrower will defend its title to the Collateral against any claims of all Persons other than Agent.

5.4Other Agreements

Neither the execution and delivery of the Loan Documents on behalf of Borrower nor the performance by Borrower of the transactions contemplated hereby (a) will violate any provision of any Applicable Law, or (b) to the best of Borrower’s knowledge, will constitute or with the passage of time or giving of notice will result in the breach of any term or provision or constitute a default under or result in the acceleration of any obligation under any agreement or other instrument to which Borrower is a party, or by which Borrower, or any of its property or assets are bound, the effect of which would reasonably be expected to result in a Material Adverse Change.  Borrower is not in default under or with respect to any mortgage, lease or agreement to which it is a party or by which it or any of its properties are bound, the effect of which would reasonably be expected to result in a Material Adverse Change, and to the best of Borrower’s knowledge, no event or condition which, after notice or lapse of time or both, would constitute a default thereunder such that the result thereof would reasonably be expected to result in a Material Adverse Change, exists.  To the best of Borrower’s knowledge, Borrower has not received any written notice, from any source, including without limitation, any mortgagee or lessor, with respect to any claimed default by Borrower with respect to any such mortgage, lease or agreement, the effect of which would reasonably be expected to result in a Material Adverse Change.

5.5Litigation

Except as set forth on the most recent SEC filings in respect of Borrower, there are no suits, actions or proceedings pending or to the best of Borrower’s knowledge, threatened, against or affecting any Resort, the Collateral, Borrower, or its properties, at law or in equity before any court or before any governmental or regulatory authority or agency, arbitration board or other tribunal, which would reasonably be expected to result in a Material Adverse Change.  Neither Borrower nor any Affiliate of Borrower has received any written notice from any court, governmental authority or agency or other tribunal alleging that Borrower, any Affiliate of Borrower or any Resort has violated in any material respect any Applicable Law, the Declarations or other agreements or arrangements, in a manner which would reasonably be expected to result in a Material Adverse Change.

5.6Tax Returns; Taxes

Borrower (a) has filed all federal, state, foreign (if applicable) and local tax returns and other reports which are required by law to be filed by Borrower, and (b) has paid prior to delinquency all taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, except only for items that Borrower is currently contesting in good faith and that are described on Schedule 5.6 and for which adequate reserves have been established in accordance with GAAP, consistently applied.

5.7Financial Statements and Reports

All financial statements and financial information relating to Borrower that have been or may hereafter be delivered to Agent by Borrower (a) are consistent with the books of account and records of Borrower, (b) have been prepared in accordance with GAAP, on a consistent basis throughout the indicated periods and (c) present fairly in all material respects the financial condition, assets and liabilities and results of operations of Borrower at the dates and for the relevant periods indicated in accordance with GAAP on a basis consistently applied, except that the unaudited financial statements may contain no footnotes or year-end adjustments.  Borrower does not have any material obligations or liabilities of any kind required to be disclosed therein that are not disclosed in such financial statements, and since the date of the most recent financial statements submitted to Agent pursuant to Section 6.1, there has not occurred any Material Adverse Change or Material Adverse Effect or, to Borrower’s knowledge, any other event or condition that could reasonably be expected to be, have or result in a Material Adverse Effect.

5.8Compliance with Law; Business Practices

Except as set forth on Schedule 5.8, Borrower (a) is in compliance in all material respects with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to Borrower, Borrower’s assets and/or its business operations and (b) is not in violation of any order of any Governmental Authority or other board or tribunal, except, in the case of both (a) and (b), where noncompliance or violation could not reasonably be expected to be, have or result in a Material Adverse Effect.

5.9Pension Plans

Borrower has no obligations with respect to any employee pension benefit plan,  as such term is defined in the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), with any such plan referred to herein as a “Plan,” except as described in Schedule 5.9.  No “Prohibited Transaction” with respect to the Borrower within the meaning of Section 406 of ERISA exists or will exist with respect to any Plan upon the execution and delivery of this Agreement or the performance by the parties hereto of their respective duties and obligations hereunder, except a prohibited transaction that qualifies for an exemption under ERISA.

Neither Borrower nor any ERISA Affiliate sponsors any pension plan subject to Title IV of ERISA.  Neither Borrower nor any ERISA Affiliate is a party to a collective bargaining agreement that requires it to make contributions to: (a) any pension plan subject to Title IV of ERISA or (b) any “multi employer plan” as such term is defined in Section 4001(a)(3) of ERISA. Neither Borrower nor any ERISA Affiliate has incurred withdrawal liability under Section 4201 or 4204 of ERISA.  The term “ERISA Affiliates” means any trade or business (whether or not incorporated) that is treated as a single employer together with Borrower under Section 414 of the Internal Revenue Code of 1986, as amended.

5.10Current Compliance

Borrower is currently in compliance with all of the terms and conditions of this Agreement and all other Loan Documents and no Potential Default or Event of Default currently exists.

5.11Solvency

Borrower is solvent as of the Closing Date, and, after giving effect to the transactions contemplated on the date of the initial Advance, or any subsequent Advance, will be solvent.  No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

5.12Disclosure

No Loan Document nor any other agreement, document, certificate, or statement furnished to Agent and Lenders and prepared by or on behalf of Borrower in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by Borrower in any Loan Document, contains any untrue statement of material fact or omits to state any fact necessary to make the factual statements therein taken as a whole not materially misleading in light of the circumstances under which it was furnished.  There is no fact known to Borrower which has not been disclosed to Agent in writing that could reasonably be expected to be, have or result in a Material Adverse Effect.

5.13Existing Indebtedness

Schedule 5.13 sets forth the outstanding principal balance of all indebtedness for borrowed money, repurchase obligations with respect to sold Receivables and other liabilities of Borrower (other than accounts payable, accrued liabilities, deferred income taxes and deferred income in the ordinary course) as of the Closing Date.  Such indebtedness, obligations and liabilities are referred to collectively as “Closing Date Indebtedness”. Borrower is not in default, in any material respect, with respect to any of the Closing Date Indebtedness as of the Closing Date.  As of the Closing Date, Borrower has not entered into any agreement relating to any additional indebtedness for borrowed money, repurchase obligations with respect to sold Receivables and other liabilities of Borrower (other than accounts payable, accrued liabilities, deferred income taxes and deferred income in the ordinary course) other than those as set forth on Schedule 5.13.

5.14Insurance

All the insurance required by the Declarations related to Associations, other than those related to FBS Resorts, managed by the Vacation Club Manager, the Loan Documents and this Agreement to be obtained has been obtained, is presently in full force and effect and all premiums thereon have been fully paid when due to date.  Each of Borrower’s certificates evidencing, as applicable, property or liability insurance and in respect to which Agent, for the benefit of Lenders, has been indicated as a loss payee, additional insured or certificate holder, as applicable.  Borrower shall use its commercially reasonable best efforts to provide that the related policy may not be canceled or materially changed except upon (i) providing ten (10) days’ prior written notice, with respect to property insurance coverage, and (ii) endeavoring to provide ten (10) days’ prior written notice, with respect to liability insurance coverage, of intention of non-renewal, cancellation or material change to Agent and that no act or thing done by Borrower shall invalidate any policy as against Agent or any Lender; provided,  however, that Borrower agrees to use commercially reasonable efforts to require the applicable insurer to provide thirty (30) days’ prior written notice of cancellation.  Agent has been named as an additional insured, certificate holder or loss payee on such certificates, as applicable.

5.15Names, Addresses and States of Formation

During the past five (5) years, Borrower has not been known by any names and has not been located at any addresses, other than those set forth on Schedule 5.15.  The portions of the Collateral which are tangible property and have not been delivered to Agent and the books and records pertaining thereto will at all times be located at the address for Borrower set forth on Schedule 5.15; or such other location determined by Borrower after prior notice to Agent and delivery to Agent of any items requested in writing by Agent to maintain perfection and priority of Agent’s and Lenders’ security interests and access to such books and records.  Schedule 5.15 identifies the chief executive office, principal place of business and state of formation of Borrower.

5.16Non-Subordination

The Obligations are not subordinated in any way to any other obligations of Borrower or to the rights of any other Person.

5.17Reserved

5.18Pledged Receivables

With respect to each Pledged Receivable, Borrower warrants and represents to Agent and Lenders as of the applicable Transfer Date that:

(i)each of the Pledged Receivables listed in the Borrowing Certificate delivered by Borrower to Agent as of the date of an applicable Advance constitutes an Eligible Receivable;

(ii)in determining which Receivables are “Eligible Receivables,” Lender may rely upon all statements or representations made by Borrower in this Agreement or the other Loan Documents;

(iii)such Receivables are genuine; are in all respects what they purport to be; and such Receivable has only one original counterpart and no other party other than Custodian is in actual or constructive possession of the related Custodian Deliverables (other than with respect to permissible trailing documents); and

(iv)such Receivables represent undisputed, bona fide transactions created by purchase money financing by an originator to its borrower customer in the ordinary course of such originator’s business and completed in accordance with the terms and provisions contained in any documents related thereto.

5.19Legal Investments; Use of Proceeds

Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loan will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

5.20Licensing, Permits, Etc.

Borrower and its Affiliates possess and will at all times continue to possess,  all requisite franchises, certificates of convenience and necessity, operating rights, approvals, licenses, permits, consents, authorizations, exemptions, and orders as are reasonably necessary or appropriate to carry on its business operations as it is now being conducted, including the operation and management of each Resort and the sale of Vacation Ownership Interests without any known conflict with the rights of others and, with respect to Borrower and the Collateral, in each case subject to no mortgage, pledge, Lien, lease, encumbrance, charge, security interest, title retention agreement, or option other than the Permitted Liens, except where the failure to possess said licenses or permits would not reasonably be expected to result in a Material Adverse Change. Borrower is in compliance in all material respects with all applicable Permits, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Change. All such franchises, certificates of convenience and necessity, operating rights, approvals, licenses, permits, consents, authorizations, exemptions, and orders are presently in full force and effect, and there is no action currently pending or, to the knowledge of Borrower, threatened effort to revoke or modify any of them.

5.21Anti-Terrorism; OFAC

(a)Neither Borrower nor any Person controlling or controlled by Borrower, nor, to Borrower’s knowledge, any Person for whom Borrower is acting as agent or nominee in connection with this transaction (“Transaction Persons”)(1) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (2) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (3) is a Person on the list of Specially Designated Nationals and Blocked Persons or is in violation of the limitations or prohibitions under any other OFAC regulation or executive order.

(b)No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c)Borrower acknowledges by executing this Agreement that Lender has notified Borrower that, pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record such information as may be necessary to identify Borrower (including, without limitation) the name and address of Borrower) in accordance with the Patriot Act.

5.22Compliance

Borrower and each Resort are in compliance with and will comply with all Applicable Laws in a manner that Borrower’s failure to so comply would not be reasonably expected to result in a Material Adverse Change.

5.23Declarations

Except in connection with La Cabana Resort, each Unit and all equipment, furnishings and appliances intended for use in connection therewith have been and will continue to be duly submitted to the provisions of the applicable Declaration, which has been recorded in the real property records of the jurisdiction in which the applicable Resort is located.  The applicable Declarations will not be cancelled or materially amended in a manner that would reasonably be expected to result in a Material Adverse Change.

5.24Zoning Laws, Building Codes, Etc.

Each Resort, all the buildings and other improvements in which the Unit is situated and all amenities for such Unit have been or will be completed in compliance with all applicable zoning codes, building codes, health codes, fire and safety codes except as set forth on Schedule 5.24, and other Applicable Laws, in a manner that Borrower’s failure to so comply would not be reasonably expected to result in a Material Adverse Change.  All material inspections, licenses, permits required to be made or issued in respect of such buildings and amenities have been or will be made or issued by the appropriate authorities.  The use and occupancy of such buildings for their intended purposes are and will be lawful under all Applicable Laws.  Final certificates of occupancy or the applicable jurisdictional equivalent have been or will be issued and are or will be in effect for each Unit.  To Borrower’s knowledge, the timeshare use and occupancy of any Unit do not and will not violate or constitute a non-conforming use under any private covenant or restriction or any zoning, use or similar law, ordinance or regulation affecting the use or occupancy of the applicable Resort.

5.25Property Taxes and Fees

All real property taxes, condominium and similar maintenance fees, rents, assessments and like charges affecting any Unit related to any Pledged Receivable have been fully paid to date, to the extent such items are due and payable.

5.26No Defaults

No default or condition which, with the giving of notice or passage of time, or both, would constitute a default, exists with respect to any mortgage, deed of trust or other encumbrance against the Resort in which any Unit related to a Pledged Receivable is located.

5.27Timeshare Approvals

Each Resort has been approved by the applicable Division as a timeshare project and has been established and dedicated as a timeshare project in full compliance with all Applicable Laws, including without limitation, the applicable timeshare act in a manner that Borrower’s failure to so comply would not be reasonably expected to result in a Material Adverse Change.  Borrower or its Affiliates have, or in the case of FBS Resorts have received evidence of, all registrations, approvals, licenses and Permits required under all Applicable Laws for each Resort to be operated as a timeshare project, for the sale of Vacation Ownership Interests in such Resort, for the making of Receivables related to such Resort, and for the ownership, operation and management of such Resort in a manner that Borrower’s or any of its Affiliates’ failure or a FBS Developer’s failure, as applicable, to have such registrations, approvals, licenses or Permits would not be reasonably expected to result in a Material Adverse Change.

5.28Sale of Vacation Ownership Interests

The Vacation Club and the Vacation Ownership Interests which collateralize the Pledged Receivables are, as of the Closing Date, registered or exempt from registration under Applicable Laws in the respective states in which each are marketed and/or sold.  The Vacation Club and the Vacation Ownership Interests which collateralize the Pledged Receivables will be, after the Closing Date, registered or exempt from registration under Applicable Laws in the respective states in which each are marketed and/or sold, as applicable.  All sales have been and will be made in compliance with all Applicable Laws and utilizing then current and approved public reports in a manner that Borrower’s failure to so comply would not be reasonably expected to result in a Material Adverse Change.  The marketing, sale, offering for sale, rental, solicitation of purchasers and financing of Vacation Ownership Interests related to the Resorts: (a) will not constitute the sale, or the offering for sale, of securities subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law applicable to such sale or offer for sale; (b) will not violate Applicable Laws or any applicable land sales or consumer protection law, statute or regulation in a manner that would reasonably be expected to result in a Material Adverse Change; and (c) will not violate any applicable consumer credit or usury statute in a manner that would reasonably be expected to result in a Material Adverse Change.

5.29Brokers

All marketing and sales activities have been and will be performed by employees or independent contractors of Borrower or its Affiliates, all of whom are and will be properly licensed or exempt from licensing in accordance with Applicable Laws.  Borrower or its Affiliates will retain a duly licensed broker of record for each Resort as may be required by Applicable Law in the state in which each Resort is located.

5.30Resort Documents

Borrower has furnished Agent with true and correct copies of the Resort Documents listed on Schedule 5.30 hereto, which constitute all of the material Resort Documents applicable to each representative state in which a Primary Resort and Secondary Resort is located and the form and content of which have been approved by all applicable governmental authorities, to the extent required.  Each Resort Document complies in all material respects with all Applicable Law and there exists no outstanding violations or breaches of any such Resort Documents, including, without limitation, the Club Trust Agreement.

5.31Assessments

Each Owner of a Vacation Ownership Interest (and Borrower or its Affiliates, or the applicable FBS Developer, with respect to unsold timeshare interests in a Resort) automatically will be a member of the applicable Association for such Resort, which Association has authority to levy annual Assessments to cover the costs of maintaining and operating such Resort.  Any lien for unpaid Assessments will at all times be subordinate to the lien of each Mortgage assigned to Agent, for the benefit of Lenders.  Each Owner’s membership in such Association is immediately conveyed to the Club Trustee under the applicable Timeshare Agreement and the Club Trustee will thereafter remain a member of such Association and be entitled to vote on the affairs thereof, subject only to retaining ownership of the Vacation Ownership Interest.  To Borrower’s knowledge, each Association is and will continue to be solvent. To Borrower’s knowledge, levied Assessments are and will be adequate to cover the current costs of maintaining and operating the applicable Primary Resort or Secondary Resort and to establish and maintain a reasonable reserve for capital improvements except as disclosed on Schedule 5.31.  To Borrower’s knowledge, there are no reasonably foreseeable circumstances which could give rise to a material increase in such costs, except for additions of subsequent phases of a Primary Resort or Secondary Resort that will not materially increase Assessments except as disclosed on Schedule 5.31.

5.32Club Trust Agreement

Borrower has delivered or caused to be delivered to Agent a true and complete copy of the fully executed Club Trust Agreement and all amendments thereto.  Borrower shall use its best efforts to ensure that the Club Trust Agreement will not be amended, modified or supplemented unless any such amendment, modification or supplement is permitted in accordance with the terms of the Club Trust Agreement and Applicable Law, and a copy has been delivered to Agent.  To the best of Borrower’s knowledge, there are no existing outstanding violations or breaches of the Club Trust Agreement.

5.33Survival

Borrower hereby makes the representations and warranties contained herein with the knowledge and intention that Agent and Lenders are relying and will rely thereon.  All such representations and warranties will survive the execution and delivery of this Agreement, the Closing and the making of any and all Advances.

VI.AFFIRMATIVE COVENANTS

Borrower hereby covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) and until termination of this Agreement:

6.1Financial Statements, Reports and Other Information

(a)Financial Reports.  Borrower shall furnish to Agent:

(i)as soon as available and in any event within one hundred twenty  (120) calendar days after the end of each fiscal year of Borrower, audited annual financial statements of Borrower on a consolidated basis, including the notes thereto, consisting of a balance sheet at the end of such completed fiscal year and the related statements of income, cash flows and owners’ equity, for such completed fiscal year, which financial statements shall be audited by an independent certified public accounting firm of recognized standing; provided, that the financial statements related to Borrower shall be deemed delivered and the foregoing requirements satisfied if/when such financial statements are filed with the SEC and publicly available;

(ii)as soon as available and in any event within one hundred eighty (180) calendar days after the end of each fiscal year of each Association related to a Primary Resort and Secondary Resort, annual audited financial statements of such Association, including the notes thereto, consisting of (as applicable under GAAP) a balance sheet at the end of such completed fiscal year and the related statements of revenues, expenses and changes in fund balance for such completed fiscal year, which financial statements shall be prepared and certified without qualification by an independent certified public accounting firm of recognized standing;

(iii)as soon as available and in any event within one hundred eighty (180) calendar days after the end of each fiscal year of the Vacation Club, annual audited financial statements of the Vacation Club on a consolidated basis, including the notes thereto, consisting of a balance sheet at the end of such completed fiscal year and the related statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year, which financial statements shall be prepared and certified without qualification by an independent certified public accounting firm of recognized standing; and

(iv)as soon as available and in any event within sixty  (60) calendar days after the end of each fiscal quarter (other than the final fiscal quarter of each fiscal year) of Borrower, unaudited, quarterly financial statements of Borrower on a consolidated basis, consisting of a balance sheet at the end of such completed fiscal quarter and the related statements of income and cash for such completed fiscal quarter; provided, that the financial statements related to Borrower shall be deemed delivered and the foregoing requirements satisfied if/when such financial statements are filed with the SEC and publicly available.

All such financial statements described above shall be prepared in accordance with GAAP consistently applied with prior periods (subject, as to interim statements, to lack of footnotes and year-end adjustments).  Agent acknowledges that the independent certified public accounting firms auditing the statements referred to in (i), (ii) and (iii) above as of the Closing Date are deemed acceptable to Agent.  With each annual and quarterly financial statement of Borrower, Borrower shall also deliver a compliance certificate of an officer of Borrower, in the form satisfactory to Agent, stating that (A) such person has reviewed the relevant terms of the Loan Documents and the condition of Borrower and (B) no Event of Default has occurred or is continuing, or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto.  Such certificate shall be accompanied by the calculations necessary to show compliance with the financial covenants in substantially the form set forth on Exhibit J.

(b)Other Materials.  Borrower shall furnish to Agent within ten (10) calendar days of Borrower’s receipt of Agent’s written request:

(i)such additional information, documents, statements, reports and other materials as Lender may request in writing in its reasonable discretion from time to time; and

(ii)all federal, state, foreign (if applicable) and local tax returns and other reports which are required by law to be filed by Borrower with any Governmental Authority, excluding payroll taxes.

(c)Notices.  Borrower shall give Agent prompt written notice (and in any event within five (5) Business Days) of Borrower’s knowledge of (a) the occurrence of any Potential Default or Event of Default hereunder, (b) any event which would be reasonably expected to result in a Material Adverse Change, (c) any material loss or damage to any Primary Resort or Secondary Resort, (d) any material violation by Borrower of any Applicable Law, or (e) any breach of any material agreement adversely affecting any Primary Resort or Secondary Resort.  Such notice shall include a detailed description of the applicable event, proceeding or loss and the actions Borrower or its Affiliates are taking or proposes to take with respect thereto.

(d)Obligors.  Borrower shall deliver to Agent, within ten (10) calendar days of Agent’s written request therefor, a report setting forth the name, phone number, and address of each Obligor.  Other than during the continuance of an Event of Default, Agent agrees that it will not contact any Obligor; provided, that Borrower agrees that, during the continuance of any Event of Default, Agent may contact any Obligor.

(e)Monthly Reports.  Borrower, at its sole cost and expense, shall, not later than the tenth (10th) day of each month, furnish to Agent or cause the Servicer to furnish to Agent by electronic delivery a report in the form attached hereto as Exhibit K (which shall not contain any confidential personal information relating to any Obligor) prepared by Borrower or the Servicer, with respect to the Pledged Receivables.

(f)Borrower shall deliver to Agent copies of any amendments to (i) the Bluegreen Vacation Club Multi-Site Public Offering Statement, (ii) the Vacation Club Management Agreement or (iii) Club Trust Agreement not less than thirty  (30) days after Borrower’s receipt of notice that any such amendment has been approved by the applicable Governmental Authority.

(g)Collateral Assignments. At least once each calendar quarter (or at any other time and from time to time as reasonably requested by Agent), Borrower shall deliver to Custodian updated Collateral Assignments with respect to each Pledged Receivable (which may be part of a blanket assignment of more than one Receivable) in recordable form for each applicable jurisdiction to be held by the Custodian pursuant to and in accordance with the Custodial Agreement.

(h)Power of Attorney.  From time to time as reasonably requested by Agent, Borrower shall deliver to Agent a Powers of Attorney in recordable form for each applicable jurisdiction where Collateral Assignments are to be recorded.

(i)Any other information, summaries or reports requested in writing by Agent in its reasonable discretion.

6.2Payment of Obligations

Borrower shall make full and timely indefeasible payment in cash of the principal of and interest on the Loan and all other Obligations when due and payable (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending).

6.3Maintenance of Property

Borrower or its Affiliates shall maintain or cause the Vacation Club Managed Associations to maintain all properties and assets material to their business, the on-site amenities, the Units and the Resorts in good condition and make all necessary renewals, repairs, replacements, additions, betterments, and improvements thereto.  So long as Borrower or its Affiliates are in control of the Associations, Borrower or its Affiliates shall maintain or cause each Vacation Club Managed Association to maintain a reasonable reserve to assure compliance with the terms of the foregoing sentence.

6.4Compliance with Legal and Other Obligations of Borrower

Borrower shall (a) comply with all Applicable Laws and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, (b) pay all taxes (including any real estate taxes), assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind when due and payable, except liabilities being contested in good faith and against which adequate reserves have been established in accordance with GAAP consistently applied, (c) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound and (d) properly file all reports required to be filed with any Governmental Authority, as applicable, except under clauses (a), (b), (c) and/or (d) where the failure to comply, pay, file or perform would not reasonably be expected to be, have or result in a Material Adverse Effect.

6.5Existence and Rights

Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its respective existence, rights, privileges, qualifications, permits, licenses, franchises, and other rights material to its business, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.6Compliance with Legal and Other Obligations Regarding Resorts and Club Trust Agreement

Except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect Borrower or its Affiliates shall (a) comply with all Applicable Law applicable to Borrower, the applicable Resorts and the Vacation Club, (b) keep and perform all of their obligations under all agreements relating to the ownership, management or operation of the related Resorts, (c) keep and perform all of their obligations under the Declarations,  (d) keep and perform their obligations under their applicable Governing Documents, (e) obtain and maintain all licenses, registrations, approvals and other authority as may be necessary to enable them to own and operate their business and perform all other obligations, (f) not permit the Resorts managed by the Vacation

Club Manager to be used in a manner to violate any covenant, restriction or any zoning use or similar law, and (g) comply with all obligations owed to Obligors.

Except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect Borrower or its Affiliates shall take commercially reasonable steps to cause the Vacation Club Managed Associations to (a) comply with all Applicable Law applicable to such Associations, (b) keep and perform all of their obligations under all agreements relating to the management or operation of the related Resorts, (c) keep and perform, all of their obligations under the Declarations, (d) perform their obligations under their applicable Governing Documents, (e) obtain and maintain all licenses, registrations, approvals and other authority as may be necessary to enable them to own and operate their business and perform all other obligations, and (f) comply with all obligations owed to Obligors.

6.7Regulatory Approvals

Borrower or its Affiliates shall maintain in full force and effect all Timeshare Approvals and all other regulatory approvals, permits and consents for operation and use of the Resorts and the Vacation Club, sales of Vacation Ownership Interests in the Resorts and the Vacation Club and the making of Receivables, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided, however, that in connection with the FBS Resorts, Borrower or its Affiliates shall use commercially reasonable efforts to cause the related FBS Developer to maintain in full force and effect such approvals. Borrower shall make or pay, or cause to be made or paid, all registrations, declarations or fees with the Divisions and any other government or agency or department thereof, in all applicable jurisdictions, required in connection with the Resorts and the Vacation Club and the occupancy, use and operation thereof, the incorporation of the Units into the Resorts, and the sale, advertising, marketing and offering for sale of Vacation Ownership Interests, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect provided, however, that in connection with the FBS Resorts, Borrower shall use commercially reasonable efforts to cause the related FBS Developer to make such payments.

6.8Insurance

Borrower shall maintain insurance coverage in amount and scope no less than as described in Schedule 6.8.

6.9Management of Borrower

Borrower shall cause its business to be continuously managed by professional and qualified management and staff.

6.10Loan Files

Borrower shall maintain, in trust for the benefit of Agent and Lenders, continuous possession of originals (as applicable and required by law) of all documents comprising the Timeshare Documents for each Pledged Receivable, which have not been delivered to Agent (or to a custodian for Agent and Lenders) and shall deliver to Agent (or to a custodian for Agent and

Lenders) originals or an electronic copy of any documents constituting Timeshare Documents as Agent may request in writing.

6.11Management Agreements

Borrower or its Affiliates shall keep (or shall cause the Associations to keep) Management Agreements with those managers in place as of the Closing Date, or such other property managers reasonably acceptable to Agent, for each of the Primary Resorts and Secondary Resorts in full force and effect and shall perform their obligations thereunder.

6.12Use of Proceeds

Advances will be used by Borrower solely to pay fees, costs and expenses payable under the Loan Documents, and for other proper working capital and other business purposes of Borrower as determined by Borrower in its reasonable discretion.

6.13Lockbox Agreement

Borrower shall keep the Lockbox Agreement (or a substitute Lockbox Agreement with a lockbox agent acceptable to Agent) in full force and effect and shall perform its obligations thereunder, all in accordance with the terms and conditions set forth in the Lockbox Agreement.

6.14Reserved

6.15Resort Documents.

Borrower and its Affiliates shall comply with all of their obligations under the applicable Resort Documents.  Borrower and its Affiliates shall not amend, modify, waive or terminate any of the Resort Documents, or enter into or permit the Associations to enter into any new Resort Documents which would in any way materially and adversely alter the Resorts, the rights of Obligors, the rights of any lender foreclosing on a Vacation Ownership Interest or any priority of past due assessment claims over the lien of any mortgage, as applicable.

6.16Assessments

Borrower or its Affiliates (i) shall use its commercially reasonable efforts to cause each Association to (A) discharge its obligations under the applicable Resort Documents and (B) maintain a reasonable reserve for capital improvements to the applicable Resort; and (ii) so long as Borrower or its Affiliates controls the Association, shall pay to such Association any amounts as and when required of Borrower or its Affiliates under the Resort Documents.

6.17True Books

Borrower shall (a) keep true, complete and accurate (in accordance with GAAP, except for the omission of footnotes and year-end adjustments in interim financial statements) books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; and (b) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business operations.

6.18Inspection; Periodic Audits; Quarterly Review

Subject to Applicable Law and Governing Documents, including, without limitation, applicable Declarations, Borrower or its Affiliates shall permit and cause the Associations to permit employees or agents of Agent and Lenders, from time to time, as required by Agent or any Lender, to (a) inspect the Resorts, the unoccupied Units and Borrower’s other properties; provided, however, absent an Event of Default, Borrower’s obligations to reimburse Agent for costs and expenses for such inspections shall be limited to once per calendar year, and (b) examine or audit Borrower’s and the Associations books, accounts and records and to make copies and memoranda thereof; provided, however, absent an Event of Default, Borrower’s obligations to reimburse Agent for costs and expenses for such examinations and audits shall be limited to twice per calendar year.  Subject to the qualifications set forth above, each inspection, examination and audit, shall be at the expense of Borrower, including without limitation, reasonable costs of travel, lodging and meals.  Lender or Agent, as applicable, shall bear the expense of any such inspection, examination or audit which is performed more than as set forth in clause (a) or (b) above, as applicable in the absence of the occurrence of an Event of Default.

6.19Further Assurances

Borrower shall, at its sole cost, take such actions and provide Agent from time to time with such agreements, financing statements and additional instruments, documents or information as Agent may in its reasonable discretion deem necessary or advisable to perfect, protect, maintain or enforce the security interests in the Collateral, to permit Agent to protect or enforce its interest in the Collateral, or to carry out the terms of the Loan Documents.  Borrower hereby authorizes and appoints Agent and any officer of Agent as its attorney-in-fact, with full power of substitution, to take such actions as Agent may deem reasonably advisable to protect its interests in the Collateral and its rights hereunder, to file at Borrower’s expense financing statements, and amendments thereto, in those public offices deemed necessary or appropriate by Agent to establish, maintain and protect a continuously perfected security interest in the Collateral, and to execute on Borrower’s behalf such other documents and notices as Agent or any Lender may deem reasonably advisable to protect the Collateral and its interests therein and its rights hereunder.  Such power being coupled with an interest is irrevocable.

6.20Other Liens

If Liens other than Permitted Liens exist in relation to any Collateral, Borrower immediately shall take all actions, and execute and deliver all documents and instruments necessary to promptly release and terminate such Liens.  Within two (2) Business Days of discovery of any Lien other than a Permitted Lien, Borrower shall notify Agent.

6.21Inventory Controls

Borrower shall, or shall cause its Affiliates, to maintain a “One-to-One Owner Beneficiary to Accommodation Ratio” (as defined in the Club Trust Agreement) at all times.

6.22Timeshare Collateral Documents

Borrower agrees and covenants that it shall:

(a)Cause each Receivable and Timeshare Mortgage to have only one original counterpart;

(b)Deliver to Custodian (or Agent) the original Timeshare Documents, or copies thereof as set forth in the definition of “Custodian Deliverables”;

(c)Deliver to Custodian (or Agent) such assignment documents required by this Agreement in connection with Agent’s ability to transfer ownership of the Timeshare Documents to Agent and/or Lenders or their assigns, and all collateral securing the Pledged Receivables after and during the occurrence of an Event of Default; and

(d)maintain and implement administrative and operating procedures (including without limitation an ability to recreate records evidencing the Pledged Receivables in the event of the destruction or loss of the originals thereof) and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Pledged Receivables (including without limitation records adequate to permit the daily identification of all collections with respect to, and adjustments of amounts payable under, each Pledged Receivable).

6.23Servicing

Borrower shall cause Servicer, so long as Borrower or an Affiliate of Borrower is Servicer, to promptly provide Agent with true and complete copies of all notices sent or received by Servicer as received or sent under the notice provisions of the Servicing Agreement.  Borrower shall cause Servicer to service all Pledged Receivables in accordance with the terms of the Servicing Agreement.  Borrower shall comply with all provisions, terms and conditions set forth in the Servicing Agreement and Borrower shall not terminate the Servicing Agreement without Agent’s prior written consent.

6.24Collections

Borrower will undertake or cause the Servicer to undertake the diligent and timely collection of amounts delinquent under each Pledged Receivable which constitutes part of the Collateral and will bear the entire expense of such collection.  Lender shall have no obligation to undertake any action to collect under any Pledged Receivable.

6.25Portfolio Requirements

(a)Borrower shall at all times during the Revolving Credit Period and at all times thereafter when the outstanding principal balance of the Loan exceeds the sum of (i) for Eligible A Receivables, seventy-five percent (75%) of the Receivable Balance for each such Pledged Receivable constituting an Eligible A Receivable and (ii) for Eligible B Receivables, forty-five percent (45%) of the Receivable Balance for each such Pledged Receivable constituting an Eligible B Receivable (the “Portfolio LTV Threshold”), cause the Financed Pool of Eligible Receivables to be in full compliance with the following requirements:

(i)the Weighted Average FICO Score of the Financed Pool of Eligible Receivables consisting of Eligible A Receivables which have a FICO Score shall be equal to or greater than seven hundred (700);

(ii)no more than twenty-five percent (25%) (as determined on the basis of the aggregate Receivable Balances of such Receivables) of the Financed Pool of Eligible Receivables consisting of Eligible A Receivables shall be owing by Obligors with a FICO Score that is less than six hundred fifty (650);

(iii)the Average Receivable Balance of the Financed Pool of Eligible Receivables shall be equal to or less than Fifteen Thousand and No/100 Dollars ($15,000);

(iv)the Weighted Average Receivable Rate of the Financed Pool of Eligible Receivables shall be equal to or greater than fourteen and one-fourth percent (14.25%) per annum;

(v)no more than seventeen percent (17%) (as determined on the basis of the aggregate Receivable Balances of such Receivables) of the Financed Pool of Eligible Receivables shall have an unpaid principal balance of greater than Thirty Thousand and No/Dollars ($30,000);

(vi)no more than twenty-five percent (25%) (as determined on the basis of the aggregate Receivable Balances of such Receivables) of the Financed Pool of Eligible Receivables shall relate to Vacation Ownership Interests at any one particular Primary Resort;

(vii)no more than fifteen percent (15%) (as determined on the basis of the aggregate Receivable Balances of such Receivables) of the Financed Pool of Eligible Receivables shall relate to Vacation Ownership Interests at any one particular Secondary Resort;

(viii)no more than ten percent (10%) (as determined on the basis of the aggregate Receivable Balances of such Receivables) of the Financed Pool of Eligible Receivables shall relate to Vacation Ownership Interests at any one particular Resort except as set forth above in (vi) and (vii) for Primary Resorts and Secondary Resorts;

(ix)the weighted average of the number of Scheduled Payments made by the Obligors under all Eligible B Receivables included in the Financed Pool of Eligible Receivables shall be equal to or greater than eight (8) Scheduled Payments;

(x)no more than seven and one half of one percent (7.5%) (as determined on the basis of the aggregate Receivable Balances of such Receivables) of the Financed Pool of Eligible Receivables shall be Force Majeure Receivables;

(xi)a minimum of three (3) Scheduled Payments shall have been made by the Obligors for all Eligible B Receivables included in the Financed Pool of Eligible Receivables;

(xii)no more than four percent (4%) (as determined on the basis of the aggregate Receivable Balances of such Receivables) of the Financed Pool of Eligible Receivables consisting of Eligible B Receivables shall be owing by Obligors with a FICO Score that is less than five hundred (500); and

(xiii)the Weighted Average FICO Score of the Financed Pool of Eligible Receivables consisting of Eligible B Receivables which have a FICO Score shall be equal to or greater than six hundred (600)

(b)Borrower shall at all times after the Revolving Credit Period during which the outstanding principal balance of the Loan is less than the Portfolio LTV Threshold cause the Weighted Average FICO Score of the Financed Pool of Eligible Receivables consisting of Eligible A Receivables which have a FICO Score to be equal to or greater than six hundred fifty (650).

(c)Borrower shall at all times ensure that no more than forty percent (40%) of unpaid principal balance of the Loan shall be composed of Advances secured by Eligible B Receivables; provided, however, immediately after the occurrence of a Securitization Event and for the six (6) calendar month period thereafter, no more than seventy percent (70%) of unpaid principal balance of the Loan shall be composed of Advances secured by Eligible B Receivables.

(d)Borrower shall at all such times ensure that no more than thirty-five percent (35%) of the unpaid principal balance of the Loan shall be composed of Advances secured by Specified Receivables, provided that for a period of six (6) calendar months following a Securitization Event, no more than fifty percent (50%) of the unpaid principal balance of the Loan, shall be composed of Advances secured by Specified Receivables.

6.26Cooperation Regarding Requested Restructure of Loan Facility

Borrower and Agent shall cooperate with each other (and Agent shall cause the other Lenders to cooperate) upon Agent’s written request to re-structure the Loan and the Loan Documents to establish a bankruptcy-remote structure hereunder.  Such cooperation may include, without limitation, (a) Borrower forming a single purpose subsidiary acceptable to Agent in its Permitted Discretion (an “SPE”), (b) Borrower entering into a purchase and sale agreement and a remarketing agreement, or such other documentation as requested by Agent in its Permitted Discretion, by which Borrower assigns, sells or otherwise contributes its rights in the Collateral to such SPE, all on terms reasonably acceptable to Borrower, and (c) Borrower and SPE entering into one or more amendments to this Agreement and the other Loan Documents to effectuate such transactions contemplated in this Section 6.26.  Notwithstanding the foregoing or anything set forth in this Agreement to the contrary, (a) Borrower and Agent shall share equally in any costs or expenses incurred by Borrower, Agent and Lenders or otherwise in connection with Agent’s exercise of its rights under this Section 6.26, and (b) any re-structure of the Loan to effectuate the transactions contemplated by this Section 6.26 shall not be on any less favorable terms to Borrower than the terms of the Loan existing immediately preceding any such re-structure.

6.27Consumer Documents

Borrower represents to and agrees with Agent and Lenders that the Consumer Documents, in substantially the forms as previously delivered to Agent or Agent’s counsel,  as such sample forms may be supplemented and/or replaced from time to time in accordance with any amendments to Schedule 1.2 or as agreed in writing between Agent and Borrower, are the only documents which are used or have been used as of and prior to the Closing Date to document the credit sale of Vacation Ownership Interests in respect of the Primary Resorts and Secondary Resorts and that Borrower shall not materially modify, amend or replace, or permit the material modification or amendment, or replacement of, any of such Consumer Documents in a manner that would cause any of such Consumer Documents, including any replacements thereof and additions thereto as applicable, to fail to comply with Applicable Law or use or permit the use by others of any other or additional documents in connection with the documentation of the credit sale of Vacation Ownership Interests, except with the prior written consent of Agent, or as reasonably requested by Agent in order to meet any Applicable Law or to protect Agent’s and Lenders’ security interest therein.  Notwithstanding anything herein or elsewhere to the contrary, Borrower shall be permitted to amend or replace the form of Consumer Documents or create or utilize additional consumer documents to the extent necessary to comply with Applicable Law, without the need to obtain Agent’s or any Lender’s prior consent to such amendment or the utilization of such additional consumer documents.  If any such Consumer Document shall be so modified or amended to the extent necessary to comply with Applicable Law or if any additional document shall be used in connection with the credit sale of Vacation Ownership Interests, Borrower shall promptly provide to Agent an accurate and complete copy of such Consumer Document as so modified or amended and of any such additional document.

In the event that any of the Consumer Documents in substantially the forms previously delivered to Agent or Agent’s counsel, as such sample forms may be supplemented and/or replaced from time to time in accordance with any amendments to Schedule 1.2 or as agreed in writing between Agent and Borrower, are modified, amended or replaced in a manner such that they do not comply with Applicable Law or Borrower has not received Agent’s written consent to use or permit the use by others of (i) any other or additional documents to document the credit sale of Vacation Ownership Interests in respect of the Primary Resorts or the Secondary Resorts for a reason other than to comply with Applicable Law or (ii) materially modified or amended Consumer Documents (“Non-Complying Consumer Documents”), Agent and Lenders shall not have any obligation to make any Advances under the Loan in respect of the Receivables utilizing such Non-Complying Consumer Documents.  Notwithstanding the foregoing, in the event that Agent and Lenders have made Advances in respect of the Pledged Receivables utilizing such Non-Complying Consumer Documents, Borrower shall promptly either (i) prepay an amount equal to such Advance in respect of the Pledged Receivables utilizing such Non-Complying Consumer Documents together with accrued interest thereon, (ii) pledge additional Eligible Receivables in an amount sufficient to cure the deficiency, or (iii) prepay, in part, and pledge additional Eligible Receivables, in part, in a total amount sufficient to cure the deficiency.  Upon satisfaction of any of clauses (i), (ii) or (iii) of the preceding sentence, Agent shall release such Receivables utilizing the Non-Complying Consumer Documents in accordance with Section 2.15(a).

VII.NEGATIVE COVENANTS

Borrower covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) and termination of this Agreement:

7.1Reservation System

Borrower shall not create, incur or permit to exist any mortgage, pledge, encumbrance, Lien or security interest of any kind on the Reservation System or the Vacation Club Management Agreement.  For avoidance of doubt, the granting by Borrower or any of its Affiliates to any Person of a non-exclusive license to use the Reservation System either prior to or subsequent to the Closing Date shall not be deemed to be a violation or breach of this Section 7.1.

7.2Dividends; Redemptions; Equity

Notwithstanding any provision of any Loan Document, following the occurrence and continuance of an Event of Default or if an Event of Default would result therefrom, Borrower will not (a) declare, pay or make any dividend or distribution on any Equity Interests or other securities or ownership interests or (b) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any Equity Interests or other securities or interests or of any options to purchase or acquire any of the foregoing; provided that, to the extent an Event of Default has occurred and is continuing and Agent has accelerated the Obligations and is exercising remedies in accordance with the Loan Documents, and Borrower is required to pay $7,500,000 of outstanding Obligations pursuant to Section 13.13 in connection therewith and Borrower does pay such amount in full, then upon the making of such payment Borrower shall be permitted to declare, pay or make any dividend or distribution on any Equity Interest or other Securities or ownership interests.

7.3No Lien on Collateral

Subject to Permitted Liens, Borrower shall not create, incur or permit to exist any mortgage, pledge, encumbrance, lien or security interest of any kind on any of the Collateral.

7.4Affiliate Transactions.

Except as set forth on Schedule 7.4, Borrower shall not conduct, permit or suffer to be conducted, transactions with any Affiliate other than arms-length transactions with Affiliates in the ordinary course of Borrower’s business pursuant to terms that are no less favorable to Borrower than the terms upon which such transfers or transactions would have been made had they been made to or with a Person that is not an Affiliate.

7.5Club Trust Agreement

Borrower shall use its best efforts to ensure that the trust established under the Club Trust Agreement will not be terminated as long as any Obligations remain outstanding.  Borrower shall use its best efforts to ensure that the Club Trust Agreement will not be amended or modified in any way which would materially and adversely affect the Obligations of Borrower under the Loan Documents.

7.6Governing Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance

Policies; Disposition of Collateral; Taxes; Trade Names

Borrower shall not (a) amend, modify, restate or change its fiscal year or Governing Documents in a manner that would be reasonably expected to result in a Material Adverse Change, or change its state of organization, without giving Agent at least thirty (30) days prior written notice,  (b)  wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing unless it shall first repay the Loan in full, (c) use any proceeds of the Loan for “purchasing” or “carrying” “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System for any use not contemplated or permitted by this Agreement, (d) amend, modify, restate or change any insurance policy in a manner materially adverse to Agent or Lenders, (e) engage, directly or indirectly, in any business other than the businesses it engages in as of the Closing Date that would be reasonably expected to result in a Material Adverse Change, or (f) change its federal tax employer identification number or similar tax identification number under the relevant jurisdiction without giving Agent at least thirty (30) days prior written notice.

7.7Transfer of Collateral; Amendment of Receivables

(a)While there is an outstanding balance on the Loan, Borrower shall not sell, lease, transfer, pledge, encumber, assign or otherwise dispose of any Collateral.  Permitted Liens shall not be deemed a pledge, encumbrance, assignment or other disposition for purposes of the foregoing sentence.

(b)Borrower shall not terminate any Pledged Receivable prior to the end of the term of such Pledged Receivable, whether such early termination is made pursuant to an equitable cause, statute, regulation, judicial proceeding or other applicable law, unless prior to such termination, such Pledged Receivable and any related Collateral have been released from the Lien created by this Agreement.

7.8Truth of Statements

Borrower shall not furnish to Agent any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

7.9Underwriting Guidelines

Borrower shall not materially and adversely modify its Underwriting Guidelines, as set forth on Exhibit D attached hereto, without first giving Agent notice of such modification at least thirty (30) days prior to any future Advance containing Receivables originated pursuant to such modified Underwriting Guidelines.

7.10Anti-Terrorism; OFAC

Borrower shall not, nor shall Borrower permit any other Transaction Person to, (a) be or become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism

(66 Fed. Reg. 49079 (2001)), (b) engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise be associated with any such Person in any manner violative of Section 2 of such executive order, or (c) otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons in violation of the limitations or prohibitions under any other OFAC regulation or executive order.

7.11Lockbox Account

Borrower shall not change, nor permit Servicer to change, the instructions to applicable Obligors regarding payments to be made to the Lockbox Account unless the related Pledged Receivable has been released from the Collateral and no longer secures the Obligations.

7.12Servicing Agreement

Borrower shall not:

(a)with respect to the Servicing Agreement, (i) amend or modify such Servicing Agreement or (ii) terminate such Servicing Agreement, or allow the Servicing Agreement to be terminated, in any such case without the prior written consent of Agent;

(b)except in connection with the replacement of the Servicer by a Qualified Servicing Agent, Agent or any other third party acceptable to Agent after the occurrence and the continuance of an Event of Default, allow Servicer to delegate any of its duties or functions under the Servicing Agreement to any Person, or otherwise engage any such Person to perform any such duties or functions for or on behalf of Servicer or Borrower; and

(c)except in connection with the replacement of the Servicer by a Qualified Servicing Agent,  Agent or any other third party acceptable to Agent after the occurrence of and the continuance of an Event of Default pursuant to the provisions of this Agreement, transfer the duties and functions of the Servicer under any Servicing Agreement to any other Persons.

7.13Tangible Net Worth

Borrower shall not permit its Tangible Net Worth (as measured on the last day of each fiscal year end of Borrower) to be less than One Hundred Eighty-Four Million Five Hundred Thousand and No/100 Dollars ($184,500,000) for any fiscal year ending during the term of the Loan.

7.14Maximum Leverage Ratio

Borrower shall not permit its Leverage Ratio to be more than 3.50 to 1.00 as measured on the last day of each fiscal year end of Borrower.

7.15Monthly Collection Percentage

Borrower shall not permit its Monthly Collection Percentage in relation to Eligible A Receivables, at any date of determination, to be less than one and eight tenths of one percent (1.80%).  Borrower shall not permit its Monthly Collection Percentage in relation to Eligible B

Receivables, at any date of determination, to be less than one and one-quarter of one percent (1.25%).

7.16Minimum Liquidity

As of the last day of each fiscal quarter, Borrower shall maintain Liquidity of not less than Thirty-Five Million and No/Dollars ($35,000,000) on its consolidated balance sheet.

7.17Debt Service Coverage Ratio

Borrower shall not permit its Debt Service Coverage Ratio to be less than 1.10 to 1.00 as measured on the last day of each calendar quarter.

VIII.EVENTS OF DEFAULT

8.1Events of Default.  The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a)Borrower shall fail to pay any amount on the Obligations or provided for in any Loan Document within five (5) days of when due (in all cases, whether on any payment date, at maturity, by reason of acceleration, by required prepayment or otherwise);

(b)any representation, statement or warranty made or deemed made by Borrower in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects in light of the existing materiality qualification and shall not be false or misleading in any respect) except those made as of a specific date or which relate to an earlier period;

(c)Borrower shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in this Agreement, provided, that such occurrence shall not be deemed an Event of Default (except in the case of a violation, breach or default of, or failure to perform, observe or comply with, any covenant listed in Article VII) if within thirty (30) days of such occurrence, Borrower resolves or cures such occurrence; provided, that if such failure cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure within such thirty  (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty  (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such failure, it being agreed that no such extension shall be for a period in excess of fifteen (15) days for a total cure period of forty-five (45) days;

(d)Borrower or its Affiliate shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in any Loan Document other than this Agreement and such violation, breach, default or failure shall not be cured within the applicable period set forth in the applicable Loan Document;

(e)(i) any of the Loan Documents ceases to be in full force and effect (other than in accordance with its terms), or (ii) any Lien created thereunder ceases to constitute a valid first priority (other than with respect to property or assets covered by Permitted Liens) perfected Lien on the Collateral in accordance with the terms thereof, or Agent and Lenders cease to have a valid perfected first priority security interest in (subject to Permitted Liens) any of the Collateral or any securities pledged to Agent, for the benefit of itself and the other Lenders, pursuant to the Security Documents;

(f)one or more judgments or decrees is rendered against Borrower in an amount in excess of $250,000 individually or $1,000,000 in the aggregate (excluding judgments to the extent covered by insurance of such Person), which is/are not satisfied, appealed, stayed (through appeal or otherwise),  transferred to bond, vacated or discharged of record within thirty (30) calendar days of being filing;

(g)any event of default shall occur under any other existing or future agreement between Borrower and Agent and/or any Lender and such default is not cured within any applicable notice or grace period or waived;

(h) [Reserved.];

(i)Borrower shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or shall otherwise be dissolved or liquidated, or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other Applicable Law;

(j)(i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of Borrower or the whole or any substantial part of Borrower’s properties, which shall continue un-stayed and in effect for a period of sixty (60) calendar days, (B) shall approve a petition filed against Borrower seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other Applicable Law, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other Applicable Law, assume custody or control of Borrower or of the whole or any substantial part of Borrower’s properties, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against Borrower any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other Applicable Law (A) which is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) with respect to which Borrower takes any action to indicate its approval of or consent;

(k)any Material Adverse Effect or Material Adverse Change occurs,

(l)Borrower or its Affiliates shall surrender or shall be deprived, for any reason, of the full right, privilege and franchise to carry on its timeshare business, to own and/or operate the Resorts or to sell Vacation Ownership Interests or to generate Receivables;

(m)Borrower shall dissolve, consolidate or cease its day-to-day timeshare business operations, or shall liquidate or commence any proceedings to be liquidated, or shall, without the prior written consent of Agent, make any transfer of substantially all of its assets;

(n)damage to, or loss, theft or destruction of, any material portion of a single Primary Resort or Secondary Resort occurs that is not fully covered by insurance and exceeds $1,000,000 in the aggregate in connection with any single occurrence of any such damage, loss, theft or destruction, subject to reasonable deductibles and is not otherwise repaired or replaced;

(o)the indictment of Borrower under any criminal statute, or the commencement of criminal or civil proceedings against Borrower pursuant to which statute or proceedings the penalties or remedies available include forfeiture of any Collateral or other material property of Borrower, or Borrower engages or participates in any “check kiting” activity regardless of whether a criminal investigation has been commenced;  or

(p)the issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment against any of the Collateral which is/are not satisfied, appealed, stayed, transferred to bond, vacated, dismissed or discharged within thirty (30) calendar days of such issuance taking effect.

In any such event, notwithstanding any other provision of any Loan Document, Agent may (and at the request of Requisite Lenders, shall), by notice to Borrower (i) terminate the Revolving Credit Period and any other obligations of Agent or Lenders hereunder, whereupon the same shall immediately terminate, (ii) substitute immediately Agent or any other third party servicer acceptable to Agent, in its sole discretion, for Borrower and/or Servicer in their respective servicing roles and functions as contemplated by the Loan Documents and any fees, costs and expenses of, for or payable to such other third party servicer acceptable to Agent, subject to such party being a Qualified Servicing Agent, shall be at Borrower’s sole cost and expense, (iii) with respect to the Collateral, (A) terminate the Servicing Agreement and service the Collateral or hire a third party acceptable to Agent, subject to such party being a Qualified Servicing Agent,  to service the Collateral, including the right to institute collection, foreclosure and other enforcement actions against the Collateral; (B) enter into modification agreements and make extension agreements with respect to payments and other performances including with respect to the Pledged Receivables; (C) release Obligors and other Persons liable for performance upon payment in full of their obligations or full performance as applicable; (D) settle and compromise disputes with respect to payments and performances claimed due, all without notice to Borrower, and all in Agent’s sole discretion and without relieving Borrower from performance of the obligations hereunder; (E) receive, collect, open and read all mail of Borrower or Servicer reasonably believed to be related to the Collateral for the purpose of obtaining all items pertaining to the Collateral and any collateral described in any Loan Document; (F) collect all interest, principal, prepayments (both voluntary and mandatory), and other amounts of any and every description payable by or on behalf of any Obligor pursuant to any Receivable, the related Timeshare Documents, or any other related documents or instruments directly from such Obligor; and (G) apply all amounts in or subsequently deposited (other than misdirected deposits) as determined by Agent in its sole discretion in the Lockbox Account to the payment of the unpaid Obligations or otherwise as Agent in its sole discretion shall determine; and (iv) declare all or any of the Loan and/or Notes, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8.1(i) or (j) in which event all of the foregoing shall automatically and without further act by Agent or Lenders be due and payable and Agent’s or Lenders’ obligations hereunder shall terminate, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower).

IX.RIGHTS AND REMEDIES AFTER AN EVENT DEFAULT

9.1Rights and Remedies

(a)In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Agent shall have the right to (and at the request of Requisite Lenders, shall) exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of Borrower held by Agent to reduce the Obligations, (ii) foreclose the Liens created under the Loan Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as Borrower might exercise,  (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action, (vii) at Borrower’s expense, require that all or any part of the Collateral be assembled and made available to Agent at any place designated by Agent in its sole discretion, (viii) reduce or otherwise change the Facility Cap and/or any component of the Facility Cap and/or (ix) relinquish or abandon any Collateral or securities pledged or any Lien thereon.  In addition to the forgoing, Agent, in its sole discretion, shall have the right to make one or more Protective Advances in accordance with the terms of Section 2.8 with subsequent notice to Borrower.  Such Protective Advances shall be deemed Advances hereunder and shall be added to the Obligations until reimbursed to Agent, for its own account and for the benefit of the other Lenders, and shall be secured by the Collateral, and such Protective Advances shall not be construed as a waiver by Agent or Lenders of any Event of Default or any other rights or remedies of Agent or Lenders.

(b)Borrower agrees that notice received at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition.  If permitted by Applicable Law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Borrower.  At any sale or disposition of Collateral or securities pledged, Agent may (to the extent permitted by Applicable Law) purchase all or any part thereof free from any right of subsequent redemption by Borrower which right is hereby waived and released.  Borrower covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral; provided, however, Borrower shall be permitted to bid at any such sale or disposition of Collateral.  In dealing with or disposing of the Collateral or any part thereof, Agent shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

9.2Application of Proceeds

Notwithstanding any other provision of this Agreement (including, without limitation, Section 2.4 hereof), in addition to any other rights, options and remedies Agent and Lenders have under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder upon the occurrence and continuation of an Event of Default shall be applied in the following order of priority: (i) first, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Borrower’s business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Agent or Lenders may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Agent or Lenders may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, in-house documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith); (ii) second, to the payment of all Obligations in such order as determined by Agent in its sole discretion and (iii)  third, to the payment of any surplus then remaining to Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction; provided, that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) or any of the other items referred to in this Section (other than Section 9.2(iii) to the extent the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been indefeasibly paid in full in cash).

9.3Rights to Appoint Receiver

Without limiting and in addition to any other rights, options and remedies Agent and Lenders have under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Agent shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Agent and/or any Lender to enforce its rights and remedies in order to manage, protect and preserve the Collateral and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

9.4Reserved.

9.5Rights and Remedies not Exclusive

Agent shall have the right in its sole discretion to determine which rights, Liens and/or remedies Agent and Lenders may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Agent or Lenders’ rights, Liens or remedies under any Loan Document, Applicable Law or equity.  The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Agent and Lenders described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Agent and Lenders otherwise may have.  The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X.WAIVERS AND JUDICIAL PROCEEDINGS

10.1Waivers

Except as expressly provided for herein, Borrower hereby waives set off, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document.  Borrower hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Agent to obtain an order of court recognizing the assignment of, or Lien of Agent in and to, any Collateral.

10.2Delay; No Waiver of Defaults

No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Agent’s part in enforcing any such provision shall affect the liability of Borrower or operate as a waiver of such provision or preclude any other or further exercise of such provision.  No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver.  Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances, Lender does not waive any breach of any representation or warranty under any Loan Document, and all of Agent’s or any Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.

10.3Jury Waiver

(A)EACH PARTY HEREBY (i) EXPRESSLY, KNOWINGLY AND VOLUNTARILY  WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND (ii) AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION AS WRITTEN EVIDENCE OF

THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

(b)In the event any such claim or cause of action is brought or filed in any United States federal court sitting in the State of California or in any state court of the State of California, and the waiver of jury trial set forth in Section 10.3(a) is determined or held to be ineffective or unenforceable, the parties agree that all claims and causes of action shall be resolved by reference to a private judge sitting without a jury, pursuant to California Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of Los Angeles County, California.  Such proceeding shall be conducted in Los Angeles County, California, with California rules of evidence and discovery applicable to such proceeding.   In the event Claims or causes of action are to be resolved by judicial reference, any party may seek from any court having jurisdiction thereover any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all claims and causes of action are otherwise subject to resolution by judicial reference.

10.4Amendment and Waivers

(a)Except as otherwise provided herein, no amendment, modification, termination, or waiver of any provision of this Agreement or any Loan Document, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrower.

(b)Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document.

(c)Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.4 shall be binding upon Agent, Lenders and Borrower.

XI.EFFECTIVE DATE AND TERMINATION

11.1Effectiveness and Termination

Subject to Agent’s right to accelerate the Loan and terminate and cease making and funding Advances upon the occurrence and during the continuation of any Event of Default, this Agreement shall continue in full force and effect until the Maturity Date, unless terminated sooner as provided in Section 2.6.  Upon the Maturity Date, any acceleration of the Obligations by Agent or any such termination by Borrower, the obligation of Agent and/or Lenders to make Advances under the Loan shall terminate.  All of the Obligations shall be immediately due and payable upon the earlier of the Maturity Date, the completion of a Voluntary Termination Date or the date upon which Agent declares all or any of the Loan and/or Notes, all interest thereon and all other Obligations to be due and payable pursuant to the terms of Article VIII, as applicable (the “Termination Date”).    Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Agent’s or any Lender’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in cash in full.  The Liens granted to Agent, under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of Agent shall continue in full force and effect until all of the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in full in cash.

11.2Survival

All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making and funding of the Loan and any termination of this Agreement until all Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) are fully performed and indefeasibly paid in full in cash.  The obligations and provisions of Sections 3.1,  3.3,  3.4, 10.1,  10.3,  11.1,  11.2,  12.1,  12.3,  12.4,  12.7,  12.9,  12.10 and 13.8 shall survive termination of the Loan Documents and any payment, in full or in part, of the Obligations.

XII.MISCELLANEOUS

12.1Governing Law; Jurisdiction; Service of Process; Venue

(A)The Loan Documents, pursuant to New York General Obligations Law Section 5-1401, shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its choice of law provisions that would result in the application of the laws of a different jurisdiction.

(B)By execution and delivery of each Loan Document to which it is a party, each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(C)EACH PARTY hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section 12.1.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(D)Each of the parties hereto waives personal service of process AND irrevocably consents to service of process in the manner provided for notices in Section 12.5.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

12.2Successors and Assigns; Assignments and Participations

(a)With the prior consent of Agent, any Lender may, notwithstanding anything to the contrary in this Agreement or otherwise, at its own cost and expense, sell, assign or transfer, all or a portion of its rights and delegate all or a portion of its obligations under this Agreement and the other Loan Documents (including all its rights and obligations with respect to the Loan) to one or more Transferees; provided, however, that any transfer of less than all of any Lender’s rights hereunder or any transfer to a Person who is not a Lender hereunder shall be in minimum amounts of not less than $5,000,000.  The Transferee and such Lender shall execute and deliver for acceptance and recording in the Register, a Lender Addition Agreement, which shall be in form and substance reasonably acceptable to Agent (“Lender Addition Agreement”).  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Lender Addition Agreement, (i) the Transferee thereunder shall be a party hereto and, to the extent provided in such Lender Addition Agreement, have the same rights, benefits and obligations as it would if it were a Lender hereunder, (ii) the assigning Lender shall be relieved of its obligations hereunder with respect to its Advances or assigned portion thereof, as the case may be, to the extent that such obligations shall have been expressly assumed by the Transferee pursuant to such Lender Addition Agreement (and, in the case of a Lender Addition Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but, with respect to matters occurring before such assignment, shall nevertheless continue to be entitled to the benefits of Sections 12.4 and 12.7).  Upon receipt by Borrower of written notice from Agent of any such assignment and compliance with Section 12.2(d), Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the Transferee and that the Transferee shall be considered to be a “Lender” hereunder.  Borrower may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including Borrower’s rights, title, interests, remedies, powers, and duties hereunder or thereunder, without the prior written consent of Agent.

(b)Agent may at any time sell participations in all or any part of its rights and obligations under this Agreement and the other Loan Documents (including all its rights and obligations with respect to the Loan) to one or more Participants. Agent shall promptly thereafter provide written notice to Borrower of any such sales. Borrower shall not have a direct obligation to any Participant.  In the event of any such sale by Agent of a participation to a Participant, (i) Agent’s obligations under this Agreement to the other parties to this Agreement, including, without limitation, its obligations hereunder with respect to making Advances to Borrower, shall remain unchanged, (ii) Agent shall remain solely responsible for the performance thereof, (iii) Agent shall remain the holder of the Loan (and any Note evidencing the Loan) for all purposes under this Agreement and the other Loan Documents, (iv) Borrower and Participant shall continue to deal solely and directly with Agent in connection with Agent’s rights and obligations under this Agreement and the other Loan Documents, and (v) all amounts payable pursuant to Section 6.2 by Borrower hereunder shall be determined as if Agent had not sold such participation.  Any agreement pursuant to which Agent shall sell any such participation shall provide that Agent shall retain the sole right and responsibility to exercise Agent’s rights and enforce Borrower’s obligations hereunder, including the right to consent to any amendment, supplement, modification or waiver of any provision of this Agreement or any of the other Loan Documents; provided, that such participation agreement may provide that Agent will not agree, without the consent of the Participant, to any amendment, supplement, modification or waiver of: (A) any reduction in the principal amount, interest rate or fees payable with respect to the Loan in which such holder participates; (B) any extension of the termination date of this Agreement or the date fixed for any payment of principal, interest or fees payable with respect to the Loan in which such holder participates; and (C) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement or the other Loan Documents).  Borrower hereby acknowledges and agrees that the Participant under each participation shall, solely for the purposes of Sections 12.4 and 12.7 of this Agreement be considered to be a “Lender” hereunder solely to receive the benefits of such Sections 12.4 and 12.7 and for no other purpose whatsoever.

(c)Agent, on behalf of Borrower, shall maintain at its address referred to in Section 12.5 a copy of each Lender Addition Agreement delivered to it and a written or electronic register (the “Register”) for the recordation of the names and addresses of Lenders and the Advances made by, and the principal amount of the Loan owing to, and the Notes evidencing the Loan owned by, each Lender from time to time.  Notwithstanding anything in this Agreement to the contrary, Borrower and Agent shall treat each Person whose name is recorded in the Register as the owner of the Loan, the Notes and the Advances recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)Notwithstanding anything in this Agreement to the contrary, no assignment under Section 12.2(a) of any rights or obligations under or in respect of the Loan or the Notes evidencing the Loan shall be effective unless and until Agent shall have recorded the assignment pursuant to Section 12.2(c).  Upon its receipt of a Lender Addition Agreement executed by an assigning Lender and a Transferee, Agent shall (i) promptly accept such Lender Addition Agreement and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give prompt notice of such acceptance and recordation to Lender and Borrower.  On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it, all or a portion of which are being assigned, and Borrower, at the expense of the assigning Lender or the Transferee, shall, upon the written request of Agent on behalf of the assigning Lender or the Transferee, as applicable, execute and deliver to Agent, within five (5) Business Days of any such request, new Notes to reflect the interest held by the assigning Lender and its Transferee.

(e)Except as otherwise provided in this Section 12.2 Agent shall not, as between Borrower and Agent, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loan or other Obligations owed to Agent and Lenders.  Agent may furnish any information concerning Borrower in the possession of Agent from time to time to assignees and participants (including prospective assignees and participants), subject to the terms and conditions of a confidentiality agreement in form and content mutually acceptable to Borrower and Agent which shall be entered into prior to any such disclosure.

(f)Reserved.

(g)Borrower agrees to use commercially reasonable efforts to assist Agent, at no cost to Borrower, in assigning all or any part of the Loan made by any Lender to a Transferee identified by such Lender.

(h)Reserved.

(i)The Loan Documents shall inure to the benefit of Agent, Lenders, Transferee, Participant (only with respect to the benefits of Sections 12.4 and 12.7) and each of their respective successors and permitted assigns.  Each Loan Document shall be binding upon the Persons other than Agent that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Agent.  No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of Borrower.  Nothing contained in any Loan Document shall be construed as a delegation to Agent of any other Person’s duty of performance.  BORROWER ACKNOWLEDGES AND AGREES THAT AGENT, AT NO EXPENSE TO BORROWER, AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND REISSUE (WITHOUT SUBSTANTIVE CHANGES OTHER THAN THOSE RESULTING FROM SUCH DIVISION) THE NOTES, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS, IN EACH CASE ON THE TERMS AND CONDITIONS PROVIDED HEREIN.  Each Transferee shall have all of the rights, obligations and benefits with respect to the Obligations, Notes, Collateral and/or Loan Documents held by it as fully as if the original holder thereof; provided, that, notwithstanding anything to the contrary in any Loan Document, Borrower shall not be obligated to pay under this Agreement to any Transferee or Participant any sum in excess of the sum which it would have been obligated to pay to Agent had such assignment or participation not been effected.  Agent may disclose to any Transferee or Participant all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document; provided, that Transferees and Participants shall be subject to the terms and conditions of a confidentiality agreement in form and content mutually acceptable to Borrower and Agent, which shall be entered into prior to any such disclosure to any Transferee or Participant.

(j)Agent or any Lender may assign or pledge all or any portion of the Loans or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security to secure obligations of such Lender, including without limitation, any assignment or pledge pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided, that any payment in respect of such assigned Loans or Notes made by Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower’s obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment.  No such assignment or pledge shall release the Agent or assigning Lender from its obligations hereunder.

(k)Notwithstanding anything to the contrary in this Agreement, there shall be no limitation or restriction (including any restrictions contained in this Section 12.2) whatsoever, on any Lender’s ability to assign, pledge or otherwise transfer its rights or obligations under this Agreement and the other Loan Documents or any Note or other Obligation following the occurrence and continuance of an Event of Default.

12.3Application of Payments

To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent.

12.4Indemnity

Borrower shall indemnify Agent, each Lender, each Participant, and their respective Affiliates and managers, members, officers, employees, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel and in-house documentation and diligence fees and legal expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by, or any matter related to this Agreement, the Loan, any other Loan Document or any act of or omission by Borrower or any of its officers, directors, agents, including, without limitation (i) any willful misrepresentation with respect to Borrower or the Collateral, (ii) any acts of fraud by Borrower related to the Loan or made in connection with this Agreement or any Loan Document, (iii) any theft of any Collateral by Borrower or any of its Affiliates, (iv) any misappropriation of funds or use of the proceeds of the Loan that is not in accordance with the terms of the Loan Agreement or any other Loan Document, (v) any waste, transfer, sale, encumbrance or other disposal of the Collateral not permitted by the Loan Agreement or the other Loan Documents,  (vi) any environmental liability, except to the extent any of the foregoing arises out of the gross negligence or willful misconduct of any Indemnified Person or (vii) the failure of any Consumer Document to comply with any Applicable Law.  If any Indemnified Person uses in-house counsel for any purpose for which Borrower is responsible to pay or indemnify, Borrower expressly agrees that their indemnification obligations include reasonable charges for such work commensurate with the customary reasonable in-house counsel fees for the work performed.  Agent agrees to give Borrower reasonable notice of any event of which Agent becomes aware for which indemnification may be required under this Section 12.4, and Agent may elect (but is not obligated) to direct the defense thereof; provided, that the selection of counsel shall be subject to Borrower’s consent, which consent shall not be unreasonably withheld or delayed, and Borrower shall be entitled to participate in the defense of any matter for which indemnification may be required under this Section 12.4 and to employ counsel at its own expense to assist in the handling of such matter.  Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral, subject to Borrower’s prior approval of any settlement, which shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an “Insured Event”), Agent agrees not to exercise its right to select counsel to defend the event if that would cause Borrower’s insurer to deny coverage; provided,  however, that Lender reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense.  To the extent that Agent obtains recovery from a third party other than an Indemnified Person of any of the amounts that Borrower has paid to Lender pursuant to the indemnity set forth in this Section 12.4, then Agent shall promptly pay to Borrower the amount of such recovery.

12.5Notice

Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5.  Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon:  (i) registered or certified mail, return receipt requested, on the date on which such receipt is indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.

12.6Severability; Captions; Counterparts; Facsimile Signatures

If any provision of any Loan Document is adjudicated to be invalid under Applicable Laws, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible.  The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents.  The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile or other electronic transmission, which facsimile or other electronic signatures shall be considered original executed counterparts.  Each party to this Agreement agrees that it will be bound by its own facsimile or other electronic signature and that it accepts the facsimile or other electronic signature of each other party.

12.7Expenses

Borrower shall pay, whether or not the Closing occurs, all reasonable fees, costs and expenses incurred or earned by Agent, any Lender, and/or its Affiliates, including, without limitation, portfolio management, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable internal and external attorneys’ fees and expenses (which shall include any and all expenses incurred by Agent’s external counsel in relation to any Receivable and/or related Obligor that is or becomes subject to or restricted by any receivership, insolvency or bankruptcy proceeding), (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, (iii) arising in any way out of administration of the Obligations or the taking or refraining from taking by Agent of any action requested by Borrower, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Agent’s Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Agent’s or any Lender’s transactions with Borrower, (vi) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, (vii) arising out of or relating to any Potential Default or Event of Default or occurring thereafter or as a result thereof, (viii) in connection with all actions, visits, audits and inspections undertaken by Agent or its Affiliates pursuant to the Loan Documents (except as expressly provided in this Agreement or any other Loan Document), and/or (ix) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument. Notwithstanding anything set forth herein to the contrary, Borrower shall not be responsible for (a) any internal legal fees incurred prior to the Closing Date nor any internal legal fees in excess of $7,500 in the aggregate incurred after the Closing Date and prior to an Event of Default or (b) any expenses described in clause (viii) above in excess of $15,000 in the aggregate during any calendar year prior to an Event of Default.  All of the foregoing shall be charged to Borrower’s account and shall be part of the Obligations.  If Agent, any Lender or any of their Affiliates uses in-house counsel for any purpose under any Loan

Document for which Borrower is responsible to pay or indemnify, as applicable, Agent or any Lender hereunder, Borrower expressly agrees that its Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Agent, such Lender or such Affiliate in its sole discretion for the work performed subject to the limitations set forth in this Section 12.7.  Without limiting the foregoing, Borrower shall pay all Taxes (other than Taxes based upon or measured by Agent or any Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of any Note and the filing and/or recording of any documents and/or financing statements.  Notwithstanding the foregoing or anything otherwise to the contrary, Borrower shall (x) bear no cost or expense related to any assignment or participation made pursuant to Section 12.2 and (y) share equally with Agent in any costs and expenses related to Section 6.26.

12.8Entire Agreement

This Agreement and the other Loan Documents to which Borrower is a party constitute the entire agreement between Borrower, Agent and Lenders with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings (including but not limited to the term sheet dated on or about April 21, 2021), if any, relating to the subject matter hereof or thereof.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrower, Agent and Requisite Lenders, as appropriate.  Except as set forth in and subject to Section 10.4, no provision of any Loan Document may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Borrower, Agent and Requisite Lenders.  Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.   The schedules and exhibits attached hereto may be amended or supplemented by Borrower upon delivery to Agent of such amendments or supplements and, except as expressly provided otherwise in this Agreement, the written approval thereof by Agent.

12.9Approvals and Duties

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent with respect to any matter that is subject of any Loan Document may be granted or withheld by Agent and Lenders, as applicable, in their sole and absolute discretion.  Other than Agent’s duty of reasonable care with respect to Collateral delivered to Agent,  Agent shall have no responsibility for or obligation or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights pertaining thereto.

12.10Publicity/Confidentiality

(a)Borrower, Agent and Lenders shall mutually agree on the contents of any press release, public announcement or other public disclosure regarding this Agreement and the transactions contemplated hereunder to be made following the mutual execution and delivery of this Agreement; provided that, (i) Agent or any Lender may disclose the terms hereof and give copies of the Loan Documents to assignees and participants and to prospective assignees and participants and (ii) Borrower may disclose the terms and copies hereof in its filings with the Securities and Exchange Commission and thereafter such information shall be made generally available in the public domain.  If either party fails to respond to the other party in writing with either an approval or a disapproval within five (5) Business Days of a party’s receipt of the other party’s request for consent or approval as expressly contemplated pursuant to this Section 12.10, then such consent or approval will be deemed to have been given, provided that such five (5) Business Day period will not commence to run unless and until the other party has received all information, materials, documents and other matters required to be submitted to it hereunder, with respect to such consent or approval and all other information, materials, documents and other matters reasonably essential to its decision process.

(b)Borrower shall not, without the prior written consent of Agent, use the name of Agent or any Lender in connection with any of its business activities, except in connection with internal business matters, potential or current investors and/or lenders, and as required in dealings with governmental agencies and other financial institutions and as may otherwise be required pursuant to Applicable Laws or in a press release with respect to the Loan.  Upon the consent of Borrower, Agent and Lenders may use the name of Borrower and any of its Affiliates in any press release, advertisement or other promotional materials issued with respect to the Loan.

(c)Agent and each Lender (each a “Receiving Party”) understands that Borrower may disclose to a Receiving Party confidential or proprietary information relating to Borrower’s business, including, without limitation: (i) marketing philosophy, objectives, strategies and information; (ii) competitive advantages and disadvantages; (iii) cost, pricing, budgets and other financial data, information, objectives and strategies; (iv) information concerning customers, vendors and other business partners; (v) market position and objectives; (vi) business methods; (vii) data processing and management information systems, programs and practices; (viii) application, operating system, communication and other software; (ix) source and object code, technical data, system architecture, formulae, flowcharts and algorithms; (x) trade secrets and any other information that derives independent economic value from not being generally known to, and not being readily ascertainable through proper means by, the public; (xi) insurance and risk management related quotes, costs, data and/or information and (xii) any and all improvements or additions to any of the above (together, “Confidential Information”)

(d)In consideration of access Receiving Party may be provided to Confidential Information, Receiving Party hereby agrees: (i) to hold the Confidential Information in confidence and to take all reasonable precautions to protect such Confidential Information, including, without limitation, all precautions Receiving Party employs with respect to its most confidential materials; (ii) not to sell, copy, transfer, modify, publish, or display any such Confidential Information or any information derived therefrom to any third person; provided that Receiving Party may disclose the Confidential Information to its Representatives who have a legitimate “need to know” for the sole purpose of providing support to those individuals who have such need, provided that such Representatives are informed of the confidential nature of such information and must have agreed to treat such Confidential Information (which agreement may be oral) in accordance with the terms of this Section 12.10, and (iii) not to make any use whatsoever at any time of such Confidential Information except for the purposes contemplated by the parties in this Agreement.  Notwithstanding the foregoing or otherwise, Receiving Party shall be liable for any breach or threatened breach of the confidentiality obligations set forth herein by Receiving Party or any Representative of said Receiving Party.

(e)Confidential Information will not include, however, information which:  (a) was publicly known or made generally available in the public domain prior to the time of receipt by Receiving Party; (b) becomes publicly known or made generally available in the public domain after receipt by Receiving Party through no action or inaction by Receiving Party in breach of this Section 12.10; (c) at the time of receipt by Receiving Party, was already in Receiving Party’s possession, as evidenced by Receiving Party’s files and records immediately prior to Receiving Party’s receipt thereof; (d) is obtained by Receiving Party from a Person other than Borrower or Borrower’s Representatives without a breach of such Person’s obligations of confidentiality or similar obligation or violation by such Person of any Applicable Law; or (e) is independently developed by Receiving Party without use of or reference to any Confidential Information.

(f)In the event that Receiving Party is required by Applicable Law or by legal process to disclose any Confidential Information, Receiving Party, if legally permissible, shall provide Borrower with immediate notice of such requirement in order to enable Borrower to seek an appropriate protective order or other remedy, to consult with Receiving Party with respect to Borrower’s taking steps to resist or narrow the scope of such requirement or legal process, or to waive compliance, in whole or in part, with the terms of this Section 12.10.  In any such event Receiving Party shall use commercially reasonable efforts to ensure that all Confidential Information that is so disclosed will be accorded confidential treatment and that any disclosure will be the minimum disclosure required under the circumstances.  Nothing contained in this Section 12.10 shall limit Agent or any Lender’s ability to disclose such Confidential Information as may be required in connection with such Person’s actual or potential exercise or enforcement of any right or remedy under any Loan Document.

(g)As to consumer borrower information, Receiving Party shall at all times comply with the applicable provisions of the Gramm-Leach-Bliley Act of November 12, 1999 (Disclosure of Nonpublic Personal Information).

(h)Each Receiving Party hereby acknowledges that United States securities laws prohibit any person with material, non-public information about a registered security from buying or selling such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Each Receiving Party hereby agrees that the Confidential Information may contain material, non-public information and further agrees to comply, and to insure compliance by its Representatives, with applicable securities laws concerning the Confidential Information, so long as any such disclosure comports with all Applicable Laws.

(i)For purposes of this Section 12.10, “Representative” means, as to any Person, its affiliates and its and their directors, officers, employees, trustees, partners, members, managers, agents, advisors and professional consultants (including, without limitation, financial advisors, attorneys and accountants), controlling Persons, lenders, funding or financing sources, and any applicable rating agency.  Unless the context clearly requires otherwise, references in this Section 12.10 to Receiving Party shall include Receiving Party’s Representatives.

12.11Discontinuation of LIBOR; Selection of Replacement Index 12.12.

(a)Agent and Borrower acknowledge that the discontinuation of the LIBOR Rate is a future event over which neither Agent nor Borrower has influence but which will necessarily affect the Pre-Replacement Rate.  Accordingly, Agent, in consultation with Borrower, shall use reasonable efforts to select a Replacement Index (and otherwise determine a Replacement Spread in conjunction therewith) that Agent in good faith believes is a practical means of preserving the parties’ intent relative to the economics of the Pre-Replacement Rate.  Notwithstanding the foregoing, the parties acknowledge that, initially and/or over time, the Replacement Rate will differ from the Pre-Replacement Rate.  In selecting the Replacement Index, the Agent, in consultation with Borrower, shall consider to what extent and the manner in which industry-accepted substitutes for the Replacement Index have been established, and the parties acknowledge that different Replacement Indexes may be selected for different types of loans and transactions.  Borrower agrees that Agent shall not be liable in any manner for its selection of a Replacement Index or determination of a Replacement Spread in conjunction therewith (provided, that Agent makes such selection or determination (as applicable) in good faith).

(b)The Replacement Rate shall be used in lieu of the Pre-Replacement Rate, and all references in this Agreement to the Pre-Replacement Rate shall be deemed to refer to the Replacement Rate, effective as of the date specified by Agent in a written notice given by Agent to Borrower.  To the extent practicable, such notice shall be given at least thirty (30) days prior to the effective date.  The Replacement Index shall remain in effect from the effective date set forth in such notice until the Maturity Date, as such may be extended, unless such an instance occurs where the Replacement Index is no longer available, in which case the provisions of this section will again apply for purposes of replacing the Replacement Index.

XIII.AGENT PROVISIONS; SETTLEMENT

13.1Agent

(a)Appointment.  Each Lender hereby designates and appoints PWB as the administrative agent, payment agent and collateral agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes PWB, as Agent for such Lender, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Agent agrees to act as such on the conditions contained in this Article XIII.  The provisions of this Article XIII are solely for the benefit of Agent and Lenders, and Borrower shall have no rights as third-party beneficiaries of any of the provisions of this Article XIII other than Section 13.1(g) and the second sentence of Section 13.1(h)(iii).  Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents, employees or sub-agents.

(b)Nature of Duties.  In performing its functions and duties under this Agreement, Agent is acting solely on behalf of Lenders, and its duties are administrative in nature, and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Lenders, other than as expressly set forth herein and in the other Loan Documents, or Borrower.  Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents.  Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender.  Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrower.  Except for information, notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder or given to Agent for the account of or with copies for Lenders, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Original Closing Date or at any time or times thereafter.  If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send prior written notice thereof to each Lender.  Agent shall promptly notify each Lender in writing any time that the applicable percentage of Lenders have instructed Agent to act or refrain from acting pursuant hereto.

(c)Rights, Exculpation, Etc.  Neither Agent nor any of its officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable to any Lender for any action lawfully taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith; provided that the foregoing shall not prevent Agent from being liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis.  Notwithstanding the foregoing, Agent shall be obligated on the terms set forth herein for performance of its express duties and obligations hereunder.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree promptly to return to such Lender any such erroneous payments received by them).  In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account.  Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties made by Borrower herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of Borrower.  Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement or any of the Loan Documents or the financial condition of Borrower, or the existence or possible existence of any Potential Default or Event of Default.  Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents Agent is permitted or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the applicable percentage of Lenders.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the applicable percentage of Lenders and, notwithstanding the instructions of Lenders, Agent shall have no obligation to take any action if it, in good faith, believes that such action exposes Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents to any personal liability unless Agent receives an indemnification satisfactory to it from Lenders with respect to such action.

(d)Reliance.  Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel, independent accountants and other experts selected by Agent in its sole discretion.

(e)Indemnification.  Each Lender, severally and not (i) jointly or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless Agent and its officers, directors, managers, members, equity owners, employees, attorneys and agents (to the extent not reimbursed by Borrower), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought under this subsection of the total outstanding Obligations (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with their Pro Rata Share immediately prior to such date of the total outstanding Obligations), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Agent under this Agreement or any of the other Loan Documents; provided,  however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis.  The obligations of Lenders under this Article XIII shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)Agent in its Individual Capacity.  With respect to the Loans made by it, if any, PWB and its successors as the Agent shall have, and may exercise, the same rights and powers under the Loan Documents, and is subject to the same obligations and liabilities, as and to the extent set forth in the Loan Documents, as any other Lender.  The terms “Lenders” or “Requisite Lenders” or any similar terms shall include Agent in its individual capacity as a Lender.   Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of lending, banking, trust, financial advisory or other business with, Borrower or any Subsidiary or Affiliate of Borrower as if it were not acting as Agent pursuant hereto.

(g)Successor Agent.

(i)Resignation.  Agent may resign from the performance of all or part of its functions and duties hereunder at any time by giving at least thirty (30) calendar days’ prior written notice to Borrower and Lenders.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided below.

(ii)Appointment of Successor.  Upon any such notice of resignation pursuant to clause (g)(i) of this Section 13.1, Requisite Lenders shall appoint a successor Agent with the consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Event of Default exists).  If a successor Agent shall not have been so appointed within said thirty (30) calendar day period referenced in clause (g)(i) above, the retiring Agent, upon notice to Borrower, may, on behalf of Lenders, appoint a successor Agent with the consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Event of Default exists), who shall serve as Agent until such time as Requisite Lenders appoint a successor Agent as provided above.  If no successor Agent has been appointed pursuant to the foregoing within said thirty (30) calendar day period, the resignation of Agent shall not become effective until Agent and Borrower have mutually agreed upon a successor Agent.

(iii)Successor Agent.  Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, upon the earlier of such acceptance or the effective date of the retiring Agent’s resignation, the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, provided that any indemnity rights or other rights in favor of such retiring Agent shall continue after and survive such resignation and succession.  After any retiring Agent’s resignation as Agent under the Loan Documents, the provisions of this Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

(h)Collateral Matters.

(i)Collateral.  Each Lender agrees that any action taken by Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater number of Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents relating to the Collateral, and the exercise by Agent or the Requisite Lenders (or, where so required, such greater number of Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and Agent.  Without limiting the generality of the foregoing, Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection herewith and with the Loan Documents in connection with the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by Borrower; (iii) act as collateral agent for Lenders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Loan Documents relating to the Collateral; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all right and remedies given to such Agent and Lenders with respect to the Collateral under the Loan Documents relating thereto, Applicable Law or otherwise.

(ii)Release of Collateral.  Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent, for the benefit of Lenders, upon any Collateral covered by the Loan Documents (A) upon termination of this Agreement and the indefeasible payment and satisfaction in full in cash of all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted); (B) constituting Collateral being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of the Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry); or (C) constituting Collateral leased to Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower to be, renewed or extended.

(iii)Confirmation of Authority; Execution of Releases.  Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 13.1(h)(i) and (ii)), each Lender agrees to confirm in writing, upon request by Borrower, the authority to release any property covered by this Agreement or the Loan Documents conferred upon Agent under Section 13.1(h)(ii).  So long as no Event of Default exists, upon, as applicable, receipt by Agent of confirmation from the requisite percentage of Lenders of its authority to release any particular item or types of Collateral covered by this Agreement or the other Loan Documents, and upon at least five (5) Business Days’ prior written request by Borrower, Agent shall (and hereby is irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent, for the benefit of itself and the Lenders, herein or pursuant hereto upon such Collateral; provided,  however, that (A) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty (other than that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts), and (B) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any Subsidiary of Borrower in respect of) all interests retained by Borrower or any Subsidiary of Borrower, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the Collateral covered by this Agreement or the Loan Documents.

(iv)Absence of Duty.  Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the Collateral covered by this Agreement or the other Loan Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent, on behalf of the Lenders, herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, enforced or maintained or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 13.1(h) or in any of the Loan Documents; it being understood and agreed that in respect of the Collateral covered by this Agreement or the other Loan Documents, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in Collateral covered by this Agreement or the Loan Documents as one of Lenders and Agent shall have no duty or liability whatsoever to any of the other Lenders; provided, that Agent shall exercise the same care which it would in dealing with loans for its own account.

(i)Agency for Perfection.  Each Lender hereby appoints Agent as agent for the purpose of perfecting Lenders’ security interest in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession.  Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall hold such Collateral for purposes of perfecting a security interest therein for the benefit of Lenders, notify Agent thereof and, promptly upon Agent’s written request therefor, deliver such Collateral to Agent or otherwise act in respect thereof in accordance with Agent’s instructions.

(j)Exercise of Remedies.  Except as set forth in Section 13.3, each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Loan Document or to realize upon any Collateral security for the Loans or other Obligations; it being understood and agreed that such rights and remedies may be exercised only by Agent in accordance with the terms of the Loan Documents.

13.2Lender Consent

(a)In the event Agent requests the consent of a Lender and does not receive a written denial thereof within five (5) Business Days after such Lender’s receipt of such request, then such Lender will be deemed to have given such consent so long as such request contained a notice stating that such failure to respond within five (5) Business Days would be deemed to be a consent by such Lender.

(b)In the event Agent requests the consent of a Lender in a situation where such Lender’s consent would be required and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Loans to Agent for a price equal to the then outstanding principal amount thereof due such Lender plus accrued and unpaid interest and fees due such Lender, which principal, interest and fees will be paid to the Lender when collected from Borrower.  In the event that Agent elects to require any Lender to assign its interest to Agent pursuant to this Section 13.2 Agent will so notify such Lender in writing within forty-five (45) days following such Lender's denial, and such Lender will assign its interest to Agent no later than five (5) calendar days following receipt of such notice.

13.3Set-off

Subject to Section 13.13 of this Agreement, upon the occurrence and during the continuation of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, to the fullest extent permitted by law, with the prior written consent of Agent and without notice to Borrower or any other Person other than Agent (such notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances (general or special, time or demand, provisional or final) constituting part of the Collateral held by such Lender at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower ), and (b) other Collateral at any time held or owing by such Lender to or for the credit or for the account of Borrower, against and on account of any of the Obligations which are not paid when due; provided, that no Lender or any such holder shall exercise any such right without prior written notice to Agent.  For avoidance of doubt, such set off right of any Lender hereunder shall not apply with respect to any deposit accounts of Borrower held by any such Lender with respect to which the amounts deposited therein do not constitute Collateral under this Agreement.

13.4Disbursement of Funds

Agent may, on behalf of Lenders, disburse funds to Borrower for any Advance.  Each Lender shall reimburse Agent on demand for its Pro Rata Share of all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender shall remit to Agent its Pro Rata Share of any Advance before Agent disburses such Advance to or on account of Borrower.  If Agent so elects to require that funds be made available prior to disbursement to Borrower, Agent shall advise each Lender by telephone, telex or telecopy of the amount of such Lender’s Pro Rata Share of such Advance no later than one (1) Business Day prior to the funding date applicable thereto, and each such Lender shall pay Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent’s account not later than 2:00 p.m. (New York City time).

Nothing in this Section 13.4 or elsewhere in this Agreement or the other Loan Documents, including, without limitation, the provisions of Section 13.5, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

13.5Settlements; Payments; and Information

(a)Advances; Payments; Interest and Fee Payments.

(i)The amount of the outstanding Loan may fluctuate from day to day through Agent’s disbursement of funds to or on account of, and receipt of funds from, Borrower.  In order to minimize the frequency of transfers of funds between Agent and each Lender, notwithstanding terms to the contrary set forth in Section 13.4, Advances and repayments thereof may be settled according to the procedures described in Sections 13.5(a)(ii) and 13.5(a)(iii).  Notwithstanding these procedures, each Lender’s obligation to fund its Pro Rata Share of any Advances made by Agent to or on account of Borrower will commence on the date such Advances are made by Agent.  Nothing contained in this Agreement shall obligate a Lender to make an Advance at any time any Potential Default or Event of Default exists.  All such payments will be made by such Lender without set-off, counterclaim or deduction of any kind.

(ii)Once each week, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Lender by 1:00 p.m. (New York City time) on a Business Day by telephone, telex or telecopy of the amount of each such Lender’s Pro Rata Share of the outstanding Advances.  In the event payments are necessary to adjust the amount of such Lender’s share of the Advances to such Lender’s Pro Rata Share of the Advances, the party from which such payment is due will pay the other party, in same day funds, by wire transfer to the other’s account not later than 2:00 p.m. (New York City time) on the Business Day following the Settlement Date.

(iii)On the first Business Day of each month (“Interest Settlement Date”), Agent will advise each Lender by telephone or facsimile of the amount of interest and fees charged to and collected from Borrower for the preceding month in respect of the Loans.  Provided that such Lender has made all payments required to be made by it under this Agreement and provided that Lender has not received its Pro Rata Share of interest and fees directly from Borrower, Agent will pay to such Lender, by wire transfer to such Lender’s account (as specified by such Lender on Schedule A of this Agreement as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 2:00 p.m. (New York City time) on the next Business Day following the Interest Settlement Date, such Lender’s share of such interest and fees.

(b)Availability of Lenders’ Pro Rata Share.

(i)Unless Agent has been notified by a Lender prior to any proposed funding date of such Lender’s intention not to fund its Pro Rata Share of an Advance, Agent may assume that such Lender will make such amount available to Agent on the proposed funding date or the Business Day following the next Settlement Date, as applicable; provided,  however, nothing contained in this Agreement shall obligate a Lender to make an Advance at any time any Potential Default or Event of Default exists.  If such amount is not, in fact, made available to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind.

(ii)Nothing contained in this Section 13.5(b) will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights Agent or Borrower may have against such Lender as a result of any default by such Lender under this Agreement.

(c)Return of Payments.

(i)If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

(ii)If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any Debtor Relief Law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

13.6Dissemination of Information

Upon request by a Lender, Agent will distribute promptly to such Lender, unless previously provided by Borrower to such Lender, copies of all notices, schedules, reports, projections, financial statements, agreements and other material and information, including, without limitation, financial and reporting information received from Borrower or generated by a third party (and excluding only internal information generated by PWB for its own use as a Lender or as Agent and any attorney-client privileged communications or work product), as provided for in this Agreement and the other Loan Documents as received by Agent.  Agent shall not be liable to any of the Lenders for any failure to comply with its obligations under this Section 13.6, except to the extent that such failure is attributed to Agent’s gross negligence or willful misconduct and results in demonstrable damages to such Lender as determined, in each case, by a court of competent jurisdiction on a final and non-appealable basis.

13.7Non-Funding Lender.

The failure of any Lender to make any Advance (the “Non-Funding Lender”) on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Advance, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” for any voting or consent rights under or with respect to any Loan Document.  At Borrower’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the rights of that Non-Funding Lender to make Advances hereunder for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Lender Addition Agreement.

13.8Taxes

(a)Subject to Section 13.8(g), any and all payments by or on account of any obligations of Borrower to each Lender or Agent under this Agreement or any other Loan

Document shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (including penalties, interest and additions to tax), imposed by any Governmental Authority in the United States, excluding, in the case of each Lender and Agent, (i) such taxes (including income taxes or franchise taxes) as are imposed on or measured by the net income, overall receipts or total capital of such Lender or Agent, respectively, by the jurisdiction in which such Lender or Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof, and (ii) any branch profits taxes imposed by the United States of America (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b)In addition, Borrower shall pay to the relevant Governmental Authority in the United States any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)Subject to Section 13.8(g), Borrower shall indemnify and hold harmless each Lender and Agent for the full amount of any and all Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction in the United States on amounts payable under this Section 13.8) paid or payable by such Lender or Agent and any liability (other than any penalties, interest, additions, and expenses that accrue both after the 180th day after the receipt by Agent or such Lender of written notice of the assertion of such Taxes or Other Taxes and before the date that Agent or such Lender provides Borrower with a certificate relating thereto pursuant to Section 13.8(l)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  Payments under this indemnification shall be made within ten (10) days from the date any Lender or Agent makes written demand therefor.

(d)If Borrower shall be required by applicable law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or Agent, then, subject to Section 13.8(g):

(i)the sum payable shall be increased to the extent necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 13.8), such Lender or Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

(ii)Borrower shall make such deductions; and

(iii)Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(e)Within ten (10) days after the date of any payment by Borrower of Taxes or Other Taxes to a Governmental Authority, Borrower shall furnish to Agent (and the applicable Lender) the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to Agent (and the applicable Lender).

(f)Each Lender and Agent that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income or is otherwise a "foreign person" within the meaning of Treasury Regulation Section 1.1441-1(c) (a “Non-U.S. Lender”) shall deliver to Borrower and Agent (or, in the case of an assignment that is not disclosed to Borrower in accordance with the provisions of Section 12.2, solely to the assigning Lender and Agent  and Agent shall deliver to Borrower) two (2) copies of each applicable U.S. Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8IMY or Form W-8ECI, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender which claims and establishes such Non-U.S. Lender is completely exempt from United States federal withholding tax on all payments by Borrower under this Agreement and the other Loan Documents.  Such forms mustl be delivered by each Non-U.S. Lender to Borrower and approved by Borrower on or before the date such Non-U.S. Lender becomes a party to this Agreement.  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  In addition to properly completing and duly executing Forms W-8BEN, Form W-8BEN-E, or W-8IMY (or any subsequent versions thereof or successor thereto), if such Non-U.S. Lender is claiming an exemption from withholding of United States Federal income tax under Section 871(h) or 881(c) of the Code, such Lender hereby represents and warrants that (A) it is not a “bank” within the meaning of Section 881(c) of the Code, (B) it is not subject to regulatory or other Applicable Law as a bank in any jurisdiction, (C) it has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental securities law or other Applicable Law, (D) it is not a “10 percent shareholder” within the meaning of Section 871(h)(3)(B) of the Code of Borrower, (E) it is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and (F) none of the interest arising from this Agreement constitutes contingent interest within the meaning of Section 871(h)(4) or Section 881(c)(4) of the Code and such Non-U.S. Lender agrees that it shall provide Agent, and Agent shall provide to Borrower (or, in the case of an assignment that is not disclosed to Borrower in accordance with the provisions of Section 12.2, solely to the assigning Lender and Agent and Agent shall deliver to Borrower), with prompt notice at any time after becoming a Lender or Agent hereunder that it can no longer make the foregoing representations and warranties.  Each Non-U.S. Lender shall promptly notify Borrower (or, in the case of an assignment that is not disclosed to Borrower in accordance with the provisions of Section 12.2, solely to the assigning Lender and Agent and Agent shall deliver to Borrower) at any time it determines that it is no longer in a position to provide any previously delivered form or certificate (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this section, a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection that such Non-U.S. Lender is not legally able to deliver.  Each Lender who makes an assignment pursuant to Section 12.2 where the assignment and assumption agreement is not delivered to Borrower shall indemnify and agree to hold Agent, Borrower and the other Lenders harmless from and against any United States federal withholding tax, interest and penalties that would not have been imposed but for (i) the failure of the Transferee that received such assignment under Section 12.2 to comply with this Section 13.8(f) or (ii) the failure of such Lender to withhold and pay such tax at the proper rate in the event such Transferee does not comply with this Section 13.8(f) (or complies with Section 13.8(f) but delivers forms indicating it is entitled to a reduced rate of such tax).  Upon Borrower’s reasonable request, any Lender or Agent that is a U.S. Person shall deliver to Borrower and Agent (i) a properly prepared and duly executed U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, certifying that such Person is entitled to receive any and all payments under this Agreement and each other Loan Document free and clear from withholding of United States federal income taxes and (ii) such other reasonable documentation as will enable Borrower and/or Agent to determine whether or not such Person is subject to backup withholding or information reporting requirements.  Each Person that shall become a Participant pursuant to Section 12.2 shall, on or before the date of the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this Section 13.8(f) and Section 13.8(h), and shall make the representations and warranties set forth in clauses (A) – (F) above, provided that the obligations of such Participant, pursuant to this Section 13.8(f) and Section 13.8(h), shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

(g)Borrower will not be required to pay any additional amounts in respect of Taxes withheld pursuant to Section 13.8(d) to any Lender or Agent or to indemnify any Lender or Agent pursuant to Section 13.8(c) to the extent that (i) the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations under Section 13.1(f) for any reason; (ii) with respect to a Lender or Agent, the obligation to withhold amounts with respect to Taxes existed on the date such Persons became a party to this Agreement or, with respect to payments to a lending office newly designated by a Lender (a “New Lending Office”), the date such Lender designated such New Lending Office with respect to the applicable Loan; (iii) the Internal Revenue Service has determined (which determination shall be final and non-appealable) that such Lender or Agent is treated as a “conduit entity” within the meaning of Treasury Regulation Section 1.881-3 or any successor provision; provided, however, nothing contained in this clause (iii) shall preclude the payment of additional amounts or indemnity payments by Borrower to the person for whom the “conduit entity” is acting; (iv) such Lender is claiming an exemption from withholding of United States Federal income tax under Sections 871(h) or 881(c) of the Code but is unable at any time to make the representations and warranties set forth in clauses (A) – (F) of Section 13.8(f); or (v) with respect to any Non-U.S. Lender, such Lender has notified Borrower pursuant to Section 13.8(f) it is not legally able to deliver an exemption form or certificate or that a previously delivered exemption form or certificate is no longer valid.

(h)Each Non-U.S. Lender agrees to provide Borrower and Agent, upon the reasonable request of Borrower, such other forms or documents as may be reasonably required under applicable law in order to establish an exemption from or eligibility for a reduction in the rate or imposition of Taxes or Other Taxes.

(i)If Borrower is required to pay additional amounts to or for the account of any Lender or Agent pursuant to this Section 13.8, then such Lender or Agent shall use its reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by Borrower or to designate a Lending Office from a different jurisdiction (if such a Lending Office exists) so as to eliminate or reduce any such additional payments by Borrower which may accrue in the future if such filing or changes in the reasonable judgment of such Lender or Agent, would not require such Lender to disclose information such Lender deems confidential and is not otherwise disadvantageous to such Lender or Agent.

(j)If Agent or a Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 13.8, it shall promptly pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 13.8 with respect to the Taxes or Other Taxes giving rise to such refund) and any interest paid by the relevant Governmental Authority with respect to such refund, provided, that Borrower, upon the written request of Agent or such Lender, shall repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay the applicable refund to such Governmental Authority. Agent and each Lender shall, upon request by Borrower and at the sole cost and expense of Borrower, use commercially reasonable efforts to obtain any such refund to which it might be entitled.

(k)Notwithstanding anything herein to the contrary, if Agent is required by law to deduct or withhold any Taxes or Other Taxes or any other taxes from or in respect of any sum payable to any Lender by Borrower or Agent, Agent shall not be required to make any gross-up payment to or in respect of such Lender, except to the extent that a corresponding gross-up payment is actually received by Agent from Borrower.

(l)Any Lender claiming reimbursement or compensation pursuant to this Section 13.8 shall deliver to Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder.

(m)The agreements and obligations of Borrower in this Section 13.8 shall survive the payment of all other Obligations.

13.9Brokers; Payment of Commissions

Each party represents and warrants to the other that no consultant, advisor, broker, agent, finder or intermediary has acted on its behalf in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby.  Each party agrees to pay the compensation, if any, due to any Person claiming any commission or finder’s fee or other compensation as a result of any actions by such Person for or on behalf of such party.

13.10Patriot Act

Each Lender that is subject to the requirements of the Patriot Act and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Agent and each Lender to identify Borrower in accordance with the Patriot Act.  Borrower shall, promptly following a written request by Agent or any Lender, cooperate with such Lender or Agent in providing all reasonable documentation and other information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

13.11Amendment and Restatement

Reference is made to the Existing Loan Agreement.  Borrower acknowledges and agrees that (a) Lenders and Agent are the owners and holders of the Existing Loan Agreement and the other Loan Documents (as defined in the Existing Loan Agreement), and the Indebtedness evidenced therein, (b) this Agreement is an amendment and restatement of the Existing Loan Agreement, and (c) the Collateral is and shall remain subject to the security interests, liens and rights arising under the Existing Loan Agreement.  With respect to matters relating to the period prior to the Closing Date, all of the provisions of the Existing Loan Agreement and the security agreements, pledge agreements, guarantees, and other documents, instruments and agreements (including, without limitation, any of the Loan Documents) executed in connection therewith, are each ratified and confirmed and shall remain in full force and effect as modified by this Agreement.  This Agreement, however, is in no way intended, nor shall it be construed, to affect, replace, impair or extinguish the creation, attachment, perfection or priority of the security interests in, and other Liens on, the Collateral, which security interests and other Liens Borrower, by this Agreement, acknowledges, reaffirms and confirms to Agent and Lenders.  In addition, except as otherwise provided herein, all obligations and liabilities and indebtedness created or existing under, pursuant to, or as a result of, the Existing Loan Agreement shall continue in existence within the definition of “Obligations” under this Agreement, which obligations, liabilities and indebtedness of Borrower, by this Agreement, acknowledges, reaffirms and confirms.  Borrower agrees that any outstanding commitment or other obligation to make advances or otherwise extend credit or credit support to any Person pursuant to the Existing Loan Agreement is superseded by, and renewed and consolidated under, this Agreement.

13.12RELEASE

FOR AND IN CONSIDERATION OF AGENT AND LENDERS’ AGREEMENTS CONTAINED HEREIN, BORROWER (“RELEASOR”) HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER WAIVES AND DISCHARGES  AGENT  AND LENDERS WHO ARE PARTIES TO THE LOAN AGREEMENT AS OF THE DATE HEREOF (INDIVIDUALLY AND COLLECTIVELY, THE “RELEASED PARTIES”) FROM ALL POSSIBLE CLAIMS, COUNTERCLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES AND LIABILITIES WHATSOEVER, WHETHER KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT OR CONDITIONAL OR AT LAW OR IN EQUITY, IN WHOLE OR IN PART, ARISING ON OR BEFORE THE DATE HEREOF THAT RELEASOR MAY NOW OR HEREAFTER HAVE AGAINST THE RELEASED PARTIES, IF ANY, IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS OR OTHERWISE, INCLUDING WITHOUT LIMITATION ARISING  DIRECTLY OR INDIRECTLY FROM THE ORIGINAL LOAN AGREEMENT, THE EXISTING LOAN AGREEMENT, ANY OF THE LOAN DOCUMENTS, THE INVENTORY LOAN DOCUMENTATION (AS DEFINED IN THE EXISTING LOAN AGREEMENT), THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER ANY OF THE LOAN DOCUMENTS OR INVENTORY LOAN DOCUMENTATION (AS DEFINED IN THE EXISTING LOAN AGREEMENT) AND/OR NEGOTIATION FOR AND EXECUTION OF THIS  AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OF THE INVENTORY LOAN DOCUMENTATION (AS DEFINED IN THE EXISTING LOAN AGREEMENT),

INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE, EXCEPT AS IT RELATES TO AGENT OR LENDERS PERFORMING ITS OR THEIR OBLIGATIONS UNDER THIS AGREEMENT OR THE NOTE FROM AND AFTER THE DATE HEREOF.  RELEASOR  WAIVES THE BENEFITS OF ANY LAW, WHICH MAY PROVIDE IN SUBSTANCE: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY IT MUST HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE DEBTOR.” RELEASOR UNDERSTANDS THE FACTS IT BELIEVES TO BE TRUE AT THE TIME OF MAKING THE RELEASE PROVIDED FOR HEREIN MAY LATER TURN OUT TO BE DIFFERENT THAN IT NOW BELIEVES, AND INFORMATION NOT NOW KNOWN OR SUSPECTED MAY LATER BE DISCOVERED.  RELEASOR ACCEPTS THIS POSSIBILITY AND ASSUMES THE RISK OF THE FACTS TURNING OUT TO BE DIFFERENT AND NEW INFORMATION BEING DISCOVERED AND FURTHER AGREES THE RELEASE PROVIDED FOR HEREIN SHALL IN ALL RESPECTS CONTINUE TO BE EFFECTIVE AND NOT SUBJECT TO TERMINATION OR RESCISSION BECAUSE OF ANY DIFFERENCE IN SUCH FACTS OR ANY NEW INFORMATION.

13.13Exculpation.

Subject to the qualifications below, Agent shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein a money judgment of more than $7,500,000 of outstanding Obligations shall be sought against Borrower, except that Agent and Lender may bring an action for specific performance or any other appropriate action or proceeding to enable Agent to enforce and realize upon its interest and rights to the Collateral securing the Loan; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding in excess of $7,500,000 shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral given to Agent, and Agent shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with any Loan Document.  The provisions of this Section 13.13 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any Loan Document; (b) affect the validity or enforceability of any of the Loan Documents or any of the rights and remedies of Agent thereunder; (c) constitute a prohibition against Lender to commence any other appropriate action or proceeding in order for Lender to fully realize the security granted by the Collateral; or (d) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any actual, out-of-pocket loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i)any willful or intentional misrepresentation or gross negligence by Borrower in connection with the Loan;

(ii)any acts of fraud, misappropriation of funds or theft by Borrower;

(iii)any unauthorized, consensual and intentional transfer, assignment, sale or encumbrance of any Collateral under the Loan caused by the acts or omissions of Borrower, other than as permitted under the Loan Documents;

(iv)any material damage, destruction or waste to any Collateral or the Resort caused by the acts or omissions of Borrower, its agents or employees;

(v)the removal or disposal by, or at the direction of Borrower, of any portion of the Collateral, other than as permitted under the Loan Documents;

(vi)any failure by Borrower to pay taxes, assessments, or other charges affecting the Resort or any Collateral as may be required by Borrower pursuant to the Loan Agreement;

(vii)any failure by Borrower to maintain insurance as required by Borrower pursuant to the Loan Agreement;

(viii)the misapplication or conversion by Borrower of (A) any insurance proceeds received by Borrower which are paid by reason of any loss, damage or destruction to the Collateral, or (B) any awards or other amounts received by Borrower in connection with the condemnation of all or a portion of the Resort in violation of the Loan Documents, in each of the foregoing clauses (A) and (B) only to the extent of proceeds received or misapplied by Borrower; and/or

(ix)any failure by Borrower to prepare and record Collateral Assignments for each Pledged Receivable in each applicable jurisdiction at its sole cost and expense,

Notwithstanding anything to the contrary in this Agreement or any of the Loan Documents, (A)  Agent shall not be deemed to have waived any right which Agent may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations in accordance with the Loan Documents, and (B) Agent’s agreement not to pursue personal liability of Borrower as set forth above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Obligations shall be fully recourse to Borrower in the event that one or more of the following occurs:

(i)Borrower files a voluntary petition under any Debtor Relief Law or consents to any such filing, or commences a proceeding for the appointment of a receiver, trustee, liquidator or conservator of Borrower or of the whole or any substantial part of the Collateral or the Resort or the whole or any substantial part of Borrower’s assets;

(ii)an officer, director, representative or Person which controls, directly or indirectly, Borrower, files, or joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person;

(iii)Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against Borrower, by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person;

(iv)in any case or proceeding under the Bankruptcy Code or in any other judicial proceeding, Borrower makes application to a court to (A) declare that all or any portion of the lien of Agent or the Obligations of Borrower to pay principal and interest as specified in the Loan Documents be rescinded, set aside, or determined to be void or unenforceable, or (B) modify any of the terms of any of the Loan Documents without Agent’s consent;

(v)the voluntary dissolution or liquidation of the Borrower;

Borrower or any of its Affiliates asserts any claim, defense or offset against Agent that Borrower has waived or agreed not to assert.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties has duly executed this Loan and Security Agreement as of the date first written above.

BORROWER:

BLUEGREEN VACATIONS CORPORATION

By:
/s/ Raymond S. Lopez
Name: Raymond S. Lopez
Title: Executive Vice President, Chief Operating Officer, Chief Financial Officer, and Treasurer

Bluegreen Vacations Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida  33431

Attention:  Raymond S. Lopez

     EVP, COO, CFO andTreasurer

AGENT AND LENDER:

PACIFIC WESTERN BANK

By: /s/ Brian Petronis
Name: Brian Petronis
Title: SVP, Portfolio Manager

Pacific Western Bank
5404 Wisconsin Avenue, 2nd Floor
Chevy Chase, Maryland 20815
Attn:  SFG – Portfolio Manager